UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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The Southern Company

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2022 Notice of Annual Meeting of Stockholders &	Proxy Statement

Southern Company is a holding company that conducts its business through its subsidiaries; accordingly, unless the context otherwise requires, references in this proxy statement to Southern Company’s operations, such as generating activities, GHG emissions and employment practices, refer to those operations conducted through its subsidiaries.

See Appendix A - Definitions of Key Terms on page 111 for many key terms and acronyms used in this proxy statement.

Our Mission

Building the future of energy

For more than a century, we’ve been providing clean, safe, reliable and affordable energy to the customers and communities we’re privileged to serve. Through industry-leading innovation and a commitment to a net-zero future, we’re delivering sustainable and resilient energy solutions that help to drive growth and prosperity.

Our Values

How we do our work is just as important as what we do. Our uncompromising values are key to our sustained success. They guide our behavior and ensure we put the needs of those we serve at the center of all we do.

At Southern Company, Our Values will guide us to make every decision, every day, in the right way.

Safety First	We believe the safety of our employees and customers is paramount. We will perform and maintain every job, every day, safely.

Unquestionable Trust	Honesty, respect, fairness and integrity drive our behavior. We keep our promises, and ethical behavior is our standard.

Superior Performance	We are dedicated to superior performance throughout our business. We will continue our strong focus on innovative solutions, improving how we run our business and our commitment to environmental stewardship.

Total Commitment	We are committed to the success of our employees, our customers, our stockholders and our communities. We fully embrace, respect and value our differences and diversity.

Our Code of Ethics

Our Code of Ethics defines our culture. It guides behavior and makes Our Values come to life every day. These ethical guidelines apply to all of us and remind us that how we do our jobs is just as important as what we do.

►	Learn more at www.southerncompany.com/about/governance/values-and-ethics.html

New or notable in this proxy statement

►	Environmental and social highlights that are of interest to our investors and other stakeholders
►	Extensive stakeholder engagement efforts that include independent Director participation and how we have responded to feedback
►	Enhanced Board skills and Board diversity disclosures
►	Board oversight of ESG
►	Board oversight of cybersecurity
►	Operational goals for annual incentive awards promote our sustainable business model and align with key ESG matters
►	GHG reduction goal that is a component of the CEO’s long-term equity incentive compensation program

Letter from our Chairman and Chief Executive Officer

Dear Fellow Stockholders:

You are invited to attend the Southern Company 2022 Annual Meeting of Stockholders at 10:00 a.m., ET, on Wednesday, May 25, 2022 at The Lodge Conference Center, Callaway Gardens, Pine Mountain, Georgia. We are pleased to welcome our stockholders back to an in-person annual meeting and look forward to discussing Southern Company’s 2021 performance. We will also webcast the meeting for those that are not able to attend in person.

2021 was an outstanding year for Southern Company. We benefited from strong customer growth, improving retail trends and continued investment in our state rate-regulated utilities.

Our businesses were not immune to lingering pandemic-related complications, inflationary pressures and a tight labor market. However, through innovation, strategic planning and effective execution, we were able to manage through the challenges.

With a solid financial outlook and premier, state-regulated electric and gas utility franchises that are industry leaders for operational performance and customer satisfaction, we believe we are well-positioned to continue that momentum.

Focus on Our Sustainable Business Strategy

Knowing that tomorrow’s needs are on today’s doorstep, Southern Company is aggressively working to bolster the sustainability of our business for the long term. We continue to make solid progress toward our net zero emissions goal by transforming our generation fleet, researching next-generation energy technologies and constructing the first new nuclear units to be built in the U.S. in more than three decades. As we make these transitions, we remain focused on maintaining a reliable and resilient system and striving for an equitable future for our employees, customers and communities we serve.

We continued to make meaningful progress at Plant Vogtle Units 3 and 4, and we are entering the final stages of testing for Unit 3. The project has continued to face challenges which have added to our project timelines and costs. Our priority is bringing these units online safely, after which they are expected to serve as reliable carbon-free energy resources for customers for the next 60 to 80 years.

Value and Develop Our People

Southern Company’s mission is to provide clean, safe, reliable and affordable energy to customers and communities. Our more than 27,000 employees work hard every day to deliver smart solutions anchored in remarkable service, resilience and safety.

In early 2022, we were recognized by Fortune magazine as one of the World’s Most Admired Companies. This recognition is a testament to the people across our enterprise who are making thousands of good decisions every day in alignment with our core values of Safety First, Unquestionable Trust, Superior Performance and Total Commitment.

In addition, Southern Company has been named the number two Best Large Employer in America by Forbes magazine. Of the 500 large employers included in the ranking, Southern Company was first among energy industry peers, first among Georgia-based companies and first in the entire Southeast. This recognition is especially significant because it was based directly on employee feedback.

These accolades are a tangible result of our commitment to value and develop our people, and our efforts to create a workplace where all groups are well-represented, included and treated fairly, and where everyone feels welcomed, valued and respected.

Excel at the Fundamentals

The foundation of our business remains strong. With performance characterized by outstanding fundamentals, high customer satisfaction, operational excellence and constructive regulatory relationships, our success is the direct result of an unwavering emphasis on the core values that have shaped our Company’s identity since its inception.

2	Southern Company 2022 Proxy Statement

Letter from our Chairman and Chief Executive Officer

At Southern Company, our vision is rooted in knowing energy provides an opportunity for people to live more comfortable and connected lives, fuels businesses that are shaping industries and creates possibilities for future generations. We put our vision in motion by placing our customers and communities at the center of everything we do. Understanding their needs and going out of our way to prepare them for what is ahead, our mission remains the same–provide clean, safe, reliable and affordable energy.

Our customer-focused business model continues to be the cornerstone for delivering value to customers and stockholders alike, and our management team is experienced and motivated, with a long track record of successfully executing on this time-tested model. We believe our Company is poised for continued success, both today and in the years ahead.

We hope you can join us at the annual meeting. A webcast of the annual meeting will be available at investor.southerncompany.com starting at 10:00 a.m., ET, on Wednesday, May 25, 2022. A replay will be available following the meeting.

Your vote is important. We urge you to vote as soon as possible by internet or by telephone or, if you received a paper copy of the proxy form by mail, by signing and returning the proxy form.

We are grateful for your continued support of Southern Company. It is a privilege to serve you.

Thomas A. Fanning Chairman, President and Chief Executive Officer April 15, 2022

Letter from our Independent Directors

Dear Fellow Stockholders:

As independent Directors, we strive to govern Southern Company in a prudent and transparent manner with a commitment to sound governance principles. We thank you for the trust you place in us.

Oversight of Strategy

The energy industry is changing, driven by the advent of new technologies as well as the focus on decarbonization by customers, investors and other stakeholders. Southern Company’s objective is to develop business strategies that help customers and communities shift to a new energy economy.

One of our Board’s primary responsibilities is overseeing Southern Company’s strategy of maximizing long-term value to stockholders through a customer-focused business model that prioritizes the provision of clean, safe, reliable and affordable energy. At each Board meeting and during our regular strategy sessions, we contribute to management’s strategic plan by engaging senior leadership in robust discussions about overall strategy, business priorities, long-term risks and growth opportunities.

In 2021, the Company made significant progress toward its net zero by 2050 goal by announcing plans to retire or repower with natural gas a significant portion of the system’s coal generating facilities, pending regulatory approval. The Board continues to work closely with management on this meaningful shift, with focus given to capital allocation for replacement capacity and grid enhancements, community and employee impacts and advocacy for policies to help mitigate the transition burden on customers.

A key element of Southern Company’s decarbonization strategy is the construction of Plant Vogtle Units 3 and 4. Once complete, these units are expected to serve customers with carbon-free electricity for the next 60 to 80 years. While the

Company made significant progress on the units in 2021, it also faced challenges leading to additional delays and cost increases. We are focused on our oversight of the project.

Board Composition and Governance

Board refreshment, Board diversity and meaningful Board succession planning are top of mind for our Board. Since March 2018, we have added five new independent Directors and six Directors have retired.

In 2021, we welcomed Kristine L. Svinicki to our Board. Ms. Svinicki brings nuclear, technology, energy policy, regulatory, cybersecurity and environmental experience and further strengthens our Board’s mix of skills, experiences and perspectives. Effective at the annual meeting, Juanita Powell Baranco will retire from the Board, and we thank her for her many years of dedicated service. The Board aims to further refresh its membership in the coming years, including a continued focus on diverse candidates, and has engaged a leading search firm to assist our evergreen search for Board candidates.

We fulfill our oversight responsibilities through our six standing committees and as a full Board. Each committee provides ongoing oversight for the most significant issues and risks designated to it, reports to the Board on its oversight activities and elevates review of key matters to the Board as appropriate. We continually assess committee structures and responsibilities to help ensure alignment with existing and emerging focus areas, including ESG, for our Company and industry. In this year’s proxy statement, we enhanced disclosure of the individual qualifications, skills, attributes and experience of our Directors to further demonstrate our efforts to maintain a fit-for-purpose Board.

4	Southern Company 2022 Proxy Statement

Letter from our Independent Directors

Diversity, Equity and Inclusion

We recognize that Southern Company’s talent is one of its greatest strengths, and the Company has a strong track record of employee engagement and retention. Workforce sustainability topics, including DE&I, are regularly discussed by the Board and its committees. As we think longer-term, we believe that a diverse, equitable and inclusive corporate culture brings broader perspectives, greater innovation, richer thinking and wider cultural bandwidth.

We also recognize the importance of racial equity and inclusion within the communities Southern Company serves. At a time of transformation in our industry, we believe that companies with a clear sense of purpose combined with a culture that embraces change, engages in healthy debate and encourages innovation will be the most adaptable.

Stakeholder Engagement

We maintain our focus on understanding and responding to the viewpoints of our investors and other stakeholders. We support management’s efforts to engage with a broad set of stakeholders and its recent enhancements to the Company’s ESG disclosures in response to stakeholder interest. On behalf of the Board, independent Directors also remain committed to direct engagement with our largest stockholders. In 2021 and early 2022, independent Directors directly engaged (without the CEO present) with stockholders representing over 25% of our outstanding shares.

Thank you for the trust you place in us. By helping management address near-term priorities and challenges while maintaining a long-term outlook, we are best able to support our common goal of creating enduring long-term value for customers, employees and stockholders alike. We are grateful for the opportunity to serve Southern Company on your behalf.

Dr. Janaki Akella	Juanita Powell Baranco	Henry A. Clark III	Anthony F. Earley, Jr.	David J. Grain

Colette D. Honorable	Donald M. James	John D. Johns	Dr. Dale E. Klein	Dr. Ernest J. Moniz

William G. Smith, Jr.	Kristine L. Svinicki	E. Jenner Wood III

Notice of Annual Meeting of Stockholders of Southern Company

DATE AND TIME Wednesday, May 25, 2022 10:00 a.m., ET

Items of Business

Stockholders are being asked to vote on the agenda items described below and to consider any other business properly brought before the 2022 annual meeting and any adjournment or postponement of the meeting.

Elect 13 Directors

Conduct an advisory vote to approve executive compensation, often referred to as a Say on Pay

Ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2022

Consider a stockholder proposal, if properly presented at the meeting

PLACE The Lodge Conference Center at Callaway Gardens, 4500 Southern Pine Drive, Pine Mountain, Georgia 31822

RECORD DATE
Stockholders of record at the close of business on March 28, 2022 are entitled to attend and vote at the annual meeting. On that date, there were 1,063,221,621 shares of common stock of Southern Company outstanding and entitled to vote.

On April 15, 2022, these proxy materials and our annual report are being mailed or made available to stockholders.

Every Vote is Important to Southern Company

We have created an annual meeting website at southerncompanyannualmeeting.com to make it easy to access our 2022 annual meeting materials. At the annual meeting website, you can find an overview of the items to be voted, the proxy statement and the annual report to read online or to download, as well as a link to vote your shares.

Even if you plan to attend the annual meeting and vote in person, please vote as soon as possible by internet or by telephone or, if you received a paper copy of the proxy form by mail, by signing and returning the proxy form.

VOTE BY MAIL If you received a paper copy of the proxy form by mail, you can mark, sign, date and return the proxy form in the enclosed, postage-paid envelope.

VOTE BY INTERNET OR TELEPHONE

Voting by internet or by telephone is fast and convenient, and your vote is immediately confirmed and tabulated.

Internet www.proxyvote.com (24/7)

Telephone 1-800-690-6903 (24/7)

By Order of the Board of Directors
April 15, 2022

Important Notice Regarding the Availability of Proxy Materials for the 2022 Annual Meeting of Stockholders to be held on May 25, 2022: The proxy statement and the annual report are available at investor.southerncompany.com.

6	Southern Company 2022 Proxy Statement

Our Company

We are one of America’s premier energy companies, with approximately 43,000 megawatts (MW) of electric generating capacity and 1,500 billion cubic feet of combined natural gas consumption and throughput volume serving 9 million customers through our subsidiaries, a competitive generation company serving wholesale customers across America and a nationally recognized provider of customized energy solutions, as well as fiber optics and wireless communications.

43,000 MW
of generating capacity

Capabilities in
50 States

9 Million
customers

More than
27,000
employees

7
electric & natural gas utilities

Major Subsidiaries
1.5 million electric utility customers	2.7 million electric utility customers	191,000 electric utility customers
12,400 MW of wholesale solar, wind, natural gas and clean alternative technology provider in 14 states	A national leader in distributed infrastructure technologies doing business nationwide	An innovative leader among the nation’s nuclear energy industry
Wireless communications service	4.3 million natural gas distribution customers across four state-regulated, wholesale and retail energy businesses and gas storage facilities in the U.S.

	► Atlanta Gas Light (GA)	► Nicor Gas (IL)
	► Chattanooga Gas (TN)	► Virginia Natural Gas (VA)

See the inside back cover of this proxy statement for a map of our service territories.

Our Strategy

We are one of America’s premier energy companies, delivering clean, safe, reliable and affordable energy to our electric and natural gas customers through our state regulated utilities. Our strategy is to maximize long-term value to stockholders through a customer-, community- and relationship-focused business model that is designed to produce sustainable levels of return on energy infrastructure.

Our Decarbonization Efforts

Southern Company is committed to providing clean, safe, reliable and affordable energy, with a focus on reducing GHG emissions. Since 2007, coal-generated energy as a percentage of our energy mix has declined from 69% to 21%, and energy generated from carbon-free sources has more than doubled from 15% to 31%.

ANNUAL ENERGY MIX

►	Annual energy mix represents all of the energy the Southern Company system uses to serve its retail and wholesale customers during the year. It is not meant to represent delivered energy mix to any particular retail customer or class of customers. Annual energy mix percentages include non-affiliate power purchase agreements.
►	Renewables/Other category includes wind, solar, hydro, biomass and landfill gas.
►	With respect to certain renewable generation and associated renewable energy credits (RECs), to the extent an affiliate of Southern has the right to the RECs associated with renewable energy it generates or purchases, it retains the right to sell the energy and RECs, either bundled or separately, to retail customers and third parties.
►	Electric demand in 2020 was reduced by COVID-19 impacts and mild weather. Low natural gas prices in 2020 gave the natural gas generating fleet favorable economics relative to most coal units, displacing additional coal generation.

Our 2021 Performance

Our goal is to deliver long-term value to stockholders with appropriate risk-adjusted TSR. During 2021, retail sales recovered to pre-pandemic levels, Georgia Power made meaningful progress at Plant Vogtle Units 3 and 4, we notified state environmental agencies of our intention to retire a number of coal generation units and we executed our financial plan. Underpinning these successes is our commitment to excel at the fundamentals, which includes prioritizing customer service and focusing on the well-being of our employees.

Delivered Strong Financial Results and Created Value for Stockholders

►	We reported adjusted EPS above the top end of our guidance range for 2021. Weather-normalized retail sales recovered to 2019 pre-pandemic levels, commensurate with economic recovery from the COVID-19 pandemic in our service territories. In addition, we experienced strong customer growth bolstered by in-migration into the Southeast and we achieved constructive regulatory outcomes.
►	We increased our dividend for the 20th consecutive year, with a dividend yield as of year-end 2021 at 3.8%.
►	We continued to focus on our regulated businesses by divesting of non-core assets such as Sequent Energy and terminating investment in new pipeline construction.
►	We effectively executed our capital plan and maintained discipline around our credit metrics.

EARNINGS PER SHARE ($)	DIVIDENDS PAID PER SHARE ($)

For a reconciliation of adjusted EPS to EPS under GAAP, see page 108.

Demonstrated Progress Toward our Net Zero by 2050 Goal

Our strategy includes the continued development of a diverse portfolio of energy resources to serve customers and communities reliably and affordably with a focus on reducing GHG emissions.

►	The work of planning, transitioning and operating our system to meet our decarbonization goals will require continued active and constructive engagement with government officials, investors and a wide variety of other public and private stakeholders. Our success will require the support of policies that encourage and advance innovation while protecting the reliability, resiliency and affordability of the service we provide to our customers.
►	We made significant progress toward our interim goal to reduce GHG emissions by 50% from 2007 levels by 2030, as we move forward to our long-term goal of net zero by 2050. We reported that 2021 emissions were 47% below 2007 levels, and we expect to consistently achieve GHG reductions of greater than 50% as early as 2025, a full five years earlier than our interim goal.
►	In 2021, we indicated our intent to retire or repower with natural gas a significant portion of our remaining coal generating fleet. Pending regulatory approval, we expect to have only eight coal units remaining by the end of 2028, down from 66 in 2007, with further reductions expected by 2035.
►	We added 1,100 MW of renewable generation and energy storage in 2021, including projects at our regulated subsidiaries and Southern Power.
►	We continue to enhance our reporting on ESG topics, including climate-related disclosure aligned with the Task Force on Climate-Related Financial Disclosures (TCFD) recommendations. We currently report all material Scope 1 and 2 emissions and have engaged an independent auditor to provide third-party verification for the years 2020 and 2021. We also continue to assess and expand Scope 3 reporting, including working with a consultant to better understand our upstream and downstream emissions from natural gas.

8	Southern Company 2022 Proxy Statement

Our 2021 Performance

Excelled at the Fundamentals

►	Our operating subsidiaries continued to rank in the top quartile on the Customer Value Benchmark Survey and were recognized among the most highly rated utilities for customer satisfaction by J.D. Power.
►	We remained focused on the reliability of our system and exceeded our targets for electricity generation, power delivery and gas pipelines.
►	We sustained outstanding operational performance throughout the year, with rapid service restoration following Winter Storm Uri. Mississippi Power’s storm team of approximately 1,000 linemen, engineers and support personnel safely and quickly restored power to its customers, with assistance from our Georgia Power and Alabama Power utilities. Our PowerSecure subsidiary, a leading developer, installer and operator of microgrids in the U.S., delivered 97.7% run-time reliability to its customers throughout Texas and the Southwest (including hospitals, nursing homes, military installations, data centers, municipalities and large industrial and retail customers).
►	We continued to enhance our cyber and physical security programs and operational resiliency through targeted technological deployments and all-hazards planning and testing.
►	We continued our long-term commitment to employee safety by concentrating efforts on safety processes, safety culture and risk reduction to prevent injuries. These programs resulted in a reduction to serious injuries and the best safety performance in our history. There were only 16 serious injuries during 2021 for our over 27,000 employees.

Continued Progress at Georgia Power’s Plant Vogtle Units 3 and 4 Construction Project

►	Our priority remains bringing Vogtle Units 3 and 4 safely online to provide Georgia with a reliable carbon-free energy resource for the next 60-80 years. We are committed to taking the time to “get it right” and will not sacrifice safety or quality to meet a schedule.
►	Major milestones were achieved during 2021, despite challenges at the site that led to schedule extensions.
►	We successfully completed Hot Functional Testing for Unit 3, which marked the last major milestone before Fuel Load and represents a significant step towards placing Unit 3 in service. Direct construction of Unit 3 is 99% complete as of January 31, 2022. At Unit 4, we completed the Integrated Flush process, achieved Initial Energization and began Open Vessel Testing. Direct construction on Unit 4 is 92% complete as of January 31, 2022.
►	Related to construction and productivity challenges, Georgia Power’s share of the total project capital cost forecast rose by $1.7 billion.

Emphasized Employee Well-Being

►	Our employees continued to feel the impact of the COVID-19 pandemic throughout 2021. Whether in the field or office, at home or in a hybrid posture, our employees delivered the highest level of customer service, despite significant winter and summer spikes in COVID-19 infection rates in our communities. We continued to dedicate significant resources, both directly and through our benefit plans, to help ensure the physical, financial, and emotional well-being of our workforce.
►	We enhanced training and workforce development opportunities to support employees at all levels and foster retention in an increasingly competitive landscape.
►	In 2021, we increased our efforts to recruit and develop diverse talent, with the goal of enhancing our ability to serve the diverse communities in our footprint. As part of our Moving to Equity framework, we instituted new system wide measures designed to prevent bias in recruiting and hiring practices.

Our TSR outperformed the Philadelphia Utility Index and the Dow Jones Industrial Average for the three-year period ended December 31, 2021. During 2021, we continued to deliver positive stockholder returns, and we have reliably demonstrated strong TSR performance over the long-term 25-year period, exceeding the other indices.

TOTAL SHAREHOLDER RETURN (ANNUALIZED)

	1-Year	3-Year	5-Year	25-Year
Southern Company	16.37%	21.07%	11.83%	11.84%
Philadelphia Utility Index	18.24%	15.44%	12.45%	9.64%
S&P 500 Index	28.68%	26.03%	18.44%	9.75%
Dow Jones Industrial Average	20.95%	18.47%	15.50%	9.63%
Source: Bloomberg using quarterly compounding as of December 31, 2021.

Our Environmental and Social Highlights

Our GHG Reduction Goals

We have set an interim goal to reduce system-wide GHG emissions by 50% by 2030 (from 2007 levels) and a long-term goal of net zero emissions by 2050. In 2021, we achieved a 47% reduction in GHG emissions relative to 2007 levels. We expect to sustainably reach our 50% reduction goal as early as 2025.

We believe our path to net zero will be achieved through:

►	Continued coal transition	►	Negative carbon solutions
►	Utilization of natural gas to enable fleet transition	►	Enhanced energy efficiency initiatives
►	Further growth in portfolio of zero-carbon resources	►	Continued investment in R&D focused on clean energy technologies

During 2021, we indicated our intent to repower or retire a significant portion of our remaining coal generating fleet. By the end of 2028, pending regulatory approval, we expect to have eight coal units remaining, down from 66 in 2007, with further reductions anticipated by 2035.

Our Progress		Our Goals

2007	2021	2030	2050
GHG Emissions	47%	50%	Net Zero
Baseline	Reduction	Reduction	GHG Emissions

Protecting our Workforce

Over the past two years, our nation faced a global health pandemic, an economic downturn and social and political unrest. These events placed mental, physical and financial burdens on many of our employees. We faced each issue head-on and established a robust communication pipeline that kept employees informed and updated about issues facing the Company and the community.

►	In response to the unprecedented pandemic, we developed a COVID-19 Working Safely Playbook for Southern Company subsidiaries that was ultimately leveraged and deployed by several peer utilities. We continue to update this reference as we have learned more information about COVID-19 and how our workforce will coexist with it for the foreseeable future. Key elements included extensive CDC- and OSHA-compliant safety programs at our operational sites, coverage of all COVID-19 testing through our benefit plans, emotional and physical well-being toolkit and tips on maintaining an inclusive workplace while working from home.
►	We continued to leverage our existing innovative and comprehensive benefit programs and technologies for quick and easy remote access to physical, mental and financial help.
►	Throughout the year, we held regular town hall meetings that were led by the CEOs of our operating subsidiaries to facilitate ongoing and transparent communication with our employees. These town hall meetings often provided employees an opportunity to engage directly with leadership in Q&A sessions.
►	We helped ensure that leaders and our workforce were equipped to make the most of hybrid work settings through customized resources including training for managers and individual contributors that cover topics such as performance management, team building, and communication.
►	Through our enterprise-wide Voice of the Employee engagement survey, we continued to monitor employee engagement and sentiment, which remains stable compared to pre-pandemic surveys and above external benchmarks.

10	Southern Company 2022 Proxy Statement

Our Environmental and Social Highlights

We are a Citizen Wherever We Serve

We are committed to supporting and improving our communities while conducting business with honesty, integrity and fairness. Our commitments to safety, outreach and engagement allowed us to quickly respond to needs in our communities arising from the pandemic.

►	Our operating companies worked closely with customers offering special payment plans for those with past-due account balances and delaying disconnects.
►	We implemented health protocols that helped our field employees protect themselves, our customers and communities while continuing to provide essential electric and gas services and maintain reliability.

Our Commitment to Equity

In 2021, we strengthened our holistic approach to diversity, equity and inclusion and focused on building a healthy and diverse culture. We are proud of our ongoing commitment to foster racial and social justice in the communities we serve. We are committed to be a role model among companies forging change.

Following events in 2020 and 2021 highlighting racial and social injustice in our society, we have developed our Moving to Equity framework, posted on our website, which confirms our collective commitment to diversity, equity and inclusion. Key efforts include:

►	Talent: Committing to a diverse, equitable and inclusive workplace to better serve our customers and communities; increase and improve outreach, recruitment, hiring and retention of diverse groups at all levels of the workforce; help ensure equity in leadership development programs; and seek diverse candidate slates for all positions, including management roles
►	Work Environment: Committing to promote an actively anti-racist culture and to help ensure that all groups, and especially historically underrepresented and marginalized groups, are well-represented, included and fairly treated within all levels of the organization and that everyone feels welcomed, valued and respected
►	Community Investment and Social Justice: Committing $225 million through 2025 to advance racial equity and social justice in our communities with a focus on criminal justice, economic empowerment and the advancement of educational equality and energy justice
►	Political Engagement: Advocating for racial equity through our political engagement, policy positions and ongoing public dialogues
►	Supplier Diversity: Aiming to increase our minority business enterprise spend to 20% and total diverse spend to 30% by 2025 and committing to developing and doing business with more Black-owned businesses in our industry and communities

$1.5 billion

in diverse spend

We spend approximately $1.5 billion annually with diverse suppliers, representing approximately 25% of sourceable procurement spend.

>$110 million

in total giving for 2021

We make direct corporate contributions and endow and fund independent, non-profit company foundations that contribute to arts and culture, health and human services, civic and community projects, safety, education and the environment. Included in our total for 2021 was $66 million for social justice-related initiatives.

200,000

volunteer hours

In an average year, our retirees and employees dedicate approximately 200,000 hours of volunteer service to improve the communities we serve.

Our recently published 2021 Transformation Report chronicles the progress we are making through our Moving to Equity framework.

Our Environmental and Social Highlights

Our Commitment to Transparency

We recognize the value our investors and stakeholders place on transparency. Over the past year, we enhanced a number of ESG disclosures that are important to our stakeholders. Our website includes disclosure aligned to TCFD, the standards of the Sustainability Accounting Standards Board (SASB) and the Edison Electric Institute ESG/Sustainability Reporting Template. During 2021, we also began disclosing aggregated workforce representation data from our EEO-1 reports and have committed to update the disclosure annually. In early 2022, we enhanced our transparency around political engagement and expenditures.

In March 2022, we launched an enhanced Sustainability section on our website highlighting our ongoing efforts across our core sustainability priorities: Net Zero and Environmental Priorities; Reliability, Resilience and Affordability; Innovation; Workforce Sustainability; Diversity, Equity and Inclusion; and Community Relationships.

We actively review reports and ratings issued by ESG data providers and identify disclosures that can inform their analyses. As a result of these efforts, we have seen an increase in our ratings over the past few years.

►	We received an A rating from MSCI.
►	We earned a score of A- from the CDP Climate Change Disclosure for our environmental transparency and leadership within the North America region and thermal power generation sector. This represents a significant improvement since we restarted reporting to CDP in 2018. Additionally, we are one of only 12 companies in our sector worldwide to have attained a score of A- in 2021. No companies within our sector attained an A score.

We continue to engage with our investors and stakeholders to focus on providing meaningful and transparent disclosures.

Our Sustainable Financing Framework

In January 2021, we became the first large cap utility in the U.S. to publish a Sustainable Financing Framework, and across 2021 our subsidiaries issued or priced Green, Social and Sustainable bonds totaling $1.85 billion in principal amount. This framework highlights Southern’s ongoing commitment to a wide range of sustainability and social issues and should allow us to leverage our work in these areas to help optimize our balance sheet and benefit customers.

►	In January 2021, Southern Power issued a $400 million green bond with net proceeds allocated to fund development of its robust renewable energy portfolio.
►	In February 2021, Georgia Power issued a $750 million sustainability bond, the first for a U.S. domestic utility. With net proceeds allocated to fund sustainable projects such as spending with diverse and small business suppliers and investments in renewable energy projects, the bond aligns with our ongoing commitments to the community and the continued growth of Georgia Power’s solar portfolio, one of the largest voluntary renewable portfolios in the country.
►	In June 2021, Mississippi Power issued a $325 million sustainability bond with net proceeds to be allocated to fund sustainable projects such as spending with diverse and small business suppliers and investments in renewable energy projects.
►	In August 2021, Nicor Gas priced a $375 million social bond, the first for a utility in the U.S. private placement market. With up to a 14-month delayed draw period, the net proceeds will be allocated to fund spending with diverse and small business suppliers.

$5.3 billion

in green, social or sustainability bonds

Since 2015, the Southern Company system has issued or priced a combined total of nearly $5.3 billion in green, social or sustainability bonds, which ranked within the top five among all U.S. corporate non-financial ESG-labeled bond issuers as of the end of 2021.

12	Southern Company 2022 Proxy Statement

Our Environmental and Social Highlights

Our Human Capital Pillars

Diversity, Equity & Inclusion

We are committed to a diverse, equitable and inclusive workplace in order to best serve the diverse communities in our footprint. Our diversity, equity and inclusion (DE&I) efforts promote an inclusive and actively anti-racist culture as we strive to create a workplace where everyone feels welcomed, valued and respected, and all groups are well-represented, included and fairly treated within all levels of the organization.

We launched our Moving to Equity framework in 2020 that focuses on five key areas: talent, workplace environment, community investment and social justice, political engagement and supplier diversity. We recently published our 2021 Transformation Report to outline how we have and will continue to hold ourselves accountable in Moving to Equity.

Rewards & Well-Being

We invest in the well-being and engagement of our employees through a comprehensive total rewards strategy which includes compensation, benefits and employee well-being. Our well-being strategy focuses on:

►	Physical Well-Being: Providing employees with access to preventive care, wellness programs and healthcare.
►	Financial Well-Being: Helping employees with financial wellness across all stages of their career, as well as in retirement.
►	Emotional/Social Well-Being: Supporting employees’ emotional wellness and helping them to be fully engaged in life, family, their community and at work.

Our strategy helps to ensure all employees are paid market competitive salaries, are treated equitably (through regular pay equity, pay gap and glass ceiling studies), are eligible for annual incentive awards and have access to health and retirement benefits and best-in-class well-being programs.

Workforce Sustainability

We are meeting the evolving needs of the energy industry by developing a diverse, qualified and sustainable workforce to support community growth and inclusive economic development. We focus on having the right people with the right skills who perform their jobs safely to meet current and future business needs through collaboration with labor unions, skills training and targeted community and education partnerships. These efforts benefit the communities we serve and help provide sustainable jobs.

►	Safety First: We believe the safety of our employees and customers is paramount. We strive to perform and maintain every job, every day, safely. We demonstrate Safety First by focusing on safety risk mitigation, meeting and exceeding applicable laws and regulations and investing in research and cutting-edge safety technologies and processes.

Our Environmental and Social Highlights

Talent Development

The development of talent is a priority as we consider it critical to employee readiness, engagement and retention. Our talent processes include robust talent identification based on updated leadership competencies, specialized assessments and development, thorough succession planning and successful career planning and placement.

►	We focus development on business imperatives: inclusivity, emotional intelligence, innovation and business execution.
►	Our custom internal programs, external partnerships and online resources provide career and leadership development opportunities for employees at all levels, from individual contributors to senior leaders, supporting personal growth and career progression.
►	Through a dynamic succession planning process and strategic external hiring, we help to ensure a well-qualified and diverse pipeline of leaders.

Community

Our employees are inextricably woven into the communities we are privileged to serve. Retirees and employees across our subsidiaries on average dedicate approximately 200,000 hours of volunteer service annually to support and improve our communities. In 2021, our system’s charitable giving totaled over $110 million, including giving to social justice-related initiatives of $66 million. We also form partnerships with businesses, academic and other STEM institutions, charities and government bodies. The Southern Company system and its charitable foundations are committing $225 million through 2025 to advance racial equity and social justice in our communities.

Our Commitment to Human Rights

Southern Company’s foundation is built on being a citizen wherever we serve. We are committed to conducting business with honesty, integrity and fairness.

Southern Company provides energy for the community’s quality of life and economic growth. We are dedicated to public service and setting the standard for corporate citizenship. We respect fundamental human rights to improve our communities, the lives of our employees and other stakeholders.

►	We provide a safe, diverse, equitable and inclusive work environment
►	We respect the integrity, dignity and rights of individuals and communities
►	We respect employees’ rights to collective bargaining, freedom of association, equal protection before the law and non-discrimination
►	We prohibit all forms of forced or compulsory labor, child labor and other human rights abuses

Our commitment to human rights is embodied in Our Mission, Our Values, Our Code of Ethics and in our policies and practices. Our employees, suppliers and partners are expected to act in a manner consistent with Our Values, Our Code of Ethics and U.S. and international law. These commitments are consistent with the general principles of the United Nations Declaration of Human Rights and the International Labour Organization’s Declaration on Fundamental Principles and Rights at Work.

Commitment to Human Rights

Our Values and Code of Ethics

Policies and Practices

14	Southern Company 2022 Proxy Statement

Our Environmental and Social Highlights

Significant Recognition for our Accomplishments

From innovating our industry to making strides in sustainable energy, human capital management and corporate culture, we are recognized as a leader by customers, partners, investors and employees as well as the broader business, science and technology communities.

Human Capital and Corporate Culture

No. 2 Best Large Employer in America for 2022 by Forbes

Among the Top 50 Companies for Diversity by DiversityInc. (6th consecutive year)

2021 Best Employer for Veterans by The Military Times

2021 Best Places to Work for Disability Inclusion by The Disability Equality Index (100% score for the 5th consecutive year)

Southern Company recognized in The Wall Street Journal

Management Top 250

Listed on the 2021 Seramount Inclusion Index (formerly Diversity Best Practices Index)

A 2021 Best Place to Work for LGBTQ Equality by Human Rights Campaign’s Corporate Equality Index and maintained a 100% rating (6th consecutive year)

2021 Best Places to Work in IT by IDG’s Computerworld

2021 Excellence and Innovation Award from Pensions & Investments for outstanding financial literacy and financial well-being programs for Company employees

2021 DiversityInc Top Companies for Black Executives, Employee Resource Groups, Supplier Diversity, Board of Directors and ESG

Customer Satisfaction

Georgia Power and Nicor Gas named as 2021 Most Trusted Utility Brands and Chattanooga Gas named as 2021 Most Trusted Business Partners in the utility industry by The Cogent Syndicated Utility Trusted Brand & Customer Engagement™: Business study from Escalent

Governance & Leadership

2022 World’s Most Admired Companies by FORTUNE magazine for the 11th consecutive year

2021 Most Transparent Utility, No. 1 for Best Proxy Statement in Labrador’s 2021 Transparency Awards

Five executives recognized in the 2022 Atlanta 500 for Government & Infrastructure, a list of the city’s top leaders, by

Atlanta Magazine

Safety, Innovation & Technology

Georgia Power won the 2021 Industrial Innovation Award from the South Metro Development Outlook Conference for extraordinary support of businesses and organizations that serve the South Metro Region (includes the counties of Clayton, Coweta, Douglas, Fayette, Henry, and South Fulton counties and southern portion of the city of Atlanta)

Kim Greene, Chairman and CEO of Southern Company Gas, received the 2022 Thomas F. Farrell, II Safety Leadership and Innovation Award from the Edison Electric Institute (EEI)

Sustainability & Community Partnerships

The National Association of Secretaries of State recognized Mississippi Power with the

Medallion Award in 2021 for efforts following Hurricane Zeta to ensure polling locations had power and to facilitate absentee voting for visiting crews assisting with restoration

EEI awarded the Emergency Response Award to Alabama Power for power restoration efforts in Texas after Hurricane Nicholas during 2021

NAACP Alabama State Conference named Alabama Power as the 2021 Corporate Partner of the Year

Virginia Oil and Gas Association awarded the 2021 Community Outreach Award to Virginia Natural Gas

Alabama Power, PowerSecure and Southern Company received the 2021 Top Project from Environment + Energy Leader for Alabama Power’s Smart Neighborhood Project

Georgia Department of Natural Resources’ Wildlife Resources Division awarded the 2021 Forestry for Wildlife Partnership to Georgia Power in recognition of its stewardship and land management practices

At the Annual International Business Awards, Alabama Power received a 2021 Gold Stevie, the highest award, in the utilities category and a 2021 Silver Stevie in the energy category for its 2020 web-based corporate sustainability report

Proxy Voting Roadmap

Item 1:	Election of 13 Directors
►	The Board, acting upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has nominated 13 of the 14 of the Directors currently serving for re-election to the Southern Company Board of Directors.
►	Janaki Akella	►	Thomas A. Fanning	►	Donald M. James	►	Ernest J. Moniz	►	Kristine L. Svinicki
►	Henry A. Clark Ill	►	David J. Grain	►	John D. Johns	►	William G. Smith, Jr.	►	E. Jenner Wood Ill
►	Anthony F. Earley, Jr.	►	Colette D. Honorable	►	Dale E. Klein
►	Each nominee holds or has held senior executive positions, maintains the highest degree of integrity and ethical standards and complements the needs of the Company and the Board.
►	Through their positions, responsibilities, skills and perspectives, which span various industries and organizations, these nominees represent a Board of Directors that is diverse and possesses appropriate collective qualifications, skills, knowledge and experience.
✔	The Board recommends a vote FOR each nominee for Director	è See page 17

Item 2:	Advisory Vote to Approve Executive Compensation (Say on Pay)
►	We believe our compensation program provides the appropriate mix of fixed and at-risk compensation.
►	The short- and long-term performance-based compensation program for our CEO ties pay to Company performance, rewards achievement of financial and operational goals, relative TSR and progress on meeting our GHG reduction goals, encourages individual performance that is in line with our long-term strategy, is aligned with stockholder interests and remains competitive with our industry peers.
✔	The Board recommends a vote FOR this proposal	è See page 49

Item 3:	Ratify the Independent Registered Public Accounting Firm for 2022
►	The Audit Committee appointed Deloitte & Touche as our independent registered public accounting firm for 2022.
►	This appointment is being submitted to stockholders for ratification.
✔	The Board recommends a vote FOR this proposal	è See page 98

Item 4:	Vote on a Stockholder Proposal
►	We have been advised that a stockholder proposal regarding simple majority vote is intended to be presented at the annual meeting.
✔	The Board recommends a vote FOR this proposal	è See page 99

16	Southern Company 2022 Proxy Statement

ITEM	Election of 13 Directors	✔
1	► The Board, acting upon the recommendation of the Nominating, Governance and Corporate Responsibility Committee, has nominated 13 of the 14 of the Directors currently serving for re-election to the Southern Company Board of Directors.	The Board recommends a vote FOR each nominee for Director

►  Janaki Akella

►  Henry A. Clark Ill

►  Anthony F. Earley, Jr.

►  Thomas A. Fanning

►  David J. Grain

►  Colette D. Honorable

►  Donald M. James

►  John D. Johns

►  Dale E. Klein

►  Ernest J. Moniz

►  William G. Smith, Jr.

►  Kristine L. Svinicki

►  E. Jenner Wood Ill

►  Each nominee, if elected, will serve until the 2023 annual meeting of stockholders.

►  The proxies named on the proxy form will vote each properly executed proxy form for the election of the 13 Director nominees, unless otherwise instructed. If any named nominee becomes unavailable for election, the Board may substitute another nominee. In that event, the proxy would be voted for the substitute nominee unless instructed otherwise on the proxy form.

Southern Company Board of Director Nominees

Kristine L. Svinicki, 55
Independent
Adjunct Professor, University of Michigan
Tenure: **<1 year**
Other Public Boards: **0**
B O

Donald M. James, 73
Independent
Chairman and Chief Executive Officer, Vulcan Materials Company (retired)
Tenure: **22 years**
Other Public Boards: **0**
C F

William G. Smith, Jr., 68
Independent
Chairman, President and Chief Executive Officer, Capital City Bank Group, Inc.
Tenure: **16 years**
Other Public Boards: **1**
A (Chair)

Henry A. "Hal" Clark III, 72
Independent
Senior Advisor, Evercore Inc. (retired)
Tenure: **12 years**
Other Public Boards: **0**
A

Dale E. Klein, 74
Independent
Associate Vice Chancellor of Research, University of Texas System
Tenure: **11 years**
Other Public Boards: **2**
B C O (Chair)

Thomas A. Fanning, 65
Chairman of the Board, President and Chief Executive Officer, Southern Company
Tenure: **11 years**
Other Public Boards: **1**

David J. Grain, 59
Lead Independent Director
Chief Executive Officer and Managing Director, Grain Management, LLC
Tenure: **9 years**
Other Public Boards: **3**
F N

DIRECTOR NOMINEE TENURE

8.3 years

- 0-4 years
- 5-9 years
- 10-14 years
- 15+ years

KEY TO BOARD COMMITTEES

- A Audit
- B Business Security and Resiliency
- C Compensation and Management Succession
- F Finance
- N Nominating, Governance and Corporate Responsibility
- O Operations, Environmental and Safety
- Chair

18	Southern Company 2022 Proxy Statement

Southern Company Board of Director Nominees

Colette D. Honorable, 52
Independent
Partner, Reed Smith LLP
Tenure: **1 year**
Other Public Boards: **0**
B F

Anthony "Tony" F. Earley, Jr., 72
Independent
President and Chief Executive Officer, PG&E Corporation (retired)
Tenure: **3 years**
Other Public Boards: **1**
N O

Janaki Akella, 61
Independent
Digital Transformation Leader, Google LLC
Tenure: **3 years**
Other Public Boards: **0**
B O

Ernest J. Moniz, 77
Independent
Cecil and Ida Green Professor of Physics and Engineering Systems Emeritus, Special Advisor to the MIT President
Tenure: **4 years**
Other Public Boards: **0**
B N O

John D. Johns, 70
Independent
Senior Advisor, Blackstone Inc. and former Chairman and Chief Executive Officer, Protective Life Corporation
Tenure: **7 years**
Other Public Boards: **2**
C F

E. Jenner Wood III, 70
Independent
Corporate Executive Vice President – Wholesale Banking, SunTrust Banks, Inc. (retired)
Tenure: **9 years**
Other Public Boards: **2**
C F

DIRECTOR NOMINEE GENDER DIVERSITY

23%
Women

DIRECTOR NOMINEE ETHNIC/RACIAL DIVERSITY

23%
Minorities

COLLECTIVE QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE

Southern Company Board of Director Nominees

Board of Director Nominees Qualifications, Attributes, Skills and Experience

The Nominating, Governance and Corporate Responsibility Committee establishes and regularly reviews with the Board the qualifications, attributes, skills and experience that it believes are desirable to be represented on the Board to help ensure that they align with the Company’s long-term strategy. The most important of these are described below.

We believe our Directors possess a range and depth of expertise and experience to effectively oversee the Company’s operations, risks and long-term strategy.

Public Company CEO Experience	Audit Committee Financial Expert

Experience serving as a public company CEO with strong business acumen and judgment.

Experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor of a public company or experience actively supervising such person or persons. Experience preparing, auditing, analyzing or evaluating public company financial statements and an understanding of a company’s internal controls and procedures for financial reporting.

Geographic Regional	National Security Clearance	Southern Operating Company Board Experience

Understanding and experience working in the business and political environment of the Company’s residential, commercial and industrial customer base.	Holding active national security clearances such that one can provide effective oversight on key securities issues for the Company as an important component of U.S. critical infrastructure.	Experience serving on the board of directors of one of the Company’s operating companies.
Business Integration	Environmental

Demonstrated leadership and operational experience with the integration and disposition of business divisions.

Exposure and understanding of oversight of environmental policy, regulation, risk and business operation matters in highly regulated industries. Experience reducing environmental risks to provide safe, reliable and responsible business operations. An in-depth understanding of the risks and opportunities for an organization in a low-carbon future.

Cybersecurity	Finance/Banking	Major Projects

Experience and contemporary understanding of asymmetrical cyber threats (both to private and governmental actors), risk mitigation and policy gained through operational experience.	Exposure to deal-making (including in M&A), financial plans and programs and capital allocation experience, and familiarity with Wall Street and/or other major financial institutions.

Experience overseeing, managing or advising on large scale capital projects in the industrial sector. Knowledge of creating long-term value through the financing of and capital allocation for the construction of large-scale capital projects.

Nuclear	Government Affairs and Regulatory

Deep knowledge and experience in the construction, operations and regulation of nuclear energy.

Exposure to heavily regulated industries, having worked in public policy for a significant institution or leading a corporate function (e.g., government affairs) that influences the public policy and regulatory process, or a senior executive with experience directly managing one or more members of management engaged in such activities.

Utility Operations	Technology (Digital)	Technology (Technical)

Experience in the management of electric and/ or natural gas utilities, including expertise in electric power generation and transmission facilities and natural gas distribution and storage facilities, and proven experience navigating the risks (including financial, resiliency, health, safety and environmental) associated with utility operations.

Demonstrated experience leading digital technology strategy, navigating associated disruption of legacy businesses and/or expertise in social media strategy, including knowledge of data analytics and associated IT infrastructure investments to support digital transformation.

Deep knowledge and experience working with power generation technology, as well as an understanding of recent innovations in utility operational technology and technology disruptions affecting the utility industry.

20	Southern Company 2022 Proxy Statement

Southern Company Board of Director Nominees

Public Company CEO Experience	●	●	●	●	●	●	●	●	●	●	●	●	●
Audit Committee Financial Expert	●	●	●	●	●	●	●	●	●	●	●	●	●
Geographic Regional	●	●	●	●	●	●	●	●	●	●	●	●	●
National Security Clearance	●	●	●	●	●	●	●	●	●	●	●	●	●
Southern Operating Company Board Experience	●	●	●	●	●	●	●	●	●	●	●	●	●
Business Integration	●	●	●	●	●	●	●	●	●	●	●	●	●
Cybersecurity	●	●	●	●	●	●	●	●	●	●	●	●	●
Environmental	●	●	●	●	●	●	●	●	●	●	●	●	●
Finance/Banking	●	●	●	●	●	●	●	●	●	●	●	●	●
Government Affairs and Regulatory	●	●	●	●	●	●	●	●	●	●	●	●	●
Major Projects	●	●	●	●	●	●	●	●	●	●	●	●	●
Nuclear	●	●	●	●	●	●	●	●	●	●	●	●	●
Technology (Digital)	●	●	●	●	●	●	●	●	●	●	●	●	●
Technology (Technical)	●	●	●	●	●	●	●	●	●	●	●	●	●
Utility Operations	●	●	●	●	●	●	●	●	●	●	●	●	●
Other Current Public Company Boards	1	0	0	1	3	0	1	2	1	0	1	0	2
Demographic Information
Tenure (Completed Whole Years)	11	3	12	3	9	1	22	7	11	4	16	0	9
Age	65	61	72	72	59	52	73	70	74	77	68	55	70
Gender
Female	●	●	●	●	●	●	●	●	●	●	●	●	●
Male	●	●	●	●	●	●	●	●	●	●	●	●	●
Race or Ethnicity
Asian	●	●	●	●	●	●	●	●	●	●	●	●	●
Black / African American	●	●	●	●	●	●	●	●	●	●	●	●	●
White / Caucasian	●	●	●	●	●	●	●	●	●	●	●	●	●

Southern Company Board of Director Nominees

Biographical Information about our Nominees for Director

Janaki Akella INDEPENDENT
Digital Transformation Leader, Google LLC
Age: 61 Director since: January 2019	Board committees: Business Security and Resiliency; Operations, Environmental and Safety Other public company directorships: None

DIRECTOR HIGHLIGHTS

Dr. Akella’s qualifications include electrical engineering experience and knowledge, global business technology, data and analytics expertise and cybersecurity matters knowledge. Her understanding and involvement with technology market disruptions is particularly valuable to the Board as the Southern Company system continues to develop innovative business strategies.

►Dr. Akella serves as the Digital Transformation Leader of Google LLC, a multinational technology company specializing in internet-related products, a position she has held since 2017. At Google, Dr. Akella addresses challenges and complex technical issues arising from new technologies and new business models.
►Prior to joining Google, Dr. Akella held a number of leadership positions during a 17-year career at McKinsey & Company, where she most recently served as principal. She led and contributed to over 100 consulting engagements in North America, Europe, Asia and Latin America with multiple project teams and client executives. She began her career with Hewlett-Packard as a member of the system technology technical staff, engineer scientist and technical contributor.
►She previously served on the Boards of the Guindy College of Engineering North American Alumni and the Churchill Club.

Henry A. “Hal” Clark III INDEPENDENT
Senior Advisor of Evercore Inc. (retired)
Age: 72 Director since: October 2009	Board committees: Audit Other public company directorships: None

DIRECTOR HIGHLIGHTS

Mr. Clark’s qualifications include finance and capital allocation knowledge and experience, risk management experience, mergers and acquisitions experience and investment advisory experience specific to the power and utilities industries. The skills Mr. Clark developed with his extensive involvement in strategic mergers and acquisitions and capital markets transactions are particularly valuable to the Board as the Southern Company system continues to finance major capital projects.

►Mr. Clark was a Senior Advisor with Evercore Inc. (formerly Evercore Partners Inc.), a global independent investment advisory firm, from August 2011 until his retirement in December 2016. As a Senior Advisor, Mr. Clark was primarily focused on expanding advisory activities in North America with a particular focus on the power and utilities sectors.
►With more than 40 years of experience in the global financial and the utility industries, Mr. Clark brings a wealth of experience in finance and risk management to his role as a Director.
►Prior to joining Evercore, Mr. Clark was Group Chairman of Global Power and Utilities at Citigroup, Inc. from 2001 to 2009. He joined Lexicon Partners, LLC in July 2009, which Evercore Partners subsequently acquired in August 2011.
►His work experience includes numerous capital markets transactions of debt, equity, bank loans, convertible securities and securitization, as well as advice in connection with mergers and acquisitions. He also has served as policy advisor to numerous clients on capital structure, cost of capital, dividend strategies and various financing strategies.
►He has served as Chair of the Wall Street Advisory Group of the Edison Electric Institute.

22	Southern Company 2022 Proxy Statement

Southern Company Board of Director Nominees

Anthony F. “Tony” Earley, Jr. INDEPENDENT
Chairman, President and Chief Executive Officer, PG&E Corporation (retired)
Age: 72 Director since: January 2019	Board committees: Nominating, Governance and Corporate Responsibility (Chair); Operations, Environmental and Safety Other public company directorships: Ford Motor Company

DIRECTOR HIGHLIGHTS

Mr. Earley’s qualifications include public company CEO experience and energy industry expertise including nuclear regulation, generation and technology, as well as cybersecurity matters, environmental matters and major capital projects. His experience as the president and chief executive officer of energy companies and his involvement in electric industry-wide research and development programs are valuable to the Board.

►Mr. Earley served as Chairman, President and Chief Executive Officer of PG&E Corporation, a public utility holding company providing natural gas and electric services, from 2011 until February 2017, when he became Executive Chairman. He served as Executive Chairman until his retirement from PG&E in December 2017. On January 29, 2019, PG&E Corporation and its subsidiary Pacific Gas and Electric Company filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code as a result of wildfire claims in California.
►Before joining PG&E, Mr. Earley served in several executive leadership roles during his 17 years at DTE Energy, including Executive Chairman, Chairman and Chief Executive Officer. Prior to joining DTE Energy in March 1994, he served in various capacities at Long Island Lighting Company, including President and Chief Operating Officer. He was a partner at the Hunton & Williams LLP law firm as a member of the energy and environmental team. He also served as an officer in the U.S. Navy nuclear submarine program where he was qualified as a chief engineer. Mr. Earley is a member of the Board of Directors of Ford Motor Company and serves as Lead Outside Director and on the Compensation (chairman), the Nominating and Governance and the Sustainability and Innovation Committees. He previously served on the Board of Directors of DTE Energy, PG&E Corporation, Comerica Incorporated, Masco Corporation and Long Island Lighting Company.
►He previously served on the executive committees of the Edison Electric Institute and the Nuclear Energy Institute and served on the Board of the Electric Power Research Institute.

Thomas A. Fanning
Chairman of the Board, President and Chief Executive Officer of Southern Company
Age: 65 Director since: December 2010	Board committees: None Other public company directorships: Vulcan Materials Company

DIRECTOR HIGHLIGHTS

Mr. Fanning’s qualifications include public company CEO experience and electric and natural gas industry knowledge and experience, including nuclear and new technology matters, cybersecurity matters, environmental matters and governmental affairs and financial expertise. His deep knowledge of the Company, based on 40 years of service, as well as his civic participation on a local and national level, are valuable to the Board.

►Mr. Fanning has held numerous leadership positions across the Southern Company system during his 40 years with the Company. He served as Executive Vice President and Chief Operating Officer of the Company from 2008 to 2010, leading the Company’s generation and transmission, engineering and construction services, research and environmental affairs, system planning and competitive generation business units. He served as the Company’s Executive Vice President and Chief Financial Officer from 2003 to 2008, where he was responsible for the Company’s accounting, finance, tax, investor relations, treasury and risk management functions. In those roles, he also served as the chief risk officer and had responsibility for corporate strategy.
►He served as the co-chair of the Electricity Subsector Coordinating Council, the principal liaison between the federal government and the electric power sector to protect the integrity of the national electric grid. His leadership in the cybersecurity area was recognized by the U.S. Senate in 2019 with an appointment to the Cyberspace Solarium Commission, a group developing a protection strategy for the cyberspace interests of the United States. In 2021, the Cybersecurity and Infrastructure Security Agency appointed Mr. Fanning as chairman of the agency’s newly formed Cybersecurity Advisory Committee, a group that provides recommendations on cybersecurity programs and policies.
►Mr. Fanning is a Director of Vulcan Materials Company, serving as a member of the Audit Committee and the Compensation Committee. He served on the Board of Directors of the Federal Reserve Bank of Atlanta from 2012 to 2018 and is a past chairman.
►He also served on the Board of Directors for the St. Joe Company, a real estate developer and asset manager, from 2005 to 2011.

Southern Company Board of Director Nominees

David J. Grain LEAD INDEPENDENT DIRECTOR
Chief Executive Officer and Managing Director, Grain Management, LLC (Grain Management)
Age: 59 Director since: December 2012	Board committees: Finance; Nominating, Governance and Corporate Responsibility Other public company directorships: Dell Technologies, New Fortress Energy LLC, Catalyst Partners Acquisition Corporation

DIRECTOR HIGHLIGHTS

Mr. Grain’s qualifications include capital allocation expertise, financial expertise, major capital projects knowledge and experience, technology innovations knowledge and experience and risk management experience. Mr. Grain’s knowledge and involvement managing large and small businesses and raising and managing investor capital, particularly in a regulated industry, is also valuable to the Board.

►Mr. Grain is the Chief Executive Officer of Grain Management, a private equity firm focused on global investments in the media and communications sectors, which he founded in 2006. With headquarters in Washington, D.C. and offices in New York City, New York and Sarasota, Florida, the firm manages capital for a number of the country’s leading academic endowments, public pension funds and foundations.
►Mr. Grain also founded and was Chief Executive Officer of Grain Communications Group, Inc.
►Prior to founding Grain Management, he served as President of Global Signal, Inc., Senior Vice President of AT&T Broadband’s New England Region and Executive Director in the High Yield Finance Department at Morgan Stanley.
►Mr. Grain was appointed by President Obama in 2011 to the National Infrastructure Advisory Council.
►He previously served as Chairman of the Florida State Board of Administration Investment Advisory Council as an appointee of former Governor Charlie Crist, where he provided independent oversight of the state board’s funds and major investment responsibilities, including investments for the Florida Retirement System programs.
►Mr. Grain is a Director of Dell Technologies, New Fortress Energy LLC and Catalyst Partners Acquisition Corporation (a special purpose acquisition corporation).
►He is currently a member of the Advisory Board of the Amos Tuck School of Business Administration at Dartmouth College and is a Trustee of the Brookings Institution.

Colette D. Honorable INDEPENDENT
Partner at Reed Smith LLP and former Commissioner of the Federal Energy Regulatory Commission (FERC)
Age: 52 Director since: October 2020	Board committees: Business Security and Resiliency; Finance Other public company directorships: None

DIRECTOR HIGHLIGHTS

Ms. Honorable’s qualifications include extensive energy policy and regulatory experience as a highly regarded thought leader and legal practitioner in the domestic and international energy sectors. Her legal experience along with her leadership and deep industry expertise demonstrated as a former FERC Commissioner, past Chair of the Arkansas Public Service Commission and past president of the National Association of Regulatory Utility Commissioners are all valuable to our Board.

►Ms. Honorable serves as a Partner at Reed Smith LLP, a law firm, where she is a member of the firm’s Energy and Natural Resources Group and leads the energy regulatory practice. Based in Washington, D.C., Honorable serves as a member of the firm’s Global Executive Committee, Women’s Initiative Network, Sustaining and Training African Americans business inclusion group and Environmental, Social and Governance group.
►Nominated by President Barack Obama in August 2014 and unanimously confirmed by the U.S. Senate, Ms. Honorable served as a FERC Commissioner from January 2015 to June 2017. FERC is an independent U.S. federal agency that regulates the wholesale sale of electricity, natural gas and oil in interstate commerce and reviews and licenses projects in the energy market.
►Prior to joining FERC, she joined the Arkansas Public Service Commission (PSC) as a Commissioner in 2007, served as interim Chair in 2008 and led the PSC as chair from January 2011 to January 2015.
►Ms. Honorable served as president of the National Association of Regulatory Utility Commissioners from 2013 to 2014, becoming that organization’s first African American president.
►Her experience includes service in several state government executive roles, including chief of staff to the Arkansas Attorney General, a member of the Governor’s cabinet and a special judge of the Pulaski County Circuit Court.
►Ms. Honorable is a senior fellow with the Bipartisan Policy Center, an ambassador for the Department of Energy Clean Energy Education & Empowerment Initiative and serves on the global advisory board of Energy Futures Initiative and strategic advisory board for the Energy Regulators Regional Association.

24	Southern Company 2022 Proxy Statement

Southern Company Board of Director Nominees

Donald M. James INDEPENDENT
Chairman of the Board and Chief Executive Officer of Vulcan Materials Company (retired)
Age: 73 Director since: December 1999	Board committees: Compensation and Management Succession; Finance Other public company directorships: None

DIRECTOR HIGHLIGHTS

Mr. James’ qualifications include public company CEO experience, a legal background as a former public company general counsel and an understanding of corporate governance, risk management, major capital projects and environmental matters. Mr. James brings important perspectives on management, operations and strategy from his experience as the former chief executive officer of a public company.

►Mr. James joined Vulcan Materials Company, a producer of aggregate and aggregate-based construction materials, in 1992 as Senior Vice President and General Counsel. He next became President of the Southern Division, followed by Senior Vice President of the Construction Materials Group, and then President and Chief Operating Officer. In 1997, he was elected Chairman and Chief Executive Officer. Mr. James retired from his position as Chief Executive Officer of Vulcan Materials Company in July 2014 and Executive Chairman in January 2015. He retired in December 2015 as Chairman of the Board of Directors of Vulcan Materials Company.
►Prior to joining Vulcan Materials Company, Mr. James was a partner at the law firm of Bradley, Arant, Rose & White for 10 years.
►Mr. James is a former director of Vulcan Materials Company, Wells Fargo & Company, Protective Life Corporation, SouthTrust Corporation and Wachovia Corporation.
►Mr. James is a Trustee of Children’s of Alabama, where he serves on the Executive Committee and the Compensation Committee.

John D. Johns INDEPENDENT
Senior Advisor at Blackstone Inc. (Blackstone) and former Chairman and Chief Executive Officer of Protective Life Corporation (Protective Life)
Age: 70 Director since: February 2015	Board committees: Compensation and Management Succession (Chair); Finance Other public company directorships: Genuine Parts Company and Regions Financial Corporation

DIRECTOR HIGHLIGHTS

Mr. Johns’ qualifications include public company CEO experience, financial expertise, capital allocation experience and risk management experience in a highly-regulated industry. His legal background as the former general counsel of a large energy public holding company that included natural gas operations and his prior service for over a decade on the Board of Directors of Alabama Power are also of significant value to the Board.

►Mr. Johns has served as a Senior Advisor at Blackstone, an investment firm, since April 2022.
►He retired in 2020 as Chairman, DLI North America Inc., the oversight company for Protective Life, a provider of financial services through insurance and investment products.
►He served as Chairman and Chief Executive Officer of Protective Life from 2002 to 2017 and President from 2002 to January 2016. He joined Protective Life in 1993 as Executive Vice President and Chief Financial Officer.
►Before his tenure at Protective Life, Mr. Johns served as general counsel of Sonat, Inc., a diversified energy company.
►Prior to joining Sonat, Inc., Mr. Johns was a founding partner of the law firm Maynard, Cooper & Gale, P.C.
►He previously served on the Board of Directors of Alabama Power from 2004 to 2015. During his tenure on the Alabama Power Board, he was a member of the Nominating and Executive Committees.
►He is a member of the Boards of Directors of Regions Financial Corporation, where he is Chairman of the Risk Committee and a member of the Executive Committee, and Genuine Parts Company, where he serves as Lead Independent Director and chairs the Compensation, Nominating and Governance Committee and the Executive Committee. He is a former director of Protective Life Corporation.
►Mr. Johns has served on the Executive Committee of the Financial Services Roundtable in Washington, D.C. and is a past chairman of the American Council of Life Insurers.
►Mr. Johns has served as the Chairman of the Business Council of Alabama, the Birmingham Business Alliance, the Greater Alabama Council, Boy Scouts of America and Innovation Depot, Alabama’s leading business and technology incubator.

Southern Company Board of Director Nominees

Dale E. Klein INDEPENDENT
Associate Vice Chancellor of Research of the University of Texas System and former Commissioner and Chairman, U.S. Nuclear Regulatory Commission
Age: 74 Director since: July 2010	Board committees: Business Security and Resiliency; Compensation and Management Succession; Operations, Environmental and Safety (Chair)
Other public company directorships: Pinnacle West Capital Corporation and Arizona Public Service Company

DIRECTOR HIGHLIGHTS

Dr. Klein’s qualifications include expertise in nuclear energy research, regulation, safety and technology, as well as experience in environmental matters and governmental affairs. His senior leadership skills demonstrated as the Chairman of the U.S. Nuclear Regulatory Commission are also important to the Board.

►Dr. Klein was Commissioner from 2006 to 2010 and Chairman from 2006 through 2009 of the U.S. Nuclear Regulatory Commission, the federal agency responsible for regulation of nuclear reactor materials and safety. He also served as Assistant to the Secretary of Defense for Nuclear, Chemical and Biological Defense Programs from 2001 through 2006.
►Dr. Klein has more than 40 years of experience in the nuclear energy industry.
►Dr. Klein began his career at the University of Texas in 1977 as a professor of mechanical engineering, which included a focus on the university’s nuclear program. He spent 33 years in various teaching and leadership positions, including Director of the nuclear engineering teaching laboratory, Associate Dean for research and administration in the College of Engineering and Vice Chancellor for special engineering programs.
►He serves on the Audit and Nuclear and Operating Committees of Pinnacle West Capital Corporation, an Arizona energy company, and is a member of the Board of Pinnacle West Capital Corporation’s principal subsidiary, Arizona Public Service Company.

Ernest J. Moniz INDEPENDENT
Cecil and Ida Green Professor of Physics and Engineering Systems Emeritus, Special Advisor to the President of Massachusetts Institute of Technology (MIT) and former U.S. Secretary of Energy
Age: 77 Director since: March 2018	Board committees: Business Security and Resiliency (Chair); Nominating, Governance and Corporate Responsibility; Operations, Environmental and Safety Other public company directorships: None

DIRECTOR HIGHLIGHTS

Dr. Moniz’s qualifications include senior leadership experience, energy industry experience, nuclear expertise and cybersecurity matters knowledge. Having served as U.S. Secretary of Energy, Dr. Moniz brings key insights about energy and environmental regulation and policy. His current roles in academia and as the leader of nonprofit energy industry organizations allow him to contribute up-to-date perspectives on clean energy, climate change, environmental matters and national security.

►Dr. Moniz is an American nuclear physicist who served as the 13th U.S. Secretary of Energy from May 2013 until January 2017. Dr. Moniz engaged regularly with issues related to energy regulation and policy, environmental regulation and policy and GHG emissions.
►He also serves as the President and Chief Executive Officer of The Energy Futures Initiative, Inc. (EFI) and Co-Chairman and Chief Executive Officer of the Nuclear Threat Initiative, positions he has held since June 2017. EFI is a non-profit organization providing analytically-based, unbiased policy options to advance a cleaner, safer, more affordable and more secure energy future. The Nuclear Threat Initiative is a non-profit, non-partisan organization working to protect lives, livelihoods and the environment from nuclear, biological, radiological, chemical and cyber dangers. Dr. Moniz is also a non-resident Senior Fellow at the Harvard Belfer Center and the inaugural Distinguished Fellow of the Emerson Collective.
►Dr. Moniz’s involvement in national energy policy began in 1995, when he served as Associate Director for Science in the Office of Science and Technology Policy in the Executive Office of the President. He later oversaw the U.S. Department of Energy’s science, energy and security programs as Under Secretary from 1997 to 2001. He was a member of the President’s Council of Advisors on Science and Technology from 2009 to 2013 and received the Department of Defense Distinguished Public Service Award in 2016.
►Prior to his appointment as Secretary of Energy, he had a career spanning four decades at MIT, during which he was head of the MIT Department of Physics from 1991 to 1995 and in 1997, and he was the Founding Director of the MIT Energy Initiative and Director of the Laboratory for Energy and the Environment. Since January 2017, Dr. Moniz has served as the Cecil and Ida Green Professor of Physics and Engineering Systems Emeritus and Special Advisor to the President of MIT.
►Dr. Moniz is affiliated with a number of national organizations dedicated to energy, defense, science and foreign relations matters.

26	Southern Company 2022 Proxy Statement

Southern Company Board of Director Nominees

William G. Smith, Jr. INDEPENDENT
Chairman of the Board, President and Chief Executive Officer of Capital City Bank Group, Inc.
Age: 68 Director since: February 2006	Board committees: Audit (Chair) Other public company directorships: Capital City Bank Group, Inc.

DIRECTOR HIGHLIGHTS

Mr. Smith’s qualifications include public company CEO experience, finance and capital allocation expertise, risk management expertise and audit and financial reporting experience. Mr. Smith contributes valuable perspectives on management, operations and regulatory compliance from his experience as the chief executive officer of a public company in a highlyregulated industry.

►Mr. Smith began his career at Capital City Bank, a publicly-traded financial holding company providing a full range of banking services, in 1978, where he worked in a number of positions of increasing responsibility before being elected President and Chief Executive Officer of Capital City Bank Group, Inc. in January 1989. He was elected Chairman of the Board of the Capital City Bank Group, Inc. in 2003. He is also the Chairman and Chief Executive Officer of Capital City Bank.
►He previously served on the Board of Directors of the Federal Reserve Bank of Atlanta.
►Mr. Smith is the former Federal Advisory Council Representative for the Sixth District of the Federal Reserve System and past Chair of Tallahassee Memorial HealthCare and the Tallahassee Area Chamber of Commerce.
►Mr. Smith served as the Company’s Lead Independent Director from 2012 to 2014.

Kristine L. Svinicki INDEPENDENT
Adjunct Professor, University of Michigan and former Commissioner and Chairman, U.S. Nuclear Regulatory Commission
Age: 55 Director since: October 2021	Board committees: Business Security and Resiliency; Operations, Environmental and Safety Other public company directorships: None

DIRECTOR HIGHLIGHTS

Ms. Svinicki’s qualifications include nuclear energy and technology expertise and federal and state energy policy expertise. As a former Chairman of the U.S. Nuclear Regulatory Commission, she has vast experience and insight into nuclear regulation and generation, as well as environmental and cybersecurity matters. Ms. Svinicki’s leadership skills, contributions to U.S. nuclear energy policies and extensive nuclear energy knowledge are of significant value to the Board.

►Ms. Svinicki was appointed a member of the U.S. Nuclear Regulatory Commission, the federal agency responsible for regulation of nuclear reactor materials and safety, by three U.S. Presidents, becoming that organization’s longest-serving member. She served as a Commissioner from 2008 until 2017 and then served as Chairman from 2017 to 2021.
►Prior to her tenure on the U.S. Nuclear Regulatory Commission, Ms. Svinicki spent over a decade as a staff member in the U.S. Senate working on issues related to national security, science and technology, and energy and the environment. She also served as a professional staff member on the Senate Armed Services Committee where she was responsible for the committee’s portfolio of defense science and technology programs and policies, and for the atomic energy defense activities of the U.S. Department of Energy, including nuclear weapons, nuclear security and environmental programs.
►Previously, Ms. Svinicki served as a nuclear engineer in the U.S. Department of Energy’s Washington, D.C. offices of Nuclear Energy, Science and Technology, and of Civilian Radioactive Waste Management, as well as its Idaho Operations Office, in Idaho Falls, Idaho.
►Ms. Svinicki is a longstanding member of the American Nuclear Society and serves on the Board of TerraPower LLC, a nuclear innovation company.
►Ms. Svinicki currently serves as an adjunct professor of nuclear engineering and radiological sciences at the University of Michigan. She also serves on the National Academy of Sciences, Engineering and Medicine’s committee to address specific issues related to nuclear terrorism threats.

Southern Company Board of Director Nominees

E. Jenner Wood III INDEPENDENT
Corporate Executive Vice President – Wholesale Banking, SunTrust Banks, Inc. (retired)
Age: 70 Director since: May 2012	Board committees: Compensation and Management Succession; Finance (Chair) Other public company directorships: Genuine Parts Company and Oxford Industries, Inc.

DIRECTOR HIGHLIGHTS

Mr. Wood’s qualifications include senior leadership experience as well as finance, banking and risk management knowledge and understanding. With his familiarity and knowledge gained from 10 years of service as a former member of the Board of Directors of Georgia Power, he contributes key perspectives on our operations and strategic imperatives.

►Mr. Wood served as Corporate Executive Vice President – Wholesale Banking of SunTrust Banks, Inc., a publicly-traded company providing a full range of financial services, from October 2015 until his retirement in December 2016. Prior to that, he served as Chairman and Chief Executive Officer of the Atlanta Division of SunTrust Bank from 2001 to 2015. He began his career with SunTrust Banks, Inc. in 1975 and advanced through various management positions including Chairman of the Board, President and Chief Executive Officer of the Georgia/North Florida Division and Chairman, President and Chief Executive Officer of SunTrust’s Central Group with responsibility over Georgia and Tennessee.
►He served as a member of the Board of Georgia Power from 2002 until May 2012. During his tenure on the Georgia Power Board, he served as Chair of the Finance Committee and as a member of the Compensation and Executive Committees. He also served as a Director of Crawford & Company, a large independent claims company, from 1997 to 2013.
►Mr. Wood is a Director of Oxford Industries, Inc., where he serves as Lead Director and a member of the Executive Committee, and a Director of Genuine Parts Company, where he serves on the Compensation, Nominating and Governance Committee.
►He is active in numerous civic and community organizations, serving as Chairman of the Robert W. Woodruff Foundation, the Robert W. Woodruff Health Sciences Fund, the Joseph B. Whitehead Foundation and the Lettie Pate Evans Foundation. Mr. Wood also serves as Chairman of the Sartain Lanier Family Foundation and Chairman of the Jesse Parker Williams Foundation. In addition, he serves as a Trustee of Emory University and is a past Chairman of the Metro Atlanta Chamber of Commerce.

Retiring Board member

Juanita Powell Baranco
Ms. Juanita Powell Baranco will retire from our Board at the end of her term on the date of the annual meeting of stockholders.

We sincerely thank Ms. Baranco for over 16 years of service on our Board, including serving as Chair of the Compensation and Management Succession Committee and the Nominating and Governance Committee (now the Nominating, Governance and Corporate Responsibility Committee), as well as serving as a member of the Audit Committee and the Nuclear/Operations Committee (now the Operations, Environmental and Safety Committee).

28	Southern Company 2022 Proxy Statement

Corporate Governance at Southern Company

Key Governance Practices

Corporate Governance Standards, Practices and Principles

We seek to establish corporate governance standards and practices that create long-term value for our stockholders and positive influences on the governance of the Company. Below we identify each of the Investor Stewardship Group’s corporate governance principles and note how our specific actions, practices and beliefs are aligned with these principles. The Investor Stewardship Group is an investor-led effort to establish a framework of corporate governance standards and practices that includes some of the largest U.S.-based institutional investors and global asset managers.

Principle Boards are accountable to stockholders

►	All Directors stand for stockholder election annually
►	Majority voting standard in uncontested Director elections, and Directors not receiving majority support must tender their resignation for consideration by the Board
►	Adopted market-standard proxy access for stockholders
►	10% threshold for stockholders to request a special meeting
►	Fully disclose our corporate governance practices

Principle Stockholders should be entitled to voting rights in proportion to their economic interest

►	One class of common stock, with each share carrying equal voting rights (a “one-share, one-vote” standard)

Principle Boards should be responsive to stockholders and be proactive in order to understand their perspectives

►	Year-round stockholder outreach that includes participation of independent Directors, with feedback provided to the Board
►	Key members of senior management regularly attend investor conferences to better understand emerging issues and stockholder perspectives and to facilitate engagement opportunities
►	Process in place for stockholders and interested parties to communicate with Lead Independent Director or other independent Directors
►	Responded to investor interest in our long-term GHG emission reduction efforts by setting a net zero by 2050 goal, providing disclosure consistent with TCFD, participating in the annual CDP climate change survey and providing regular updates on our decarbonization progress
►	Responded to investor interest in aligning executive compensation with our decarbonization efforts by including a GHG reduction metric that is aligned with our 2030 and 2050 goals as part of our CEO’s long-term equity incentive compensation award

Principle Boards should have a strong, independent leadership structure

►	13 of 14 of our Directors are independent
►	Strong Lead Independent Director with robust authority and responsibility that is disclosed to stockholders
►	Annual Board review of leadership structure and disclosure of the Board’s reasoning underlying its leadership structure
►	All Board committees are comprised of independent Directors and are chaired by independent Directors
►	An executive session is included on the agenda of every regular Board meeting and regular committee meeting

Principle Boards should adopt structures and practices that enhance their effectiveness

►	Regular Board refreshment, with five new independent Directors added since March 2018; over the same period of time, six Directors have retired
►	Corporate Governance Guidelines confirm the Board’s commitment to actively seeking out diverse candidates and including women and minority candidates in the pool from which the Board nominees are chosen
►	Of our currently serving Directors, four are women (29%) and four are racially or ethnically diverse (29%)
►	Evergreen Board refreshment with nationally-recognized search firm on retainer
►	Directors reflect a diverse mix of qualifications, skills and experience relevant to our businesses and strategies
►	Annual Board self-assessment facilitated by an independent third party and annual committee self-assessment
►	Board has full and free access to officers and employees
►	During 2021, the Directors attended on average 99% of the total of all meetings of the Board and the committees on which they served, and all 2021 Director nominees attended the 2021 virtual annual meeting

Principle Boards should develop management incentive structures that are aligned with the long-term strategy of the company

►	Say on Pay vote received over 95% stockholder support at 2021 annual meeting
►	Incentive compensation performance metrics include outcome-based measures that align with stockholder value, such as relative TSR, EPS and return on equity, as well as input measures that foster long-term sustainable business practices such as safety, customer satisfaction, reliability and culture
►	GHG reduction metric is part of CEO’s long-term incentive compensation program and, starting in 2022, the GHG reduction metric will be expanded to include additional senior executives
►	Responsive to stockholder feedback in considering adjustments to earnings and aligning incentive compensation payouts with stockholder interests

Corporate Governance at Southern Company

Engaging with our Stakeholders

We place great importance on consistent dialogue with all our stakeholders, including stockholders, employees, customers and members of the communities that we serve. We regularly engage in discussions with, and provide comprehensive information for, constituents interested in Southern Company’s strategy, performance, governance, citizenship, stewardship and environmental compliance. We are receptive to stakeholder input, and we are committed to transparency and proactive interactions.

Stockholder Engagement

Our Board places great importance on regularly communicating with our stockholders to better understand their viewpoints and gather feedback regarding matters of investor interest. The Nominating, Governance and Corporate Responsibility Committee oversees our stockholder engagement efforts on behalf of the Board.

30	Southern Company 2022 Proxy Statement

Corporate Governance at Southern Company

Participants in various calls and meetings with our stockholders include:

►	Independent Directors (Lead Independent Director, Chair of the Compensation and Management Succession Committee and Chair of the Nominating, Governance and Corporate Responsibility Committee)
►	Chairman and CEO (only when the engagement did not include a discussion of his compensation)
►	Executive Vice President and Chief Financial Officer
►	Executive Vice President and Chief Legal Officer
►	Executive Vice President Operations
►	Senior Vice President of Environmental and System Planning
►	Senior Vice President Finance and Treasurer
►	Senior Vice President of Human Resources
►	Vice President, Corporate Governance
►	Director, Sustainability Strategy and Planning
►	Director, Investor Relations
►	Director, Environmental Affairs

Stockholder feedback is communicated to our Board and its committees throughout the year.

In addition, our CFO and investor relations group lead our management team in hundreds of investor meetings throughout the year to discuss our business, our strategy and our financial results. Increasingly, these discussions also include ESG-related topics. Meetings include in-person, telephone and webcast conferences.

Environmental Stakeholder Engagement

Since 2011, we have held regular environmental stakeholder forums, webinars, calls and meetings covering a range of topics, including our efforts to reduce GHG emissions, regulatory and policy issues, system risk and planning related to renewables, energy efficiency and just transition. Members of senior management participate in these events.

In 2021 and early 2022, we hosted three virtual environmental stakeholder forums. Tom Fanning, our CEO, led each of the virtual forums. Other senior leaders that participated included the Chief Financial Officer, Chief Legal Officer, Executive Vice President of Operations and Senior Vice President of Environmental and System Planning. Key topics discussed included our net zero by 2050 goal, decarbonization efforts, R&D efforts, energy efficiency, just transition and advancing energy policy. More than 20 stakeholders participated in each forum. We also invited the co-lead investors of the Climate Action 100+ investor initiative to participate. Stakeholder participants include regional environmental and socially focused non-governmental organizations, shareholder advocacy groups and state pension funds.

We had several follow-up conversations with participants in the stakeholder forums to further discuss topics raised at the meetings. In addition, we held an informational webinar on natural gas with a focus on disclosure of our Scope 3 emissions.

Corporate Governance at Southern Company

Committees of the Board

Charters for each of the Board’s six standing committees can be found on the Corporate Governance section of our website at investor.southerncompany.com. All members of the Board’s standing committees are independent Directors.

Audit Committee

MEMBERS William G. Smith, Jr. CHAIR Juanita Powell Baranco Henry A. Clark III ATTENDANCE 100% MEETINGS IN 2021 10 REPORT Page 97 ►

The Audit Committee’s duties and responsibilities include the following:

► Oversee the Company’s financial reporting, audit process, internal controls and legal, regulatory and ethical compliance.

► Appoint the Company’s independent registered public accounting firm, approve its services and fees and establish and review the scope and timing of its audits.

► Review and discuss the Company’s financial statements with management, the internal auditors and the independent registered public accounting firm, including critical audit matters, critical accounting policies and practices, material alternative financial treatments within GAAP, proposed adjustments, control recommendations, significant management judgments and accounting estimates, new accounting policies, changes in accounting principles, any disagreements with management and other material written communications between the internal auditors and/or the independent registered public accounting firm and management.

► Recommend the filing of the Company’s and its registrant subsidiaries’ annual financial statements with the SEC.

The Board has determined that each member of the Audit Committee is independent as defined by the NYSE corporate governance rules within its listing standards and rules of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Board has determined that each member of the Audit Committee is financially literate under NYSE corporate governance rules and that William G. Smith, Jr. qualifies as an audit committee financial expert as defined by the SEC.

Business Security and Resiliency Committee

MEMBERS Ernest J. Moniz CHAIR Janaki Akella Colette D. Honorable Dale E. Klein Kristine L. Svinicki ATTENDANCE 100% MEETINGS IN 2021 6

The Business Security and Resiliency Committee’s duties and responsibilities include the following:

► Oversee management’s efforts to establish and continuously improve enterprise-wide security policies, programs, standards and controls, including those related to cyber and physical security.

► Oversee management’s efforts to monitor significant security events and operational and compliance activities.

The Board has determined that each member of the Business Security and Resiliency Committee is independent.

32	Southern Company 2022 Proxy Statement

Corporate Governance at Southern Company

Compensation and Management Succession Committee

MEMBERS John D. Johns CHAIR Donald M. James Dale E. Klein E. Jenner Wood III ATTENDANCE 97% MEETINGS IN 2021 8 REPORT Page 53 ►

The Compensation and Management Succession Committee’s duties and responsibilities include the following:

► Evaluate the performance of the CEO at least annually, review the evaluation with the independent Directors of the Board and approve the compensation level of the CEO for ratification by the independent Directors of the Board based on this evaluation.

► Oversee the evaluation of, and review and approve the compensation level of, the other executive officers.

► Review and approve compensation plans and programs, including performance-based compensation, equity-based compensation programs and perquisites.

► Review CEO and other management succession plans with the CEO and the full Board, including succession of the CEO in the event of an emergency.

► Review risks and associated risk management activities related to human capital, including diversity, equity and inclusion initiatives and employee recruitment, retention and development.

► Review the assessment of risk associated with employee compensation policies and practices, particularly performance-based compensation, as they relate to risk management practices and/or risk-taking incentives.

► Review and discuss with management the CD&A.

The Board has determined that each member of the Compensation and Management Succession Committee is independent as defined by the NYSE corporate governance rules within its listing standards.

The Compensation and Management Succession Committee engaged Pay Governance LLC, a third-party consultant, to provide an independent assessment of the current executive compensation program and any management-recommended changes to that program and to work with management to ensure that the executive compensation program is designed and administered consistent with the Compensation and Management Succession Committee’s requirements.

Pay Governance also advises the Compensation and Management Succession Committee on executive compensation and related corporate governance trends.

Pay Governance is engaged directly by the Compensation and Management Succession Committee and does not provide any services to management unless authorized to do so by the Compensation and Management Succession Committee. The Compensation and Management Succession Committee reviewed Pay Governance’s independence and determined that Pay Governance is independent and the engagement did not present any conflicts of interest. Pay Governance also determined that it was independent from management, which was confirmed in a written statement delivered to the Compensation and Management Succession Committee.

Finance Committee

MEMBERS E. Jenner Wood III CHAIR David J. Grain Colette D. Honorable Donald M. James John D. Johns ATTENDANCE 100% MEETINGS IN 2021 6

The Finance Committee’s duties and responsibilities include the following:

► Review the Company’s financial matters and recommend actions to the Board such as dividend philosophy and financial plan approval.

► Provide input regarding the Company’s financial plan and associated financial goals.

► Review the financial strategy of and the strategic deployment of capital by the Company.

► Provide input to the Compensation and Management Succession Committee on financial goals and metrics for the Company’s annual and long-term incentive compensation programs.

The Board has determined that each member of the Finance Committee is independent.

Corporate Governance at Southern Company

Nominating, Governance and Corporate Responsibility Committee

MEMBERS Anthony F. Earley, Jr. CHAIR Juanita Powell Baranco David J. Grain Ernest J. Moniz ATTENDANCE 94% MEETINGS IN 2021 5

The Nominating, Governance and Corporate Responsibility Committee’s duties and responsibilities include the following:

► Recommend Board size and membership criteria and identify, evaluate and recommend Director candidates.

► Oversee and make recommendations regarding the composition of the Board and its committees.

► Oversee succession planning for the Board and key leadership roles on the Board and its committees.

► Review and make recommendations regarding total compensation for non-employee Directors.

► Periodically review and recommend updates to the Corporate Governance Guidelines and Board committee charters.

► Coordinate the performance evaluations of the Board and its committees.

► Oversee the Company’s practices and positions to advance its corporate citizenship, including environmental, sustainability and corporate social responsibility initiatives.

► Oversee the Company’s stockholder engagement program.

The Board has determined that each member of the Nominating, Governance and Corporate Responsibility Committee is independent.

Operations, Environmental and Safety Committee

MEMBERS Dale E. Klein CHAIR Janaki Akella Anthony F. Earley, Jr. Ernest J. Moniz Kristine L. Svinicki ATTENDANCE 100% MEETINGS IN 2021 5

The Operations, Environmental and Safety Committee’s duties and responsibilities include the following:

► Oversee information, activities and events relative to significant operations of the Southern Company system including nuclear and other power generation facilities, electric transmission and distribution, natural gas distribution and storage, fuel and information technology initiatives.

► Oversee business strategies designed to address the long-term reduction of carbon emissions and related risks and opportunities across the Company.

► Oversee significant environmental and safety regulation, policy and operational matters, including net zero carbon strategies.

► Oversee the Southern Company system’s management of significant construction projects.

► Provide input to the Compensation and Management Succession Committee on the key operational goals and metrics for the incentive compensation program.

The Board has determined that each member of the Operations, Environmental and Safety Committee is independent.

34	Southern Company 2022 Proxy Statement

Corporate Governance at Southern Company

Board Composition and Structure

Board Diversity, Board Refreshment and Board Succession Planning

Our commitment to diversity, equity and inclusion begins with the Board. Our Board believes a diverse variety of viewpoints contribute to a more effective decision-making process and helps drive long-term value. Our Board has included a female member every year since 1984 — nearly four full decades.

While our Corporate Governance Guidelines do not prescribe diversity standards, the Guidelines provide that the Board as a whole should be diverse. The Guidelines also include “Rooney Rule” language confirming the Board’s commitment to actively seeking out women and minority candidates to include in the pool from which Board nominees are chosen. The Nominating, Governance and Corporate Responsibility Committee assesses the effectiveness of its efforts at pursuing diversity through its regular evaluations of the Board’s composition.

The Nominating, Governance and Corporate Responsibility Committee continues to focus on Board refreshment to align the Board’s long-term composition with the Company’s long-term strategy and to effect meaningful Board succession planning. It has an evergreen Board search process in place and has engaged a nationally-recognized Board search firm to assist in the identification of qualified candidates.

►	The Nominating, Governance and Corporate Responsibility Committee regularly evaluates the expertise and needs of the Board to determine the Board’s membership and size.
►	As part of this evaluation, the Nominating, Governance and Corporate Responsibility Committee considers aspects of diversity, such as diversity of race, gender and ethnicity.
►	The Nominating, Governance and Corporate Responsibility Committee also considers diversity of age, education, industry, business background and experience in the selection of candidates to serve on the Board.

Since March 2018, we have added five new independent Directors to the Board. Over the same period of time, six Directors have retired. One additional director will retire effective at the annual meeting.

The Board aims to strike a balance between the knowledge that comes from longer-term service on the Board and the new experience and ideas that can come from adding Directors to the Board. The Board believes the average tenure of the 13 Director nominees of approximately 8.3 years reflects the balance the Board seeks between different perspectives brought by longer-serving Directors and new Directors.

The Board aims to continue to refresh its membership in the coming year, with a particular focus on diverse candidates.

DIRECTOR NOMINEE TENURE	DIRECTOR NOMINEE GENDER DIVERSITY	DIRECTOR NOMINEE ETHNIC/RACIAL DIVERSITY

Corporate Governance at Southern Company

Board Nomination Process

Identifying Nominees for Election to the Board

The Nominating, Governance and Corporate Responsibility Committee, comprised entirely of independent Directors, is responsible for identifying, evaluating and recommending nominees for election to the Board. Final selection of the nominees for election to the Board is within the sole discretion of the Board.

The Board believes that, as a whole, it should have collective qualifications, attributes, skills and experience beneficial to our Company and in line with our long-term strategic plans.

Kristine L. Svinicki was recommended by the Nominating, Governance and Corporate Responsibility Committee for election as independent Director and was elected to the Board effective October 17, 2021. Ms. Svinicki was identified as a candidate by the Chairman of the Board.

The following describes the selection process for new Directors.

Board Succession Planning	As it seeks potential candidates for Director, the Nominating, Governance and Corporate Responsibility Committee considers the qualifications, skills, attributes and experiences of the Board and identifies the skills and experiences of a candidate that would enhance the Board’s oversight of long-term strategy and related risks and opportunities.
Identification of Candidates	The Nominating, Governance and Corporate Responsibility Committee engages in an evergreen search process with the assistance of an independent search firm to identify qualified Director candidates based on the talent framework consistent with our leadership mission and aligned with our strategic imperatives that drive long-term value. The Nominating, Governance and Corporate Responsibility Committee also considers the following personal characteristics and qualifications:
	►	Highest degree of integrity and ethical standards
	►	Independence from management
	►	Ability to provide sound and informed judgment
	►	History of achievement that reflects superior standards
	►	Willingness to commit sufficient time
	►	Financial literacy
	►	Number of other board memberships
	►	Genuine interest in the Company and a recognition that, as a member of the Board, one is accountable to the stockholders of the Company, not to any particular interest group
As part of its evaluation of Board composition, the Committee will consider aspects of diversity, such as diversity of race, gender and ethnicity.
Meeting with Candidates	Potential Director candidates are initially interviewed by our Chairman and CEO, Lead Independent Director and members of the Nominating, Governance and Corporate Responsibility Committee. If there is a collective agreement that the Nominating, Governance and Corporate Responsibility Committee would like to move forward with the candidate, all members of the Board are provided an opportunity to interview the Director candidate and provide feedback to the Committee.
Decision and Nomination	The Nominating, Governance and Corporate Responsibility Committee recommends, and the full Board approves, the Director candidate best qualified to serve the interests of the Company and its stockholders for nomination.
Election	Stockholders consider the nominees and elect Directors at the annual meeting to serve one-year terms. The Board may also elect Directors on the recommendation of the Nominating, Governance and Corporate Responsibility Committee throughout the year, following the same process, when determined to be in the best interests of the Company and its stockholders.

36	Southern Company 2022 Proxy Statement

Corporate Governance at Southern Company

Proxy Access

Proxy access generally refers to the right of stockholders who meet certain ownership thresholds to nominate one or more Directors to the Board and have the nominees included in the Company’s proxy materials and on the Company’s proxy card.

The following are the key terms of our proxy access By-Law.

3% shares FOR 3 years	2 nominees OR 20% of the number of directors
Any stockholder or group of up to 20 stockholders maintaining continuous qualifying ownership of at least 3% of our outstanding shares for at least 3 years	Can nominate, and include in our proxy materials, Director nominees constituting the greater of 2 nominees or 20% (rounded down) of the number of Directors in our proxy materials for the next annual meeting	Nominating stockholder(s) and the nominee(s) must also meet the eligibility requirements described in our By-Laws.

Stockholder Recommendation of Board Candidates

►	The Nominating, Governance and Corporate Responsibility Committee considers potential board candidates recommended by stockholders.
►	Recommendations can be made by submitting the candidate’s information to our Corporate Secretary in writing at Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308. Stockholders should provide as much relevant information about the candidate as possible, including the candidate’s biographical information and qualifications to serve.
►	A stockholder recommended candidate is reviewed in the same manner as a candidate identified by the Nominating, Governance and Corporate Responsibility Committee.
►	For information about the direct nomination of directors for election by stockholders at an annual meeting as provided in the By-Laws, see page 106.

Service on Other Boards and Committees

In identifying candidates to serve on the Board and in evaluating whether to recommend the re-election of existing Directors, the Nominating, Governance and Corporate Responsibility Committee considers whether a candidate or a Director demonstrates a willingness to commit sufficient time to serving on the Board. The Nominating, Governance and Corporate Responsibility Committee is regularly updated on the public company board service limit or “overboarding” policies of our largest stockholders.

Our Corporate Governance Guidelines include limitations on the number of public company boards and public company audit committees a Director may serve.

►	No employed Director may serve on more than two public company boards (not including the Company’s Board or the director’s employing company board) unless otherwise approved by the Nominating, Governance and Corporate Responsibility Committee.
►	No Director may serve on more than four public company boards (including the Company’s Board), unless otherwise approved by the Nominating, Governance and Corporate Responsibility Committee.
►	No Director who is a member of the Company’s Audit Committee may serve on the audit committees of more than three public companies (including the Company’s Audit Committee).

In addition to these limitations, our Corporate Governance Guidelines require that the Company’s CEO will not serve on other public company boards without consulting with the Board. They also require that current Directors must notify the CEO and the Chair of the Nominating, Governance and Corporate Responsibility Committee when considering a request for service on another public company board.

Each of the Directors are in full compliance with these Corporate Governance Guidelines.

As part of its annual evaluation on whether to recommend the re-election of existing Directors, the Nominating, Governance and Corporate Responsibility Committee is provided information on the public company boards and private company for-profit boards on which each Director serves, as well as the Directors’ attendance records at Southern’s Board

Corporate Governance at Southern Company

and committee meetings. In 2021, all our Directors attended at least 75% of applicable Board and committee meetings, with the average Director attendance at all applicable Board and committee meetings at 99%. These factors also influence the Nominating, Governance and Corporate Responsibility Committee’s annual consideration of Board leaderships positions, committee leadership positions, and committee membership.

Majority Voting for Directors and Director Resignation Policy

We have a majority vote standard for Director elections, which requires that a nominee for Director in an uncontested election receive a majority of the votes cast at a stockholder meeting in order to be elected to the Board. The Board believes that the majority vote standard in uncontested Director elections strengthens the Director nomination process and enhances Director accountability.

We also have a Director resignation policy, which requires any nominee for election as a Director to submit an irrevocable letter of resignation as a condition to being named as such nominee, which would be tendered in the event that nominee fails to receive the affirmative vote of a majority of the votes cast in an uncontested election at a meeting of stockholders. Such resignation would be considered by the Board, and the Board would be required to either accept or reject such resignation within 90 days from the certification of the election results.

Board Independence

Director Independence Standards

No Director will be deemed to be independent unless the Board affirmatively determines that the Director has no material relationship with the Company directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board has adopted categorical guidelines which provide that a Director will not be deemed to be independent if within the preceding three years:

►	The Director was employed by the Company or the Director’s immediate family member was an executive officer of the Company.
►	The Director has received, or the Director’s immediate family member has received, during any 12-month period, direct compensation from the Company of more than $120,000, other than Director and committee fees. (Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered.)
►	The Director was affiliated with or employed by, or the Director’s immediate family member was affiliated with or employed in a professional capacity by, a present or former external auditor of the Company and personally worked on the Company’s audit.
►	The Director was employed, or the Director’s immediate family member was employed, as an executive officer of a company where any of the Company’s present executive officers at the same time served on that company’s compensation committee.
►	The Director is a current employee, or the Director’s immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any year, exceeds the greater of $1,000,000 or 2% of that company’s consolidated gross revenues.
►	The Director or the Director’s spouse serves as an executive officer of a charitable organization to which the Company made discretionary contributions which, in any year, exceeds the greater of $1,000,000 or 2% of the organization’s consolidated gross revenues.

These guidelines are in compliance with the NYSE corporate governance rules within its listing standards.

Director Independence Review Process

At least annually, the Board receives a report on all commercial, consulting, legal, accounting, charitable or other business relationships that a Director or the Director’s immediate family members have with the Company and its subsidiaries. This report includes all ordinary course transactions with entities with which the Directors are associated.

►	The Board determined that the Company and its subsidiaries followed our procurement policies and procedures and our policy relating to the approval and ratification of related person transactions, that the amounts reported were well under the thresholds contained in the Director independence requirements and that no Director had a direct or indirect material interest in the transactions included in the report.
►	The Board reviewed all contributions made by the Company and its subsidiaries to charitable organizations with which the Directors are associated. The Board determined that the contributions were consistent with other contributions by the Company and its subsidiaries to charitable organizations and none were approved outside the Company’s normal procedures.

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Corporate Governance at Southern Company

►	In determining Director independence, the Board considers transactions, if any, identified in the report discussed above that affect Director independence, including any transactions in which the amounts reported were above the threshold contained in the Director independence requirements and in which a Director had a direct or indirect material interest. No such transactions were identified and, as a result, no such transactions were considered by the Board.
►	In making its determination, the Board considered the fact that one of the Company’s Directors, Ms. Honorable, is a partner at Reed Smith LLP, which provides legal services to the Company and its affiliates. During 2021, amounts paid to Reed Smith by the Company and its affiliates were less than $10,000. The Board also considered that, in the ordinary course of the Southern Company system’s business, electricity and natural gas are provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.

As a result of its review process, the Board affirmatively determined that 12 of its 13 nominees for Director are independent. The only member of the Board that is not independent is Mr. Fanning, Chairman, President and CEO of the Company. Ms. Juanita Powell Baranco, who is retiring at the 2022 annual meeting, and Mr. Jon A. Boscia and Dr. Steven R. Specker, who retired at the 2021 annual meeting, are also independent.

INDEPENDENT DIRECTOR NOMINEES

►	Janaki Akella	►	Colette D. Honorable	►	Ernest J. Moniz
►	Henry A. Clark III	►	Donald M. James	►	William G. Smith, Jr.
►	Anthony F. Earley, Jr.	►	John D. Johns	►	Kristine L. Svinicki
►	David J. Grain	►	Dale E. Klein	►	E. Jenner Wood III

DIRECTOR NOMINEE INDEPENDENCE

Board Leadership Structure

Our Corporate Governance Guidelines and our By-Laws allow the independent Directors to determine the appropriate Board leadership structure for Southern Company, including the flexibility to split or combine the Chairman and CEO responsibilities. The independent Directors annually review our Board leadership structure to determine the structure that is in the best interests of the Company and its stockholders.

The Board believes that presently its current leadership structure, which has a combined role of Chairman and CEO counterbalanced by a strong independent Board led by an empowered Lead Independent Director, active and engaged independent Directors and fully-independent Board committees chaired by independent Directors, provides the optimal balance between independent oversight of management and unified leadership. The Board believes this leadership structure is most suitable for us at this time and is in the best interests of the Company and its stockholders.

►	The combined role of Chairman and CEO is held by Tom Fanning, who is the Director most familiar with our business and industry (including the regulatory structure and other industry-specific matters) and is most capable of effectively identifying strategic priorities and leading discussion and execution of strategy. During his tenure as Chairman and CEO, Mr. Fanning has been instrumental in driving forward Southern Company’s strategic priorities, including Southern Company’s climate strategy and the progression to our long-term GHG emissions reduction goal of net zero emissions by 2050.
►	The Board believes that the combined role of Chairman and CEO promotes the development and execution of our strategy. Independent Directors and management have different perspectives and roles in strategy development. The CEO brings Company-specific experience and expertise, while our independent Directors bring experience, oversight and expertise from outside the Company and its industry. At the same time, several of our independent Directors have deep experience within our industry, and all of our independent Directors receive comprehensive industry information from diverse sources, both internal and external, to best position them to oversee the Company’s strategy and key risks.
►	The Board believes that the combined role of Chairman and CEO facilitates the flow of information between management and the Board, which is essential to effective corporate governance. For example, the Board recognizes the importance of presenting the Board with robust and comprehensive meeting agendas and information. As a result, a key element of the Lead Independent Director’s role is working with the Chairman to set the agenda for Board meetings and reviewing and approving the meeting materials.

Corporate Governance at Southern Company

As the Board looks toward the future and evaluates the Company’s leadership, risks, opportunities and long-term strategic priorities, the Board is also evaluating other governance matters, such as the size of the Board and the Board’s skills makeup and diversity. While the Board annually reviews its leadership structure, the Board will undertake a more comprehensive review of its leadership structure in conjunction with a CEO transition. The Nominating, Governance and Corporate Responsibility Committee will help lead our Board in this important evaluation, which will include consideration of an independent board chair.

The Nominating, Governance and Corporate Responsibility Committee will perform a comprehensive review and analysis of current and emerging best practices with respect to board leadership structure. As part of the process, we will (among other things) reach out to stockholders, solicit feedback on board leadership structure and share that feedback with the Nominating, Governance and Corporate Responsibility Committee. We also anticipate that the Chair of the Nominating, Governance and Corporate Responsibility Committee will engage directly with key stockholders to solicit feedback on board leadership structure. The Nominating, Governance and Corporate Responsibility Committee also will consider the role of the Board’s leadership in helping the Company achieve its long-term strategic priorities, including the Company’s decarbonization efforts to meet its long-term GHG emission reduction goal of net zero by 2050, the Company’s fleet transition plans to meet both the interim goal and the 2050 goal and the Company’s enterprise-wide capital allocation plans.

After completing its review, the Nominating, Governance and Corporate Responsibility Committee will present its recommendations to our independent Directors, who will determine the Board leadership structure that is most suitable for us and is in the best interests of the Company and its stockholders at the time of a CEO succession.

Role of the Lead Independent Director

The Lead Independent Director role at Southern is robust, with the following key authorities and responsibilities:

►  Working with the Chairman to set the agenda for Board meetings

►  Approving the agenda (with the ability to add agenda items) and schedule for Board meetings to provide that there is sufficient time for discussion of all agenda items

►  Approving information sent to the Board

►  Chairing executive sessions of the non-management Directors, which are included on the agenda of every regular board meeting, and having the ability to call an executive session

►  Chairing Board meetings in the absence of the Chairman

►  Meeting regularly with the Chairman

►  Acting as the principal liaison between the Chairman and the non-management Directors (although every Director has direct and complete access to the Chairman at any time)

►  Serving as the primary contact Director for stockholders and other interested parties

►  Communicating any sensitive issues to the Directors

►  Overseeing the independent Directors’ performance evaluation of the Chairman, in conjunction with the chair of the Compensation and Management Succession Committee

David J. Grain Lead Independent Director Mr. Grain was elected by the independent Directors in May 2021 to serve as Lead Independent Director.

The Lead Independent Director is elected by the independent Directors of the Board to serve in the role for a period of generally two to three years. The Board’s succession planning process includes the regular review of the skills, qualifications, attributes and experiences of the independent Directors to identify potential future candidates for the Lead Independent Director role.

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Corporate Governance at Southern Company

Role of the Independent Directors

The Board has strong, independent Directors that provide additional independent leadership to the Board and effective oversight of management. All members of our Board other than the Chairman and CEO, or 13 of our 14 currently serving Directors, are independent.

The independent Directors are free to raise subjects at a Board meeting that are not on the agenda for that meeting. An executive session, which allows the independent Directors to meet without the Chairman and CEO present, is included on the agenda of every regular board meeting.

All of the Board’s six standing committees are comprised solely of independent Directors, and independent Directors chair all of these committees. Each Board committee has a designated member of senior management, other than the Chairman and CEO, that works with the independent Director that chairs that committee to develop the committee’s agenda for each meeting. The independent Director that chairs each committee reviews and approves the agenda and materials to be covered at the upcoming meeting. The independent Directors are free to raise subjects at a committee meeting that are not on the agenda for that meeting. An executive session is included on the agenda of every regular committee meeting.

The independent Directors evaluate the performance of the Chairman and CEO at least annually. The Lead Independent Director, in conjunction with the chair of the Compensation and Management Succession Committee, is responsible for overseeing the evaluation process. Input on the Chairman and CEO’s performance is sought from all of the independent Directors. The Lead Independent Director facilitates a robust discussion of the evaluation results with the independent Directors while meeting in executive session. The Lead Independent Director and the chair of the Compensation and Management Succession Committee together discuss the evaluation with the Chairman and CEO. The evaluation is used by the Compensation and Management Succession Committee to determine the compensation to be recommended for ratification by the independent Directors.

Meetings and Attendance

The Board met seven times in 2021. All of our Directors attended at least 75% of applicable Board and committee meetings in 2021. Our Directors are engaged, as demonstrated by the average Director attendance at all applicable Board and committee meetings in 2021 of 99%.

All Director nominees are expected to participate in the annual meeting of stockholders. All nominees for Director at the 2021 annual meeting attended the virtual annual meeting.

ENGAGED DIRECTORS

Board Continuing Education

Directors are encouraged to participate in continuous learning in an effort to promote the investment in knowledge on matters relevant to the Company. On a quarterly basis, we provide our Directors with suggested educational courses on topics including emerging governance issues, compliance and ethics matters, financial and risk oversight and industry-specific subjects. To facilitate ongoing education by our Directors, we pay the costs for registration and tuition and related travel and lodging expenses.

Corporate Governance at Southern Company

Board and Committee Responsibilities

Oversight of Strategy

The Board and its Committees provide oversight of the Company’s business strategy throughout the year. Various elements of strategy are discussed at every Board meeting, as well as at many meetings of the Board’s Committees, and the Board receives regular updates on progress and execution from, and provides guidance to, our management team.

The Board dedicates at least one meeting each year to a deep dive on strategic planning and oversight. These sessions create a dedicated forum for a fluid exchange of viewpoints and ideas on the Company’s strategic direction and identifying new opportunities and risks as management executes upon the Company’s strategy. In 2021, the Board participated in an expanded off-site strategy session that included presentations by internal and third-party experts to discuss energy transition priorities and approaches, technology advancements and the workforce of the future, as well as other ESG matters.

Oversight of Risk

The Board and its committees have both general and specific risk oversight responsibilities. The Board has broad responsibility to provide oversight of significant risks primarily through direct engagement with management and through delegation of ongoing risk oversight responsibilities to the committees. Any risk oversight that is not allocated to a committee remains with the Board.

At least annually, the Board reviews our risk profile to ensure that oversight of each risk is properly designated to an appropriate committee or the full Board. The charters of the committees and the checklist of agenda items for each committee define the areas of risk for which each committee is responsible for providing ongoing oversight.

Audit Committee

► Reviews risks and associated risk management activities related to financial reporting and ethics and compliance-related matters.

► Reviews the adequacy of the risk oversight process and documentation that appropriate enterprise risk management and oversight are occurring. The documentation includes a report that tracks which significant risk reviews have occurred and the committee(s) reviewing such risks. In addition, an overview is provided at least annually of the risk assessment and profile process conducted by Company management.

► Receives regular updates from Internal Auditing and quarterly updates as part of the disclosure controls process.

Business Security and Resiliency Committee

► Reviews risks and associated risk management activities related to cybersecurity, physical security, operational resiliency and technological developments and the response to incidents with respect thereto.

► Reviews the adequacy of processes and procedures to protect critical cyber and physical assets and resiliency of ongoing operations.

Compensation and Management Succession Committee

► Reviews risks and associated risk management activities related to human capital.

► Reviews the assessment of risks associated with the Company’s employee compensation policies and practices, particularly performance-based compensation, as they relate to risk management practices and/or risk-taking incentives. The review is conducted at least annually and whenever significant changes to any business unit’s compensation practices are under consideration.

Finance Committee	► Reviews risks and associated risk management activities related to financial matters of the Company such as financial integrity, major capital investments, dividend policy, financing programs and financial and capital allocation strategies.
Nominating, Governance and Corporate Responsibility Committee	► Reviews risks and associated risk management activities related to the state and federal regulatory and legislative environment, stockholder activism and environmental, sustainability and corporate social responsibility.
Operations, Environmental and Safety Committee	► Reviews risks and associated risk management activities related to significant operations of the Southern Company system such as safety, system reliability, nuclear, gas and other operations, environmental regulation and policy, net zero carbon strategies, fuel cost and availability.

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Corporate Governance at Southern Company

Each committee provides ongoing oversight for each of our most significant risks designated to it, reports to the Board on their oversight activities and elevates review of risk issues to the Board as appropriate. Each committee has a designated member of executive management as the primary responsible officer for providing information and updates related to the significant risks for that committee. These officers ensure that all significant risks identified in the risk profile we develop are regularly reviewed with the Board and/or the appropriate committee(s).

Southern Company has a robust enterprise risk management program that facilitates identification, communication and management of the most significant risks throughout the Company employing a formalized framework in which risk governance and oversight are largely embedded in existing organizational and control structures. As a part of the governance structure, the CFO serves as the Chief Risk Officer and is accountable to the CEO and the Board for ensuring that enterprise risk oversight and management processes are established and operating effectively.

All Directors are actively involved in the risk oversight function, and we believe that our leadership structure supports the Board’s risk oversight responsibility. Each committee is chaired by an independent Director, and the Chairman and CEO does not serve on any committee. There is regular, open communication between management and the Directors.

Oversight of ESG

The Board’s oversight of strategy and risks includes oversight of key ESG matters, including climate, human capital, diversity, equity and inclusion, safety and cybersecurity. These matters are important to the long-term success of the Company and, accordingly, are integrated into topics reviewed and discussed at each Board meeting as well as the Board’s annual in-depth strategy session.

Our Committee structure facilitates oversight of ESG issues that impact many areas of our business.

►	Audit Committee oversees the adequacy and effectiveness of internal controls, including the development of internal controls for non-financial ESG-related data and disclosures
►	Business Security and Resiliency Committee oversees cybersecurity, physical security and operational resiliency, including issues and policies relating to climate change and adaptation and its impact on business resiliency
►	Compensation and Management Succession Committee oversees human capital management strategies, practices and programs, including talent acquisition, development and retention; diversity, equity and inclusion; employee engagement and well-being; performance management; and pay equity reviews
►	Finance Committee oversees capital deployment, including alignment of capital allocation strategies with net zero objectives
►	Nominating, Governance and Corporate Responsibility Committee oversees significant corporate responsibility strategies, programs and practices, including environmental sustainability and climate change, supporting community investment and social justice, advancing supplier diversity, public policy advocacy, political contributions and lobbying and assessing ESG feedback from stockholders and other stakeholders
►	Operations, Environmental and Safety Committee oversees reduction of GHG emissions and fleet transition, including net zero strategies, resource planning, emerging technologies and R&D and the impact on employees and communities of implementing the business strategies and operations

Oversight of Cybersecurity

Cybersecurity is a critical component of our risk management program. The Board devotes significant time and attention to overseeing cyber and information security risk, and our strong approach to cybersecurity governance establishes oversight and accountability at every level of the enterprise. The Board’s Business Security and Resiliency Committee, comprised solely of independent Directors, is charged with oversight of risks related to cybersecurity and operational resiliency. The Business Security and Resiliency Committee includes directors with an understanding of cyber issues and with high-level security clearances.

►	The Business Security and Resiliency Committee meets at every regular Board meeting and when needed in the event of a specific threat or emerging issue. The Chair of the Business Security and Resiliency Committee regularly reports out to the Board on key matters considered by the Committee.
►	The Business Security and Resiliency Committee routinely receives presentations on a range of topics, including the threat environment and vulnerability assessments, policies and practices, technology trends and regulatory developments.
►	The Chief Information Security Officer reports to the Business Security and Resiliency Committee at each committee meeting.

Corporate Governance at Southern Company

We use a risk-based, “all threats” and “defense in depth” approach to identify, protect, detect, respond to and recover from cyber threats. Recognizing that no single technology, process or business control can effectively prevent or mitigate all risks, we employ multiple technologies, processes and controls, all working independently but as part of a cohesive strategy to minimize risk. This strategy is regularly tested through auditing, penetration testing and other exercises designed to assess effectiveness.

►	Overall network security efforts are led by the Chief Information Security Officer and the Technology Security Organization. We utilize a 24/7 Security Operations Center, which facilitates real-time situational awareness across the cyber-threat environment, and a robust Insider Threat Protection Program and Fusion Center that leverages cross-function information sharing to assess insider threat activity.
►	We emphasize security and resiliency through business assurance capabilities and incident response plans designed to identify, evaluate and remediate incidents when they occur. We regularly review and update our plans, policies and technologies and conduct regular training exercises and crisis management preparedness activities to test their effectiveness.
►	We have implemented a security awareness program designed to educate and train employees at least annually, or more often as needed, about risks inherent to human interaction with information and operational technology.
►	Our cybersecurity program increasingly leverages intelligence sharing capabilities about emerging threats within the energy industry, across other industries, with specialized vendors and through public-private partnerships with government intelligence agencies. Such intelligence allows us to better detect and work to prevent emerging cyber threats before they materialize.
►	The U.S. Department of Homeland Security has granted Certification for the Company’s cybersecurity risk management program under the Support Anti-Terrorism by Fostering Effective Technologies Act of 2002.
►	Our CEO co-chairs the Electricity Subsector Coordinating Council, which coordinates industry and federal government preparation for and response to potential national disasters and cyber-attacks.
►	Members of senior management have high-level security clearances to facilitate access to critical information, and we participate in pilot programs with industry and government to share additional information and strengthen cybersecurity and business resiliency.

Succession Planning and Talent Development

Valuing and developing our people is a strategic priority for our Company. To support this priority, we engage in detailed discussions around succession planning and talent development at all levels within our organization. We have robust discussions and actions that occur throughout the year. The Board meets potential leaders at many levels across the organization through formal presentations and informal events on a regular basis.

The Compensation and Management Succession Committee oversees the development and implementation of succession plans for senior leadership positions.

►	The process starts with management undertaking a full internal review of performance and development of leaders across the organization.
►	Management presents and discusses with the Compensation and Management Succession Committee its evaluation and recommendations for senior leadership succession regularly throughout the year.
►	The Compensation and Management Succession Committee updates the Board on these discussions.

The Compensation and Management Succession Committee is also regularly updated on key talent indicators for the overall workforce, including diversity, equity and inclusion, recruiting and development programs.

The Board annually reviews succession plans for senior management and the CEO, including both a long-term succession plan and an emergency succession plan. To assist the Board, the CEO annually provides his assessment of senior leaders and their potential to succeed at key senior management positions. The evaluation is done in the context of the business strategy with a focus on risk management.

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Corporate Governance at Southern Company

Political Engagement and Oversight

As a leading energy company that serves many communities through our subsidiaries, it is important to Southern Company’s business success to participate in the political process. We make political contributions in compliance with the laws and regulations that govern such contributions and in alignment with our commitment to act with integrity. We also engage directly with lawmakers and regulators on issues of importance to the Company and its stakeholders. Constructive relationships with policymakers allow our subsidiaries to deliver clean, safe, reliable and affordable energy to customers.

We have put in place decision-making and oversight processes for political expenditures and all governmental relations activities. Both management and the Board play important roles in these governance processes, including independent Director oversight of political expenditures and lobbying activities by our Nominating, Governance and Corporate Responsibility Committee. This also includes periodic review of governmental relations activities by our internal auditing organization to assess compliance with applicable laws and Company policies and procedures, the findings of which are reported to our Audit Committee.

As part of our commitment to good governance, we regularly review our disclosures against best practices. We have also engaged with our stakeholders on this topic in recent years. As a result of our internal review and stakeholder feedback, in 2021 and early 2022 we made the following enhancements to our disclosures.

►	We describe the principles and public policy advocacy positions that are representative of the views we express in our engagements on climate-related matters.
►	Our Report on Political Engagement Disclosures now includes political contributions made by our subsidiaries and the lobbying dollars spent by trade associations that lobby at the state level and to which our subsidiaries pay annual dues of $50,000 or more.
►	Our website highlights disclosure from our annual response to CDP, which provides a broader list of trade associations, groups and coalitions of which we are members and that are likely to influence climate-related policy.
►	Our updated Overview of Southern Company Policies and Practices for Political Engagement tracks the above enhancements.

These disclosures can be found in the Sustainability/ESG section of our website under Policy Engagement and Advocacy at investor.southerncompany.com. Our robust political engagement disclosures evidence our commitment to transparency, accountability and strong corporate governance.

Board Governance Processes

Board and Committee Self-Evaluation Process

The Board and each of its committees have a robust annual self-evaluation process.

1	Board Evaluation	The Lead Independent Director, in conjunction with the Nominating, Governance and Corporate Responsibility Committee, oversees the annual self-assessment process on behalf of the Board.

2	Committee Evaluations	The charter of each committee of the Board also requires an annual performance evaluation, which traditionally is overseen by the chair of each committee.

3	Interviews and Discussion

The Board self-evaluation process involves completion of a written questionnaire by each Board member, followed by an interview of each Director conducted by an independent third party. The independent third party reviews the results of the evaluation process with the Lead Independent Director. The Lead Independent Director leads a discussion with the full Board to review the results of the self-evaluation and identify follow up items.

The committee self-evaluation process involves a review and discussion for each committee. The process is led by the chair of each committee and is conducted in executive session.

4	Outcome	The objective is to allow the Directors to share their perspectives and consider adjustments or enhancements in response to the feedback.

Corporate Governance at Southern Company

The Board resumed regular in person Board meetings during the second half of 2021. As a result of the Board’s self-evaluation processes in recent years and its positive experience with the expansion of virtual Board and committee meeting technology during 2020 and 2021, the Board restructured its meeting schedule for 2022 to continue leveraging virtual technology for its committee meetings and continuing to hold in person Board meetings to use the Directors’ time more effectively.

Meetings of Non-Management Directors

An executive session, which allows non-management Directors (our independent Directors) to meet without any members of the Company’s management present, is included on the agenda of each regularly-scheduled Board meeting. These executive sessions promote an open discussion of matters in a manner that is independent of the Chairman and CEO. The Lead Independent Director chairs each of these executive sessions.

Certain Relationships and Related Transactions

We have a robust system for identifying potential related person transactions.

►	Our Audit Committee is responsible for overseeing our Code of Ethics, which includes policies relating to conflicts of interest. The Code of Ethics requires that all employees, officers and Directors avoid conflicts of interest, defined as situations where the person’s private interests conflict, or even appear to conflict, with the interests of the Company as a whole.
►	We conduct a review of our financial systems to identify potential conflicts of interest and related person transactions.
►	At least annually, each Director and executive officer completes a detailed questionnaire that asks about any business relationship that may give rise to a conflict of interest and all transactions in which the Company or one of its subsidiaries is involved and in which the executive officer, a Director or a related person has a direct or indirect interest.
►	We have a Contract Manual and other formal written procurement policies and procedures that guide the purchase of goods and services, including requiring competitive bids for most transactions above $10,000 or approval based on documented business needs for sole sourcing arrangements.

The approval and ratification of any related person transaction would be subject to these written policies and procedures which include:

►	a determination of the need for the goods and services;
►	preparation and evaluation of requests for proposals by supply chain management;
►	the writing of contracts;
►	controls and guidance regarding the evaluation of the proposals; and
►	negotiation of contract terms and conditions.

As appropriate, applicable contracts are also reviewed by individuals in the legal, accounting and/or risk management services departments prior to being approved by the responsible individual. The responsible individual will vary depending on the department requiring the goods and services, the dollar amount of the contract and the appropriate individual within that department who has the authority to approve a contract of the applicable dollar amount.

In addition to the above procedures, the Board has adopted a written policy pertaining to the approval or ratification of related person transactions by the Nominating, Governance and Corporate Responsibility Committee.

In 2021, Ms. Alexia Borden, the daughter of Paul Bowers, a retired executive officer of the Company, was employed by Alabama Power as senior vice president and general counsel and received total compensation of approximately $1,159,000. In 2021, Ms. Chelsea Tucker, the wife of Dan Tucker, an executive officer of the Company, was employed by Georgia Power as a customer relationship manager administrator and received total compensation of approximately $127,000.

We do not have any other related person transactions that meet the requirements for disclosure in this proxy statement.

In the ordinary course of the Southern Company system’s business, electricity and natural gas are provided to some Directors and entities with which the Directors are associated on the same terms and conditions as provided to other customers of the Southern Company system.

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Corporate Governance at Southern Company

Communicating with the Board

We encourage stockholders or interested parties to communicate directly with the Board, the independent Directors or the individual Directors, including the Lead Independent Director.

►	Communications may be sent to the Board as a whole, to the independent Directors or to specified Directors, including the Lead Independent Director, by regular mail or electronic mail.
►	Regular mail should be sent to our principal executive offices, to the attention of the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.
►	Electronic mail should be directed to corpgov@southerncompany.com. Stockholders may also contact the Board using the online form located in the Corporate Governance section of our website at investor.southerncompany.com.

With the exception of commercial solicitations, all communications directed to the Board or to specified Directors will be relayed to them.

Information Available on Our Website

Key corporate governance Information is available on our website at investor.southerncompany.com.

►	Board of Directors
►	Composition of Board Committees
►	Board Committee Charters
►	Corporate Governance Guidelines
►	Company Leadership
►	Director and Executive Stock Ownership Guidelines
►	Code of Ethics
►	Restated Certificate of Incorporation
►	Amended and Restated By-Laws (By-Laws)
►	Securities and Exchange Commission (SEC) Filings
►	Overview of Southern Company Policies and Practices for Political Engagement
►	Restrictions on Hedging or Pledging

These documents also may be obtained by requesting a copy from the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.

Director Compensation

Only non-employee Directors of the Company are compensated for service on the Board. For 2021, the pay components for non-employee Directors were:

Annual cash retainers
Cash retainer	$110,000
Additional cash retainer if serving as the Lead Independent Director of the Board	$30,000
Additional cash retainer if serving as a chair of a standing committee of the Board	$20,000
Annual equity grant
In deferred common stock units until Board membership ends	$160,000
Meeting fees
Meeting fees are not paid for participation in a meeting of the Board	–
Meeting fees are not paid for participation in a meeting of a committee or subcommittee of the Board	–

Corporate Governance at Southern Company

Director Compensation Table

The following table reports compensation to the non-employee Directors during 2021.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Janaki Akella	110,000	160,000	0	270,000
Juanita Powell Baranco	110,000	160,000	0	270,000
Jon A. Boscia(4)	54,167	66,667	0	120,833
Henry A. Clark III	110,000	160,000	0	270,000
Anthony F. Earley, Jr.	121,667	160,000	0	281,667
David J. Grain	205,000	160,000	0	365,000
Colette D. Honorable	137,500	200,000	0	337,500
Donald M. James	110,000	160,000	0	270,000
John D. Johns	130,000	160,000	0	290,000
Dale E. Klein	130,000	160,000	0	290,000
Ernest J. Moniz	130,000	160,000	0	290,000
William G. Smith, Jr.	130,000	160,000	0	290,000
Steven R. Specker(4)	58,333	66,667	0	125,000
Kristine L. Svinicki(5)	0	0	0	0
E. Jenner Wood III	121,667	160,000	0	281,667

(1)	Includes amounts voluntarily deferred in the Director Deferred Compensation Plan.
(2)	Represents the grant date fair market value of deferred common stock units.
(3)	No non-employee Director of the Company received perquisites in an amount above the reporting threshold.
(4)	Mr. Boscia and Dr. Specker retired from the Board on May 26, 2021.
(5)	Ms. Svinicki was elected to the Board in October 2021 and received compensation starting in January 2022.

Director Stock Ownership Guidelines

Under our Corporate Governance Guidelines, non-employee Directors are required to beneficially own, within five years of their initial election to the Board, common stock of the Company equal to at least five times the annual cash retainer. The annual equity grant for non-employee Directors is required to be deferred until Board membership ends. All non-employee Directors either meet the stock ownership guideline or are expected to meet the guideline within the allowed timeframe.

Director Deferred Compensation Plan

The annual equity grant to the independent Directors is required to be deferred in shares of common stock. The shares are not distributed until membership on the Board ends. The deferral is made under the Director Deferred Compensation Plan and earns dividends which are reinvested in additional shares of common stock until distribution. Upon leaving the Board, distributions are made in common stock.

In addition, Directors may elect to defer up to 100% of their remaining compensation in the Director Deferred Compensation Plan until membership on the Board ends. Such deferred compensation may be invested as follows, at the Director’s election:

►	in common stock units which earn dividends as if invested in common stock and are distributed in shares of common stock or cash upon leaving the Board; or
►	at the prime interest rate which is paid in cash upon leaving the Board.

All investments and earnings in the Director Deferred Compensation Plan are fully vested. For compensation earned prior to 2022, each Director was permitted to make one election to receive compensation deferred through the Director Deferred Compensation Plan upon leaving the Board in either a lump-sum payment or up to 10 annual distributions. In other words, all deferrals made by a Director in the Director Deferred Compensation Plan were subject to one distribution election. Beginning with compensation earned during 2022, each Director may annually elect the manner of distribution of compensation deferred through the Director Deferred Compensation Plan for a calendar year, either a lump-sum payment or up to 10 annual distributions. A distribution election must be made no later than December 31 of the year prior to the year in which the compensation will be earned.

48	Southern Company 2022 Proxy Statement

Corporate Governance at Southern Company

ITEM	Advisory Vote to Approve Executive Compensation (Say on Pay)	✔
2

►  As described in the CD&A beginning on page 50, we believe our compensation program provides the appropriate mix of fixed and at-risk compensation.

►  The short- and long-term performance-based compensation program for our CEO ties pay to Company performance, rewards achievement of financial and operational goals, relative TSR and progress on meeting our GHG reduction goals, encourages individual performance that is in line with our long-term strategy, is aligned with stockholder interests and remains competitive with our industry peers.

The Board recommends a vote FOR this proposal

We design our compensation program to attract, engage, competitively compensate and retain our employees. We target the total direct compensation for our executives at market median and place a very significant portion of that target compensation at risk, subject to achieving both short-term and long-term performance goals.

The Compensation and Management Succession Committee believes that our compensation programs effectively align executive pay with performance by:

►	Placing the vast majority (91%) of the CEO’s total compensation at risk
►	Striking the right balance between short- and long-term results
►	Selecting appropriate performance metrics, including market-based measures such as relative TSR, long-term value creation metrics such as EPS and ROE, progress in meeting GHG reduction goals (for the CEO), annual operational goals and individual performance goals that drive our long-term business strategy
►	Actively evaluating any EPS adjustments
►	Exercising its discretion to reduce payouts to ensure alignment with stockholder interests and feedback

At our 2021 annual meeting, we received over 95% support of votes cast on our executive compensation program.

Throughout 2021 and into 2022, we continued our robust stockholder outreach program. We reached out to the holders of 50% of our stock and have had engagements with stockholders representing over 30% of our stock. Our independent Directors, including our Lead Independent Director, the Chair of our Compensation and Management Succession Committee and the Chair of our Nominating, Governance and Corporate Responsibility Committee, have participated in key engagements. Feedback from our stockholders is carefully considered by the Committee in making compensation decisions.

Stockholders are voting to approve, on an advisory basis, the following resolution:

“RESOLVED, that the stockholders approve the compensation of the named executive officers described in the Compensation Discussion and Analysis, the Summary Compensation Table and the other compensation tables and accompanying narrative in the proxy statement.”

Although it is non-binding on the Board, the Compensation and Management Succession Committee will review and consider the vote results when making future decisions about the executive compensation program.

Compensation Discussion and Analysis

What you will find in this CD&A:

CD&A At-a-Glance	51
We highlight key items that are discussed in the CD&A
Letter from the Compensation and Management Succession Committee	53
The Compensation and Management Succession Committee (Compensation Committee or Committee) describes its key focus areas for 2021 and its key decisions with respect to pay for the year
CEO Pay for Performance and Alignment with Stockholder Interest	55
We demonstrate how CEO pay is aligned with our performance and stockholder interests
Stockholder Outreach and Say on Pay Response	57
We describe what we heard from investors on executive compensation topics from our outreach efforts and how the Committee responded to the input
Executive Compensation Program	59
We describe the details of our executive compensation program, including base salary, short- and long-term incentive awards and benefits
GHG Reduction Metric	69
We describe the metric that is aligned with our GHG emission reduction goals and part of the long-term incentive award for key executives, including the CEO
Compensation Governance Practices, Beliefs and Oversight	75
We describe our key compensation beliefs, the active compensation governance oversight by the Committee and the Board, peer groups, clawback policy and other compensation policies and practices

This CD&A focuses on the compensation for our CEO, CFO and our three other most highly compensated executive officers serving at the end of 2021.

Tom Fanning

Chairman of the Board, President and CEO of Southern Company

Dan Tucker

Executive Vice President and CFO of Southern Company

Mark Crosswhite

Chairman, President and CEO of Alabama Power

Stephen Kuczynski

Chairman, President and CEO of Southern Nuclear

Chris Womack

Chairman, President and CEO of Georgia Power

The CD&A also describes the compensation of the Company’s retired Executive Vice President and CFO, Andrew Evans, and the retired Chairman and CEO of Georgia Power, Paul Bowers. Collectively, these officers are referred to as the NEOs.

50	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

CD&A At-a-Glance

Key 2021 Company Highlights

Adjusted EPS exceeded	Best-in-class customer service
guidance range	reflecting excellent operational reliability throughout the year
21.07% Annualized TSR	Continued progress on Plant Vogtle
over the last 3 years	construction project amidst challenges
Retail sales recovered	Focus on our employees
to pre-pandemic levels	to keep them healthy and safe and promote a diverse, inclusive and innovative culture
Progress toward net zero by 2050	$2.8 billion
notified state agencies of intent to retire or repower significant portion of coal generation fleet by 2028	in dividends to stockholders
74 consecutive years	20 consecutive years
of dividends paid	of dividend increases

2021 Compensation Program Highlights

►  Aligned CEO Incentive Payout Decisions with Stockholder Interests: As a result of the increases in the total project capital cost forecast for Plant Vogtle Units 3 and 4 and the resulting charges against earnings for 2021, the Committee reduced the CEO’s incentive compensation payouts by approximately $5.0 million

►  Completed First GHG Reduction LTI Performance Period: The 2019-2021 GHG reduction goal achievement was 147% of target as we exceeded the 3-year cumulative MW change target, reflecting the retirement of more coal fired generating units than anticipated for the performance period

►  Continued Commitment to GHG Reduction Incentive Pay Alignment for CEO: Continued including a GHG reduction goal as a meaningful part of the CEO’s long-term equity award

►  Strengthened Clawback Policy: Adopted an enhanced incentive compensation clawback policy for senior leadership

►  Enhanced Stock Ownership Guidelines: Increased stock ownership requirements for CEO

►  Continued Focus on Pandemic Response: To address the impacts of the continued pandemic challenges of 2021 on our workforce, we worked diligently to help ensure the total well-being of our employees directly and through Company benefit plans

2022 Compensation Program Updates

►  Aligning Incentive Compensation with Commitment to Increasing our Renewable and Carbon-Free Generation Footprint: Added new operational metric to our short-term incentive plan that measures the availability of net zero generation resources, including nuclear, solar, wind and hydro

►  Strategic Enhancements to GHG Reduction Goal: Enhanced several components of our long-term incentive GHG emission reduction goals:

●  Extended participation to two additional senior executives

●  Refined targets to better reflect renewable resource capacity factors and battery storage

●  Broadened the assessment range of the qualitative assessment

Compensation Discussion and Analysis

Our Compensation Focus

In 2021, we worked through a continuing global health pandemic and ongoing economic uncertainty. We maintained our commitment to attracting and retaining a premium workforce by remaining competitive on many fronts, including compensation and employee benefits.

►	We closely monitored the compensation program, including incentive compensation metrics and goals set for 2021, to help ensure that it balanced the demands of the pandemic and appropriately recognized 2021 performance and long-term value creation for our stockholders and reflected feedback from our ongoing stockholder engagement program.
►	To remain competitive in the tight labor market, we worked with management to analyze and refine our total rewards to meet the diverse needs of our employees, including the executive team, and to attract and retain talent in a constantly evolving market. We also enhanced training and workforce development opportunities to support employees at all levels and foster retention.
►	We continue to target the total direct compensation for our executives at market median and place a very significant portion of that target compensation at risk. For our CEO, 91% of pay is at risk. This approach helps ensure management accountability to deliver on our annual and long-term financial and operational goals.
►	The Committee exercises discretion when necessary to appropriately align payouts with business performance and stockholder returns. In 2021 as well as prior years, this has resulted in exercising negative discretion to reflect charges against earnings resulting from large construction projects and excluding large gains from asset dispositions that were not included in our annual financial plans.
►	The Committee continues to believe that the majority of executive pay should be focused on long-term incentives. In 2021, 75% of the CEO’s target pay was comprised of long-term awards based on multi-year achievement of financial goals, stock price performance and the Company’s GHG goals.
►	In 2021, we increased efforts to recruit and develop diverse talent. These efforts include the adoption of measures to help prevent bias in recruiting and hiring practices.

Key Company Performance Metrics

We delivered strong adjusted financial, operational and stock price performance in 2021.

Exceeded our 2021 EPS goal
Target	Result	Payout
$3.30	$3.41	178%
Exceeded our 2021 operational goals, including safety, customer satisfaction and reliability
Target	Result	Payout
Various	Well above target	173%
Exceeded our peer group on the three-year TSR goal
Target	Result	Payout
Median	Top Decile	200%
Exceeded our 2019-2021 GHG reduction target goal and performed exceptionally on the qualitative modifier for advancing the energy portfolio of the future
Target	Result	Payout
Various	Above target	147%

Compensation Decisions for our Executive Leadership

►	In 2021, the Company maintained robust operational performance, including a consistent focus on system reliability, enhanced cyber and physical security measures and the delivery of strong adjusted financial results for our stockholders. Calculated incentive compensation payouts for 2021 reflect our outstanding performance.
►	The CEO’s leadership was critical to the Company’s continued success in 2021. He maintained focus on our key operational and customer service objectives, led meaningful progress toward reaching our decarbonization goals and helped to ensure our hiring, training and retention practices remained robust amid the continuing global pandemic, a tightening labor market and economic uncertainty.
►	The CEO was also instrumental in the continued progress on our long-term strategy, including divesting of non-core assets and furthering focus on our regulated utility business lines.
►	The CEO’s leadership facilitated achievement of major milestones at the Vogtle construction site during 2021, although the Company also confronted challenges that extended the project’s schedule and resulted in charges against earnings for 2021.
►	Accordingly, consistent with its past approach to addressing earnings adjustments, the Committee applied negative discretion to reduce the calculated 2021 incentive payouts for the CEO by approximately $5.0 million.
►	For other members of senior management, one of whom is an NEO, performance awards were forfeited as of December 31, 2021 due to delay in the completion of specific milestones for the Plant Vogtle Unit 3 construction project. The value of the lapsed awards was in excess of $2.2 million.

52	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

Letter from the Compensation and Management Succession Committee

To our Fellow Stockholders:

During 2021, we remained clearly focused on our core commitment to provide clean, safe, reliable and affordable energy to the customers and communities we serve. Our more than 27,000 employees worked diligently to deliver on this commitment and contributed to our many accomplishments during the year. Economies in our service territories largely rebounded to pre-pandemic levels, and our business followed suit, posting adjusted EPS for 2021 above the top end of our guidance range. Our businesses were not immune to lingering pandemic-related complications in the supply chain, inflationary pressures and a tight labor market. However, through innovation, strategic planning and effective execution, we were able to manage through the challenges.

The vision and the leadership of our Chairman and CEO Tom Fanning produced strong operational and adjusted financial performance. Our TSR outperformed the Philadelphia Utility Index and the Dow Jones Industrial Average for the three-year period ended December 31, 2021; we executed our financial plan; we notified state environmental agencies of our intention to retire or repower coal generating units; Georgia Power made meaningful progress at Plant Vogtle Units 3 and 4; and we retained and expanded our diverse workforce. See page 8 for the 2021 Company performance overview.

Compensation Committee Oversight and Engagement

This past year, we remained actively engaged in our oversight responsibilities for executive compensation, leadership and talent development, management succession planning, and human capital management, including a continued focus on employee health and well-being. We aim to implement compensation programs that are:

►	Designed and administered to drive long-term value creation for our stockholders;
►	Reflective of feedback from our ongoing stockholder engagement program;
►	Responsive to the dynamic environments in which our executives and workforce operate;
►	Supportive of the Company’s plan to reduce GHG emissions and meet its net zero goal; and
►	Aligned with our compensation beliefs.

The four independent Directors serving on our Committee bring a diverse range of qualifications, attributes, skills, experiences and perspectives to our decision making. We are committed to aligning pay with performance each year; hiring, developing and retaining a diverse pool of talent; and promoting alignment of our compensation program with the Company’s long-term strategy and stockholders’ expectations.

Building on what we created over the past several years, we continued our strong and active involvement in stockholder outreach, which includes independent Director participation in key engagements. In addition to direct participation, Directors receive regular updates from management on our stockholder engagement program. Below is an overview of the Committee’s key focus areas over the past year.

Human Capital Management

►	We received regular human capital updates from the management teams of each Company subsidiary on their specific initiatives for employee attraction, engagement and retention; diversity, equity and inclusion initiatives and results; pay equity analysis; and employee feedback and outreach efforts and results.
►	In light of extremely tight labor market conditions, we analyzed and refined our total rewards to meet the diverse needs of our employees, including the executive team, and to attract and retain talent in a constantly evolving market. We reviewed and studied multiple reliable sources of wage and economic data (nationally, regionally, within the industry and across other companies) to maintain competitiveness within our markets.
►	We continued supporting employees by offering remote and hybrid work schedules, providing flexibility, while focusing on employee well-being.

Developing Compensation Metrics to Support GHG Reduction Goals and Sustainable Business Practices

►	We were a pioneer among our utility peers by aligning a meaningful portion of the CEO’s long-term equity incentive award to the Company’s 2030 and 2050 GHG emission reduction goals, which we continued in 2021.
►	We have worked diligently to enhance several components of our long-term incentive GHG emission reduction goals for the 2022 performance year:
	●	Extended the application of the goal to two additional senior executives,
	●	Refined targets to consider renewable resource capacity factors and battery storage, and
	●	Broadened the assessment range of the qualitative assessment.
►	We continued using operational metrics in the annual incentive compensation program that include safety, workforce diversity, supplier diversity, customer satisfaction and other measures to support our sustainable business model. Beginning in 2022, we implemented a new zero carbon resource availability goal for annual incentive compensation.

Compensation Discussion and Analysis

Succession Planning

►	We maintained our focus on our succession planning process for senior management and the CEO, including effectively managing transitions for our CFO and the Chairman, President and CEO of Georgia Power during 2021. We continued to test and refine our robust talent pipeline to ensure that it can provide the same dynamic vision and steadfast leadership.
►	Our Committee met and discussed senior leadership talent and the overall company-wide talent management process throughout the year, and facilitated regular exposure, through Board meetings and other opportunities, to high potential employees throughout 2021, including through remote interaction.

Conducting CEO Performance Assessment

►	We reviewed and approved the CEO’s performance goals for 2021 and engaged in ongoing performance assessment dialogue throughout the year.
►	Utilizing an independent third-party, we facilitated the CEO performance review with the independent members of the Board. Details on CEO performance are on page 65.

Evaluating Compensation Plan Design and Alignment with Business Strategy and Stockholder Interests

►	We conducted our annual rigorous program evaluation to assess whether our incentive plan design strikes the right balance between short- and long-term results and is aligned with business strategy, key financial objectives and stockholder interests.
►	As described later in the CD&A, we continue to believe the plan design works as intended to align CEO performance with the long-term strategy of our business and value creation for stockholders.
►	Our Committee continued active engagement in assessing goal rigor and reviewing all earnings adjustments, both positive and negative, in making payout decisions by considering (1) management’s control over the item, (2) whether the item was contemplated in the financial plan, (3) alignment of pay outcome with stockholder impact and (4) alignment of pay outcome with management accountability.

2021 Incentive Compensation Pay Decisions for the CEO and Other Executives

Our businesses are successfully navigating the impacts of the COVID-19 pandemic, with retail sales recovering to pre-pandemic levels. Still, we were not immune to lingering pandemic-related complications such as supply chain challenges, higher non-fuel operations and maintenance costs, and a tight labor market. The Company managed through these challenges and achieved strong outcomes for our employees, customers, stockholders and the communities we serve. The outstanding leadership demonstrated by the CEO and executive team was key to the Company’s operational and financial successes throughout the year. These successes included exceeding our 2021 EPS goal on an adjusted basis, our 2021 operational goals, our 2019-2021 GHG reduction target goal, and our peers on our three-year TSR goal. Consistent with prior years, we did not make any adjustments or changes to the incentive compensation metrics, goals and targets that we set for the year.

Executive leadership during the pandemic at the Vogtle construction site was critical to achieving progress during 2021 in a safe manner with a focus on construction quality. The final major milestone prior to fuel load at Unit 3, Hot Functional Testing, was completed during the year. This testing sequence verified the successful operation of reactor components and systems together, and confirmed the reactor is ready for fuel load. Despite this achievement, the project continued to face challenges throughout 2021 that resulted in schedule extensions and after-tax charges to income in 2021 of $1.3 billion, or $1.19 per share.

Consistent with prior years and our focus on aligning pay with stockholder interests, we felt it was appropriate to take into account these charges against earnings for 2021 when considering executive compensation payouts. Accordingly, we applied negative discretion to reduce the calculated 2021 incentive payouts for the CEO by approximately $5.0 million, including a reduction of the 2021 annual incentive award (PPP) payout (calculated at 174% of target) by approximately $2.4 million or 46%. We applied a consistent approach to the 2019-2021 PSU payout, resulting in a reduction of approximately $2.6 million or 12%.

For certain other members of senior management, including one NEO, performance awards were forfeited as of December 31, 2021 due to the delay in the completion of specific Plant Vogtle Unit 3 construction project milestones. These performance awards were designed to provide accountability and link these executives’ compensation to the successful completion of milestones in accordance with the schedule approved by the Georgia PSC. The value of the lapsed awards was in excess of $2.2 million.

Report of the Compensation Committee

We met with management to review and discuss the CD&A. Based on that review and discussion, we recommended to the Board that the CD&A be included in this proxy statement.

John D. Johns	Donald M. James	Dale E. Klein	E. Jenner Wood III
CHAIR

54	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

CEO Pay for Performance and Alignment with Stockholder Interests

2021 CEO Incentive Payouts Demonstrate Pay for Performance and Alignment with Stockholder Interests

CEO TARGET PAY

We demonstrate strong alignment between CEO pay and performance based on three factors:

1.   We place the overwhelming majority of the CEO’s total compensation at risk

2.   We have metrics and targets in place to align pay with long-term value creation for stockholders

3.   We actively review earnings adjustments to appropriately align payout in a manner consistent with stockholder interests and stockholder feedback

CEO Pay Aligned with Long-Term Total Shareholder Return

We continue to create significant long-term stockholder returns through stock price appreciation and dividends paid to our stockholders. The chart below demonstrates the link between CEO incentive pay and the Company’s three-year stock price performance relative to the industry peer group for the years from 2019 through 2021.

►	For 2021, the majority of the CEO incentive compensation was tied to stockholder value created from 2019 to 2021 relative to our industry peers.*
►	During that same period, the Company created more than $36 billion of stockholder value.

CEO INCENTIVE PAY STRONGLY ALIGNED TO 3-YEAR STOCK PRICE PERFORMANCE RELATIVE TO INDUSTRY PEER GROUP* (CEO pay in millions)	MORE THAN $36B OF STOCKHOLDER VALUE CREATED FROM 2019 TO 2021

     Target Incentive Pay Represents the target PPP and the target PSU granted for the applicable year. Though PRSUs have a performance hurdle, they are excluded from the analysis as they are less sensitive to TSR performance.

     Actual Incentive Pay Represents actual PPP and PSU payouts for the applicable year, including the application of any negative discretion by the Committee

   3-Year TSR % Rank Percentile rank for Southern’s TSR compared to the relative TSR for the industry peer group for the 3-year performance period ending in the applicable year*

The majority of the 2021 CEO actual incentive payout is tied to total shareholder returns relative to our industry peer group.
*	Industry peers selected by the Committee for determining TSR performance are generally consistent over the last three years, having been adjusted each year for mergers or other business combinations and refinements, based on recommendations from our independent compensation consultant, to better match the Company’s profile (see page 77), and are disclosed in the applicable proxy statement for the year the PSU grant was made.
**	Market capitalization calculated based on the stock price on December 31, 2018. Market capitalization growth based on the closing stock price on December 31, 2021 as compared to the closing stock price on December 31, 2018.

Compensation Discussion and Analysis

Strong adjusted EPS growth for 2019–2021 allowed us to deliver consistent dividend growth for stockholders

►	Over the last three years, we have delivered strong adjusted EPS results above the top end of our projected guidance ranges. These results were driven by a combination of constructive regulatory outcomes for customers and stockholders and effective cost discipline.
►	This performance has enabled us to increase dividends per share for 20 consecutive years. Moreover, we have paid a dividend equal to or greater than the prior year for the last 74 years.

Reported EPS was $4.53 in 2019, $2.95 in 2020, and $2.26 in 2021. For a reconciliation of adjusted EPS to EPS under GAAP, see page 108.

CEO Pay Aligned with Consistent Progress toward Reducing GHG Emissions

Starting in 2019, we aligned a portion of the CEO long-term incentive pay with our GHG emission reduction goals. The addition of zero carbon generation resources and the retirement of coal generating units (cumulative megawatt change) has driven progress toward achieving GHG emissions reductions of 50% from 2007 levels by 2030 and net zero by 2050. Achievement of the initial three-year performance period quantitative metric and qualitative modifier above target is consistent with the Company’s progress in its decarbonization efforts. More details can be found on page 69.

2019 TO 2024 PLANNED AND ACTUAL TRAJECTORY TOWARD CUMULATIVE MW CHANGE GOAL

ANNUAL PROGRESS TOWARD 50% GHG EMISSION REDUCTION GOAL

*	Note: GHG emissions can fluctuate with electricity demand, fuel prices, and other variables outside Southern Company’s control. Electricity demand in 2020 was reduced by COVID-19 impacts and mild weather. In addition, low natural gas prices in 2020 gave the natural gas generating fleet favorable economics relative to most coal units, displacing additional coal generation and the associated higher coal GHG emissions.

56	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

Stockholder Outreach and Say on Pay Response

We are committed to year-round engagement with our stockholders. Feedback from our stockholders has resulted in changes to our executive compensation program and enhancements to our disclosures over time.

At our 2021 annual meeting, we received over 95% support of the votes cast on the Say on Pay vote, which follows a stockholder vote of over 95% support in 2020. Through 2021 and early 2022, we continued our stockholder outreach efforts, reaching out to the holders of about 50% of our stock. Since January 2021, we have had engagements with stockholders representing over 30% of our stock. Independent Directors participated directly in many of these key engagements.

An overview of what we heard from the engagements with respect to executive compensation matters and how we have responded is described below.

What We Heard	What We Did

Alignment of Pay with GHG reduction efforts

►   Stockholders continue to support linking CEO pay and GHG reduction goals and overwhelmingly support including the metric as part of long-term equity incentive pay rather than the annual incentive

►   Stockholders continue to express support for the GHG goal quantitative metric that measures key changes in megawatts, reflecting the transition in our fleet, as compared to a percentage decrease in emissions, which is more likely to be impacted by annual changes to weather patterns and the strength of the economy that is outside of management’s control; stockholders also continue to express support for the qualitative modifier that is part of the GHG goal

►   A group of stockholders asked the Committee to consider broadening the qualitative modifier payout range and to enhance disclosure of the factors considered by the Committee in its qualitative assessment

►   Most stockholders continue to believe that aligning 10% of the CEO’s target long-term incentive award with our GHG reduction goals is appropriate, though some stockholders suggested an increase in the percentage

►   A group of stockholders asked the Committee to consider expanding application of the GHG goal as part of the long-term incentive award to other members of the executive team

►   A group of stockholders asked the Committee to consider ways to align annual incentive compensation for a broader group of employees with our decarbonization efforts

✓  Committee continued to include the GHG reduction compensation metric in 2021 CEO incentive awards

●   Continued using a quantitative metric of cumulative megawatt change as a reliable measure of progress in our fleet transition, along with a qualitative modifier

●   For the 2021 to 2023 performance period, an ambitious stretch goal was utilized for the quantitative metric

●   Enhanced disclosure of the factors considered by the Committee in its qualitative assessment of progress toward net zero by 2050

✓  Committee continued to align 10% of the CEO’s long-term equity incentive award with our GHG reduction goals, noting that stockholders representing a significant percentage of ownership support the relative allocation among TSR, ROE and GHG as appropriately aligned with financial, market-based and GHG performance goals. However, given that there are some stockholders that continue to suggest an increase in the weighting of the GHG goal, we plan to continue to seek shareholder feedback on this topic during 2022

✓  In response to stockholder feedback, the Committee updated the GHG goal beginning with the 2022-2024 performance period:

●   Broadened the qualitative modifier payout range to better reflect potential upside and downside risk related to meeting the GHG goal

●   Expanded and better differentiated the types of zero-carbon generation that are used to both set the goal and to measure performance against the goal

●   Expanded the individuals that have the GHG goal as part of their long-term incentive award to include the CFO and the EVP of Operations, individuals with systemwide responsibility related to meeting our emission reduction goals

✓  In response to stockholder feedback, the Committee added a net zero availability metric to the short-term incentive award that will apply to almost 15% of our employees

Compensation Discussion and Analysis

What We Heard	What We Did

Alignment between CEO pay and financial performance

Consistent with the over 95% support for the 2021 Say on Pay vote, stockholders expressed the following:

►   Satisfaction with the 2020 payout decisions

►   Support of the overall pay program designs

►   Trust that the Committee will carefully assess each adjustment to earnings and act to promote pay for performance alignment

✓  Committee continued to evaluate plan design to help ensure that the programs are producing outcomes that are aligned with stockholders’ interests and overall Company performance. At the same time, we did not make significant changes to the overall plan design given stockholders’ year-over-year support for the program

✓  Committee continued to review all adjustments to earnings, whether positive or negative, to determine their appropriateness based on management control, materiality and overall impact to investors

✓  After thoughtful consideration by the Committee and consultation with the independent compensation consultant, in light of the charges to earnings for the Vogtle construction project in 2021, the Committee exercised negative discretion and reduced the CEO’s calculated 2021 incentive payouts by approximately $5.0 million

✓  Committee remained consistent in applying negative discretion to ensure accountability for large construction projects consistent with stockholder interests

Focus on human capital management

►   Interest from stockholders in understanding how we considered the health and safety of our workforce during the pandemic and any changes made to our incentive compensation targets and goals as a result of the pandemic

►   Interest from stockholders in our DE&I efforts, talent development and transparency on workforce diversity data, including disclosure of our EEO-1 workforce diversity data

►   Interest from stockholders on succession planning for key executive positions

✓  Committee strongly supported management’s priority of keeping our employees healthy and safe

✓  Committee did not change the incentive targets or goals under our annual or long-term incentive plans as a result of the ongoing pandemic

✓  Committee continued to focus on talent development and DE&I efforts

✓  Company began disclosing aggregated EEO-1 workforce diversity data in 2021 and will continue to do so on an annual basis

✓  Continued engagement and regular review sessions for CEO and senior management succession planning with the support of an external consultant that specializes in succession planning

58	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

Executive Compensation Best Practices

What We Do	What We Don’t Do

✓  Compensation Committee focuses on aligning actual payouts with performance and stockholder interests

✓  100% of short- and long-term incentive awards are performance-based

✓  Independent compensation consultant retained by the Compensation Committee

✓  Policy against hedging and pledging of stock by Directors and executive officers

✓  Executive officers receive limited ongoing perquisites that make up a small portion of total compensation

✕  No tax gross ups for executive officers (except on certain relocation-related expenses)

✕  No employment agreements with our executive officers

✕  No stock option repricing

✕  No excise tax gross-ups on change-in control severance arrangements

✓  Strong stock ownership requirements for Directors and executive officers

✓  Change-in-control severance payouts require double-trigger of change in control and termination of employment

✓  Clawback provision applies to all incentive compensation awards with enhanced Clawback Policy provisions for key executives

✓  Annual pay risk assessment undertaken with input from the independent consultant

✓  91% of CEO target pay is at risk based on achievement of performance goals

✓  Engagement in year-round stockholder outreach efforts

✓  Dividends on stock awards received only if underlying award is earned

✓  Annual compensation audit conducted to help ensure pay equity

Executive Compensation Program

Overview of Key Compensation Components

Element	Vehicle	Link to Stockholder Value
Base Salary	Cash	► Fixed cash compensation rewards scope of responsibility, experience and individual performance to attract and retain top talent
Annual Performance Pay Program (PPP)	Cash

►   Promotes strong short-term business results by rewarding value drivers, without creating an incentive to take excessive risk

►   Serves as key compensation vehicle for rewarding annual results and differentiating performance each year

Long-Term Program	Performance share units (PSUs) (paid in shares of common stock) Performance-based restricted stock units (PRSUs) (paid in shares of common stock)

►   PSUs reward achievement of financial goals and stock price performance compared to utility peers over a three-year period

►   PRSUs reward achievement of financial goals related to our ability to pay regular dividends while promoting employee retention

►   Equity awards provide a significant stake in the long-term financial success of the Company that is aligned with stockholder interests and promotes employee retention

►   For the CEO, equity awards link a meaningful portion of long-term compensation with the Company’s GHG reduction goals

Employee Savings Plan	401(k) plan	► Creates shared responsibility for retirement through matching contributions
Pension Benefits	Defined benefit pension plan and restoration plans	► Financially efficient vehicle to provide market-competitive retirement benefits while promoting employee retention

Compensation Discussion and Analysis

Base Salary

►	The CEO recommends base salary adjustments for each of the other executive officers for the Committee’s review and approval. The recommendations consider competitive market data provided by the Committee’s independent compensation consultant, the need to retain an experienced team, internal equity, time in position, recent base salary adjustments and individual performance. Individual performance includes, among other things, the individual’s relative contributions to the achievement of financial and operational goals in prior years.
►	Base salary adjustments are effective as of March 1 each year.
►	The Committee determines the CEO’s base salary based on its comprehensive review of his individual performance, considering competitive market data provided by the independent compensation consultant.

Name	March 1, 2021 Base Salary ($)	March 1, 2020 Base Salary ($)
Tom Fanning	1,600,000	1,500,000
Dan Tucker(1)	675,000	(3)
Mark Crosswhite	882,876	857,161
Stephen Kuczynski	839,801	815,341
Chris Womack(2)	849,750	(3)
Andrew Evans	884,811	859,040
Paul Bowers	982,291	953,681

(1)	Effective September 1, 2021, Mr. Tucker’s annual base salary increased from $417,623 to $675,000 in connection with his promotion to Executive Vice President and CFO of the Company
(2)	Effective November 1, 2020, Mr. Womack’s annual base salary increased from $702,975 to $825,000 in connection with his promotion to President of Georgia Power. Effective March 1, 2021, Mr. Womack’s annual base salary was increased to $849,750 upon the CEO’s recommendation as described above.
(3)	Mr. Tucker and Mr. Womack were not NEOs as of March 1, 2020.

Annual Incentive Compensation (At Risk)

2021 Annual Performance Pay Program (PPP)

2021 PPP Highlights

►   CEO Pay Decisions: As a result of the charges against 2021 earnings related to the Vogtle construction project, the Committee reduced the CEO’s PPP payout by approximately $2.4 million (46% reduction).

►   Vogtle Performance: PPP goals for the Company, Southern Company Services, Georgia Power, and Southern Nuclear participants include an operational goal component tied to Vogtle Units 3 and 4, as described below. In assessing 2021 performance on this component, the Committee weighed construction delays and cost increases against COVID impact mitigation, incremental progress and strong safety performance.

2022 PPP Updates

►   Commitment to Increasing our Renewable and Carbon-Free Generation Footprint: Added new operational metric that considers the availability of zero carbon generation resources, including nuclear, solar, wind, and hydro as well as battery storage.

The formula for computing PPP payouts is as follows:

Base Salary	×	Target Award Percentage	×	Performance Goal Achievement	=	PPP Award Earned
		(% of Base Salary; varies by pay grade)		(% of target level; payout ranges from 0% to 200%)		(ranges from 0% to 200%)

60	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

PPP Goal Rigor and Process Used to Set Goals

►	The Committee establishes the financial goals for EPS and net income based on the Company’s financial plan and value proposition, focusing on providing regular, predictable and sustainable EPS and dividend growth.
►	The Company’s goal setting process employs a multi-layered approach and analysis that incorporates a blend of objective and subjective business considerations and other analytical methods to help ensure that the goals are sufficiently rigorous. Goals are calibrated in part based on relative performance versus peer companies.
►	No payout under the PPP can be made if events occur that impact the Company’s financial ability to fund the common stock dividends.

2021 PPP GOAL WEIGHTING

CEO and CFO	Other NEOs

Financial Goal Setting Process

Belief: The Committee believes that paying on adjusted EPS and net income in conjunction with active Committee engagement aligns pay outcomes with stockholder interests

The Committee reviews the financial plan approved by the Finance Committee to reflect the current economic and regulatory environment and expectations for investment opportunities with the aim to deliver regular, predictable and sustainable EPS and dividend growth to investors over the long-term.

The Committee believes that setting goals in support of the achievement of our long-term EPS growth objectives is in the best interest of investors, rather than comparisons of year-over-year GAAP results. This approach focuses on the long-term EPS growth trajectory and, when setting the EPS goal, considers unique factors that may have impacted the prior year’s results, such as:

►	Weather-related revenue and expenses
►	Regulatory, legislative or policy changes from federal or state authorities
►	Impact of acquisitions and dispositions

The Committee calibrates the EPS goal to align with our publicly announced guidance range and considers industry comparisons and growth expectations to establish the threshold, target and maximum performance levels.

The process described above resulted in the Committee setting the EPS goals as described below.

Year	EPS Guidance Range	EPS Target (Middle of Guidance)	Year over Year EPS Target Increase	Increase from Prior Year Adjusted EPS Result
2021	$3.25 - $3.35	$3.30	$0.14(4%)	$0.05 higher ($3.25)
2022	$3.50 - $3.60	$3.55	$0.25(7.6%)	$0.14 higher ($3.41)

Compensation Discussion and Analysis

Belief: When determining payouts on the EPS goal, the Committee remains actively engaged at every regular Committee meeting in reviewing any EPS or net income adjustments

In determining EPS adjustments, the Committee considers:

►	Whether the item was contemplated in the financial plan
►	Whether the item was outside of normal operations (one-time versus recurring item or something outside of management’s control)
►	Whether the pay outcome would align with stockholder interests

In 2021, the Committee applied a reduction of approximately $5.0 million to the CEO’s total compensation as a result of the charges against 2021 earnings related to the Vogtle construction project which is consistent with prior Committee practice and our focus on aligning pay with stockholder interests. Since 2017, the cumulative impact of the Committee’s exercise of discretion on the CEO’s total compensation due to charges against earnings from large construction projects has resulted in a reduction of approximately $18.3 million.

Operational Goal Setting Process

Belief: The Committee believes that operational goal targets should be set at challenging levels to achieve and drive long-term growth and success

The Committee establishes operational goals that are primarily based on industry benchmarks, with the objective of delivering top quartile results compared to industry peers.

For goals that do not have a comparable industry benchmark, the Committee sets stretch targets to motivate continuous improvement.

As part of its goal-setting process, the Committee reviews previous goals and performance along with input from the Operations, Environmental and Safety Committee on operational goals to appropriately align the threshold, target and maximum goals with expected Company performance.

2021 Financial Performance

Financial Goal Achievement for 2021 PPP

We exceeded the financial goals for the year set by the Committee for 2021 financial performance.

Financial Goals	Threshold ($)	Target ($)	Maximum ($)	Result(1) ($)	Calculated Achievement (%)
EPS	3.14	3.30	3.46	3.41	178%
Alabama Power Net Income (millions)	1,098	1,150	1,250	1,238	186%
Georgia Power Net Income (millions)	1,543	1,675	1,855	1,845	196%
Southern Nuclear Net Income (millions)	(2)	(2)	(2)	(2)	191%

(1)	In determining EPS and net income for compensation goal achievement purposes, the Committee excluded acquisition and disposition impacts; estimated loss on plants under construction, including charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries) and tax impacts; earnings from the Wholesale Gas Services business; impairment charges related to a pipeline project and two leveraged leases; and costs associated with the extinguishment of debt at Southern Company. For a reconciliation of EPS, as adjusted, to EPS under GAAP, see page 108.
(2)	Net income achievement for Southern Nuclear is determined by an average of the Alabama Power and Georgia Power Net Income payouts

Goal	Performance	Weight
EPS	Supports commitment to provide stockholders solid, risk-adjusted returns and to support and grow the dividend	The Company’s net income from ongoing business activities divided by average shares outstanding during the year EPS target is consistent with our business plan and aligned with the midpoint of our publicly-announced guidance range for the year
Business Unit Net Income	Supports delivery of stockholder value and contributes to the Company’s sound financial policies and stable credit ratings	Net income after dividends on preferred and preference stock, if any Target is consistent with our 2021 business plan

62	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

2021 Operational and ESG Performance

Operational Goal Achievement for 2021 PPP

The Company’s operational goals reflect our aim to deliver clean, safe, reliable and affordable energy to our customers. These goals also promote our sustainable business model by focusing on workforce development, improving our community through providing reliable and affordable energy and reflecting the Company’s focus on ESG matters.

The following table provides a summary of the operational goals for the Company’s CEO and CFO. Since Mr. Tucker was the CFO of Georgia Power prior to assuming the role of CFO in September 2021, his PPP goals also include goals for Georgia Power.

Environmental and GHG Emissions Reduction Goals

GHG Emission Reductions – Our long-term incentive program includes a goal to measure our progress on these commitments. Please refer to page 69 for more details.

Environmental Footprint	Community Impact	Economic Development

Our incentive programs are aligned with our environmental principles and commitments. These goals demonstrate our commitment to reducing emissions while maintaining reliability and affordability. We are committed to achieving 50% GHG emissions reduction (relative to 2007) by 2030 and net zero GHG emissions by 2050.

Goal	Performance	Weight	Goal Payout
Plant Vogtle Units 3 and 4 – Building the first new nuclear units in the United States in more than three decades. These units will play an essential role in supporting our goal of net zero carbon emissions by 2050.	Construction continues to prioritize safety, quality, and design standard satisfaction. In assessing 2021 performance, the Committee weighed construction delays and cost increases against COVID impact mitigation, achievement of major milestones, and strong safety performance. Once complete, these units will produce clean, safe, reliable and affordable energy.	10%	100%
Generation Availability – Achieve top quartile for Combined Reliability Metric	Exceeded goal; achieved industry-leading Combined Reliability Metric results	10%	200%
Nuclear Operations – Achieve targets for nuclear safety, reliability and availability	Exceeded nuclear operations goals		170%
Gas Infrastructure – Our pipeline replacement program and our focus on responding to leaks and preventing damages mitigates the release of methane to the atmosphere and improves community safety	Exceeded gas operations goals		158%

NEW for 2022: Net Zero Availability goal – The PPP operational goals will include a measure for the availability of net zero generation resources, including nuclear, solar, wind, and hydro. This goal demonstrates our commitment to increasing our renewable and carbon-free generation footprint.

Compensation Discussion and Analysis

Human Capital Goals
Safety	Diversity	Sustainable Workforce

These goals demonstrate our commitments to Safety and Diversity, Equity and Inclusion.

Goal	Performance	Weight	Goal Payout
Safety – Reduce serious injuries and achieve milestones for critical risk controls and the safety & health management system	Exceeded safety goal	20%	200%
Culture – Improve representation of minorities and women in leadership and across the organization, achieve top quartile performance on DiversityInc. ranking and spending targets with diverse suppliers	Exceeded culture goal: improved diverse representation and recognized as one of the top 50 companies for diversity by DiversityInc; spending with diverse suppliers was slightly below target	20%	151%

Customer Satisfaction and Reliability Goals
Community Impact	Safety	Economic Development	Customer Relationships

Nothing is more fundamental to our business than keeping the lights on and fueling our communities. These goals demonstrate our commitment to providing a world-class customer experience.

Goal	Performance	Weight	Goal Payout
Customer Satisfaction – Achieve 2nd quartile ranking on benchmarks surveys for each customer segment	Exceeded customer satisfaction goal: achieved top quartile rankings in customer satisfaction for each customer segment	30%	200%
Power Delivery – Maintain transmission and distribution system reliability, based on historical performance of the frequency and duration of outages	Exceeded power delivery targets for the frequency and duration of outages	10%	157%
Gas Operations – Improve pipeline safety and reliability by reducing damages from excavations and leak response time	Exceeded gas operations goals		155%
Total Operational Goal Achievement		100%	173%

The operational goals for the other NEOs are aligned with their specific operating company, and the structure is consistent with the goals for the Southern Company CEO and CFO. Their operational goal weights are:

►	Mark Crosswhite: Safety at 20%, Culture at 20%, Customer Satisfaction at 30%, Power Delivery Reliability at 15% and Generation Availability at 15%
►	Stephen Kuczynski: Safety at 20%, Culture at 10%, Nuclear Safety at 30%, Capability Factor at 20% and Plant Vogtle Units 3 and 4 Project Execution at 20%
►	Chris Womack: Safety at 20%, Culture at 10%, Customer Satisfaction at 30%, Plant Vogtle Units 3 and 4 Project Execution at 20%, Power Delivery Reliability at 10% and Generation Availability at 10%

64	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

2021 Individual Performance

CEO Performance Assessment

Continued leadership and commitment from our CEO led Southern Company to deliver strong adjusted financial and operational results in 2021, despite the continuing effects of the global pandemic which impacted our customers, our employees, and the communities that we serve. Our Board recognizes the strong leadership of Mr. Fanning within Southern Company and across the utility industry. Below are some of the performance highlights noted by the Committee for 2021.

Tom Fanning Chairman of the Board, President and CEO

FINANCIAL AND OPERATIONAL SUCCESS

►	Company remained financially strong with a continued focus on quality credit metrics and outstanding financial results
	●	Adjusted EPS finished above the top of guidance at $3.41 compared to our guidance range of $3.25 to $3.35
	●	Continued focus on regulated businesses by divesting non-core assets, including Sequent Energy, and the termination of investment in new pipeline construction
	●	Effectively executed our capital plan and maintained discipline around credit metrics
►	Operational performance continued to lead the industry
	●	Maintained outstanding customer satisfaction ratings
	●	Implemented protocols to prioritize health and safety of our workforce
	●	Enhanced cyber and physical security programs and operational resiliency
	●	Our grid automation strategies and investments are delivering real value to customers and our customers experienced 15% fewer minutes of interruptions in 2021
	●	Continued focus on employee safety through processes, culture and risk reduction to prevent injuries
	●	Achieved positive and constructive regulatory outcomes at Nicor Gas, Mississippi Power Company, Virginia Natural Gas and Chattanooga Natural Gas

CULTURE AND HUMAN CAPITAL

►	Maintained focus on senior executive succession readiness and development of key talent
►	Through our Moving to Equity commitment, the CEO facilitated the development and communication of a comprehensive plan focusing on equity in talent, culture, community investment, political engagement, supplier diversity and social justice, including a commitment of $225 million to advance racial equity and social justice in our communities over the next five years
►	Continued to prioritize the development of cultural bandwidth and agility through Emotional Intelligence training
►	Supported employees through pandemic by focusing on remote work schedules, flexibility and employee well-being (physical, financial, and emotional/social) with no employee lay-offs due to the COVID-19 pandemic
►	Company recognized for its management quality, culture and focus on human capital, including one of the World’s Most Admired Companies from Fortune magazine and top rated utility for Management by Wall Street Journal Management Top 250 list

Compensation Discussion and Analysis

ACHIEVE SUCCESS WITH PLANT VOGTLE UNITS 3 AND 4
►	Facilitated achievement of major milestones at Plant Vogtle Units 3 and 4 during 2021, including commencement of hot functional testing and progress toward fuel load of Unit 3, despite challenges that resulted in schedule extensions.
	●	Unit 3: All 157 fuel assemblies have been loaded in spent fuel pool in preparation for fuel load; 21 systems turned over from construction to ITP and 11 areas turned over from construction to site operations
	●	Unit 4: Began open vessel testing and completed structural integrity & integrated leak rate testing
►	As of the end of 2021, direct construction was 99% complete for Unit 3 and 92% for Unit 4
►	Continued leadership and governance of construction of the first new nuclear units in the U.S. in over three decades, including a necessary focus on quality construction and thorough documentation procedures, and effective oversight of related regulatory processes
►	Despite continued progress, the project also faced challenges resulting in schedule delays, and charges to earnings totaling $1.3 billion after tax in 2021.

EVOLVE ESG STRATEGY AND ONGOING STAKEHOLDER ENGAGEMENT
►	Advanced long-term strategy of transitioning fleet to net zero GHG emissions by 2050
►	Energy from coal in 2021 represented 21% of energy mix and energy from zero-carbon resources was 31%, compared to 69% and 15% in 2007, demonstrating the continued transition of our fleet
►	Added approximately 1,100 MWs of renewable generation
►	Announced intent to close nearly 6,370 MWs of coal generation (more than 55% of the Company’s remaining coal capacity) by the end of 2028
►	Continued leadership in R&D, including engagement with key members of Biden administration regarding decarbonization objectives and policy needs
►	Enhanced transparency on decarbonization progress, including achieving CDP Climate Score of “A-” or leadership level for the second year (one of only 12 companies within our sector worldwide to attain this score)
►	Led substantive engagement during the year with Climate Action 100+ investor group, our environmental stakeholder group, and other key investors and stakeholders

CREATE LONG-TERM VALUE THROUGH INDUSTRY LEADERSHIP AND CREDIBILITY
►	During 2021, the CEO’s leadership within the industry continued to inform business strategy and create long-term value for stockholders:
	●	Involvement with the federal executive and legislative branches
	●	Commissioner of the Cyberspace Solarium Commission
	●	Principal of the American Energy Innovation Council
	●	Co-chair of Electricity Subsector Coordinating Council
	●	Member of the Tri-Sector Executive Working Group (public-private partnership that manages national risk across critical sectors in financial services, communications and electricity)
	●	Elected chairman of Institute of Nuclear Power Operations (INPO) effective March 2022
	●	Company participation in the 26th United Nations Climate Change Conference of Parties (COP26)
	●	Led Company’s participation in GridEx VI, hosted by NERC’s Electricity Information Sharing and Analysis Center
►	Additional leadership recognitions in 2021:
	●	Atlanta magazine’s Atlanta 500 list of influential leaders in the community (Government and Infrastructure category)
	●	Named one of Georgia Trend magazine’s 100 Most Influential Georgians
	●	Receipt of 2021 Bobby Jones Award from the Atlanta Area Council of the Boy Scouts of America

66	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

Other NEOs Performance Assessment

Our team of NEOs successfully led the Company through a challenging 2021. The Committee believes the overall performance of the executive officer team was pivotal to the many successes highlighted above for 2021, and as such, recognized the team exceeded expectations for the year.

Dan Tucker	Mark Crosswhite	Stephen Kuczynski	Chris Womack
Executive Vice President and CFO of the Company	Chairman, President and CEO of Alabama Power	Chairman, President and CEO of Southern Nuclear	Chairman, President and CEO of Georgia Power

The executive management team collectively led and supported many of the initiatives listed above. Individual contributions and performance were assessed and pay differentiated for each executive. The following areas were considered for individually assessing each member of the executive team’s contributions for 2021:
►	Emphasis on workforce well-being including equitable employee recruitment and development
►	Customer growth and constructive regulatory outcomes
►	Strong financial and operational performance with best-in-class customer service
►	Achieve continued progress with Plant Vogtle Units 3 and 4
►	Commitment to transitioning the fleet and meeting interim GHG reduction goal by 2030 and long-term goal of net zero by 2050

2021 PPP Payouts

Name	Target 2021 PPP Opportunity (% of salary)	Target 2021 PPP Opportunity ($)	EPS Payout (%)(1)	Net Income Payout (%)(1)	Operational Payout (%)(1)	Individual Payout (%)(1)	Total Payout (%)(1)	Calculated 2021 PPP Payout ($)	Reduction to Payout ($)	2021 PPP Payout ($)
Tom Fanning	190%	3,040,000	178%	N/A	173%	167%	174%	5,282,000	(2,439,600)	2,842,400
Dan Tucker(2)	50%/80%	403,515	178%	N/A	173%	175%	176%	709,292	—	709,292
Mark Crosswhite	80%	706,301	178%	186%	175%	177%	179%	1,261,454	—	1,261,454
Stephen Kuczynski	75%	629,851	178%	191%	148%	150%	167%	1,050,591	—	1,050,591
Chris Womack	80%	679,800	178%	196%	159%	190%	179%	1,215,482	—	1,215,482
Andrew Evans	80%	707,849	178%	N/A	173%	175%	176%	1,244,045	—	1,244,045
Paul Bowers	100%	982,291	178%	196%	159%	175%	176%	832,349	—	832,349

(1)	Shown as rounded numbers.
(2)	PPP target and payout were prorated to reflect change in position as of September 1, 2021.

Compensation Discussion and Analysis

Long-Term Equity Incentive Compensation (At Risk)

2021 LTI HIGHLIGHTS
►	CEO Pay Decisions: As a result of the charges against earnings for 2021 relating to the Vogtle construction project, the Committee reduced the CEO’s PSU payout by approximately $2.6 million (12% reduction)
►	First GHG Reduction Long-Term Incentive Payout: The 2019-2021 GHG reduction quantitative and qualitative goal achievement was 147% as we exceeded the 3-year net MW change target
►	Commitment to GHG Reduction Goal: Continued including a GHG goal as a meaningful part of the CEO’s long-term equity award and project to meet our 50% reduction commitment as early as five years earlier than projected

2022 LTI UPDATES
►	Commitment to GHG Reduction Goal: Enhanced several components of the GHG emission reduction goals for 2022:
	►	Extend the eligibility goal to two additional senior executives
	►	Enhance alignment with renewable resource efficiency
	►	Extend the assessment range of the qualitative assessment

Our long-term equity incentive compensation (LTI) program has evolved in response to stockholder feedback and our ongoing evaluation of best practices. We provide LTI through a combination of performance shares (PSUs) and performance-based restricted stock units (PRSUs).

2021 Long-Term Equity Incentive Grants

►	Long-term performance-based awards are intended to promote long-term success and increase stockholder value by directly tying a substantial portion of the NEOs’ total compensation to the interests of stockholders.

			Weighting
	Metric(s)	CEO	Other NEOs
PSUs - Relative TSR & Consolidated ROE Earned solely on achievement of pre-established performance goals over 2021-2023 performance period Potential payout of 0-200% based on actual level of goal achievement	► Relative TSR measured against an industry peer group ► Consolidated Southern Company ROE	65%	70%
PRSUs - Cash from Operations Goal Earned if 2021 cash from operations exceeds 2020 dividends. If earned, vest over three-year period	► Cash from operations must exceed prior year’s dividends paid	25%	30%
PSUs - GHG Reduction Goal Earned solely on achievement of pre-established performance goals aligned with Company’s 2030 and 2050 GHG reduction goals	► Quantitative metric of cumulative MW change ► Qualitative modifier	10%	N/A

►	If earned, awards are paid in common stock. Accrued dividend equivalent units (DEUs) are received only if the underlying award is earned and paid out.
►	The number of shares granted was determined by using the target value divided by the closing price of common stock on February 3, 2021, the date the Committee approved the grant. PSU awards with performance tied to relative TSR are valued in the Summary Compensation Table and Grants of Plan-Based Awards Table using a Monte Carlo analysis, resulting in amounts that differ from what is shown in this CD&A. For more information on the valuation of those PSUs and the Monte Carlo value, see the footnotes following the Summary Compensation Table and the Grants of Plan-Based Awards Table.

68	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

2021-2023 Performance Share Unit Award

The PSU award includes financial and market-based performance goals over the three-year performance period from 2021 to 2023 and is further subject to a credit quality threshold requirement.

Goal	Why it’s important	What it measures and how we set the goal
Relative TSR	Aligns award with shareholder returns on a relative basis over the performance period	TSR relative to a utility peer group of companies that are believed to be most similar to the Company in both business model and investors. It measures investment gains arising from stock price appreciation and dividends received from that investment. The peer group is described on page 77 and is subject to change based on merger and acquisition activity.
Consolidated ROE	Aligns performance with regulatory ROE commitment and is a counterbalance to net income in the PPP	Consolidated Southern Company ROE of the traditional electric operating companies, Southern Company Gas and Southern Power
GHG Reduction Goal (for CEO only)	Aligns performance with Southern Company’s 2030 and 2050 GHG emission reduction goals	GHG reduction goal measures the progress on the Company’s emissions reduction commitment through quantitative and qualitative metrics

The financial goal is also subject to a credit quality threshold requirement that encourages the maintenance of adequate credit ratings to provide an attractive return to investors. If the primary credit rating falls below investment grade at the end of the three-year performance period, the payout for the ROE goal will be reduced to zero.

For each of the financial performance measures, a threshold, target and maximum goal was set at the beginning of 2021. The threshold, target and maximum for the GHG emission reduction goal are described in the 2021-2023 Long-Term Incentive Award - GHG Reduction Goal for CEO section below.

	Relative TSR Performance	Consolidated ROE Performance	Payout
Maximum	90th percentile or higher	12.5%	200%
Target	50th percentile	10.5%	100%
Threshold	10th percentile	9.0%	0%

2021-2023 Long-Term Incentive Award - GHG Reduction Goal for CEO

To demonstrate our commitment to GHG reduction, including the net zero by 2050 goal, the Committee continued to include a GHG metric in the CEO’s 2021 LTI award. A meaningful portion of the CEO’s 2021 LTI award (10% or up to $2.7 million) is aligned with our GHG reduction goals. This goal has both quantitative and qualitative components.

Quantitative Metric: The Committee chose to express the quantitative measure in terms of cumulative change in MWs over the three-year performance period. Expressing the measure as the cumulative change in MWs reflects the transition in our overall generation fleet, as opposed to expressing the measure in the decrease in emissions. If the measure had instead been expressed in terms of the decrease in emissions, results could be impacted by factors outside the Company’s control such as annual changes to weather patterns, the strength or weakness of the economy, and fuel prices and availability, potentially resulting in an unwarranted increase or decrease in incentive compensation.

Target performance over the 2021-2023 period is aligned with the trajectory necessary to reduce GHG emissions 50% by 2030, as compared to 2007. The metric utilized is cumulative MW change, which is limited to:

►	Adding zero-carbon MWs, and
►	Placing coal or gas steam generation units in retirement status or inactive reserve (which means no longer available for routine generation operations and dispatch, but available for resiliency and reliability)

Setting the GHG Goal associated with the Long-Term Incentive Award:

To achieve the Company’s goal of reducing GHG emissions 50% by 2030, a significant change in the Company’s generation fleet is required over a number of years. The magnitude of change to the generation fleet necessary to meet the Company’s 50% GHG reduction goal requires a long-term effort, begun years ago, due to:

►	lead times associated with adding new generation resources,
►	adding new transmission facilities,

Compensation Discussion and Analysis

►	retiring existing generation resources, and
►	maintaining reliability and affordability for customers.

These generation changes are “lumpy,” meaning that the MW transition does not follow a straight line. Rather, the MW change will be larger in some years than in other years due to the discrete size of individual generation units and the lead times to implement the changes. For the 2021-2023 performance period, the target cumulative MW change was set based on the 2021-2023 projections from the scenarios originally used in 2018 to set the goal of a 50% GHG reduction by 2030. The stretch goal was set to accelerate the timing of a 50% reduction in GHG emissions.

GHG Reduction Goal Cumulative MW Change Comparisons

The GHG goal is based on the cumulative, realized actual change in MW over a forward-looking three-year performance period. As the Committee thoughtfully sets each three-year performance goal, it bases the target goal on the trajectory upon which the 50% GHG reduction by 2030 goal was set. This helps ensure the goal’s three-year cumulative MW change will maintain the trajectory necessary to achieve the Company’s larger commitment of attaining a 50% GHG reduction by 2030. The stretch goal is set to a level that would drive acceleration of the goal achievement.

Announcements or decisions regarding coal or gas steam generation or additions of zero carbon generation do not count toward goal performance. Goal performance achievement is based on the actual date when new zero carbon generation begins commercial operation or when coal or gas steam generation is permanently removed from routine generation operations and dispatch.

►	100% payout target goal: Set based on the original 2018 projected MW change in 2021-2023 required to meet the Company’s goal to reduce GHG emissions by 50% by 2030. Meeting the 100% payout level for 2021-2023 is projected to result in achieving our 50% GHG reduction goal approximately 5 years early due to exceeding the MW change goal in 2019-2021 and the current projection of exceeding the MW change goal in 2020-2022.
►	150% payout stretch goal: Set at a level about 21% greater than the target payout, to further accelerate timing of achieving the 50% GHG reduction goal. The threshold for the 2021-2023 goal has been set to a level equal to about 80% of the 2021-2023 cumulative MW target, preventing any payout if the 2021-2023 cumulative MW change threshold is not met over the course of the performance period.

Below are the net MW change goals for the 2021-2023 performance period.

2021-2023 Cumulative MW Change(1)	MW Change Implications(2)	Payout % of Target
< 1,852 MW	Failure to accomplish enough fleet transition to realize achievement of the 50% GHG reduction goal approximately five-years early	0%
1,852 MW	Accomplishing enough fleet transition to achieve the 50% GHG reduction goal approximately five-years early	50%
2,291 MW	Accomplishing enough fleet transition to exceed the 50% GHG reduction goal by one percentage point (51%) approximately five years early	100%
2,771 MW	Accomplishing enough fleet transition to exceed the 50% GHG reduction goal by two percentage points (52%) approximately five years early	150%

(1)	Goal is expressed in cumulative MW change. Not all MWs have the same GHG emission impacts.
(2)	Estimated actual reductions in GHG emissions assume average weather, moderate natural gas prices and trend economic growth. Deviations from average weather, natural gas prices or trend economic growth could result in greater or lesser GHG emissions than estimated.

Qualitative Component: The qualitative component creates incentives to achieve our 2050 goal through a qualitative assessment. Both the Committee and the entire Board evaluate the CEO’s leadership in advancing the energy portfolio of the future. The qualitative component is applied as a modifier to the payout determined under the quantitative component, and can result in up to a 30% increase in the overall payout for this goal.

►	Leadership and energy policy (nationally and within the industry)
►	Decarbonization R&D investments (such as EPRI and Southern proprietary R&D)
►	Investments (such as corporate venture capital spend and Energy Impact Partners)
►	New business development (through Southern Power and PowerSecure (e.g., renewables, distributed generation, distributed infrastructure, etc.))
Achievement	Modifier
Fails to meet	0%
Meets	+15%
Exceeds	+30%

70	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

2021 Long-Term Equity Incentive Grant Amounts

Name	Target as Percent of Base Salary		PSU – Relative TSR(1)	PSU – Consolidated ROE(1)	PSU – GHG(1)	PRSU – Cash From Operations(1)	Total Long-Term Grant (100%)
Tom Fanning	875%		$5,600,012	3,500,000	1,399,988	3,500,000	14,000,000
		# of units	94,197	58,873	23,549	58,873	235,492
Daniel Tucker	70%		$116,938	87,689		87,689	292,316
		# of units	1,967	1,475		1,475	4,917
Mark Crosswhite	275%		$971,175	728,381		728,381	2,427,937
		# of units	16,336	12,252		12,252	40,840
Stephen Kuczynski	250%		$839,791	629,873		629,873	2,099,536
		# of units	14,126	10,595		10,595	35,316
Chris Womack	275%		$934,732	701,034		701,034	2,336,801
		# of units	15,723	11,792		11,792	39,307
Andrew Evans	275%		$973,315	729,987		729,987	2,433,289
		# of units	16,372	12,279		12,279	40,930
Paul Bowers	350%		$1,375,197	1,031,398		1,031,398	3,437,994
		# of units	23,132	17,349		17,349	57,830
(1)	Certain metrics for the 2021-2023 long-term equity incentive grant for the CEO are weighted slightly different than for the other NEOs as noted above.

2021 Performance-Based Restricted Stock Units Award

►	PRSUs are earned only if Southern Company’s cash from operations in 2021 exceeds $2.69 billion, the amount of dividends paid in 2020. If earned, the PRSUs vest one-third each year over a three-year period.
►	The Committee believes that allocating a portion of the LTI program to PRSUs with a one-year performance goal related to our ability to pay regular dividends and a payout period of three years continues to provide alignment with stockholders and enhance retention.

2019-2021 Performance Share Unit Payouts

The calculated payout for the 2019-2021 PSU awards was 200% of target before applying any adjustments.

Payout Results
PSUs – Relative TSR	200%
PSUs – ROE	200%
PSUs – GHG (for CEO only)	147%
Total Weighted Average	193% for CEO / 200% for others

Name	Grant Date Target Value of PSUs Granted ($)	Calculated Value of PSUs Earned ($)	Reduction to Payout ($)(1)	2021 PSU Payout ($)(2)
Tom Fanning	8,386,528	21,197,894	(2,563,662)	18,634,232
Dan Tucker	207,394	554,557		554,557
Mark Crosswhite	1,839,553	4,919,217		4,919,217
Stephen Kuczynski	1,272,583	3,403,084		3,403,084
Chris Womack	944,066	2,524,595		2,524,595
Andrew Evans	1,843,632	4,930,104		4,930,104
Paul Bowers	2,012,590	5,381,938		5,381,938
(1)	This column reflects the resulting reduction to the PSU payout attributable to the Committee’s exercise of discretion in light of the charges against earnings related to Plant Vogtle Units 3 and 4.
(2)	For NEOs other than the CEO, based on the closing price of $66.79 on February 11, 2022, the trading date immediately preceding the date that the Committee approved payouts. For the CEO, based on the closing price of $64.87 on February 16, 2022, the date that his payout was approved. Includes accrued DEUs.

Compensation Discussion and Analysis

Recent Payout Results for the Long-Term Equity Incentive Awards

The chart below summarizes calculated payouts for the three most recent PSU award three-year performance cycles, including the recently completed 2019-2021 performance cycle. The chart does not reflect discretionary reductions, if any, determined by the Committee.

The 2017-2019 performance period was the first award cycle to include PRSUs, which comprised 30% of the total LTI grant for that performance period. The chart below does not include PRSU payouts; they are described in more detail following the chart.

Performance Period	Performance Measures	Weight	2017	2018	2019	2020	2021	Total Calculated Payout
2019-2021 PSUs	Relative TSR - Custom Peer Group	40%				200%		200%
	Consolidated ROE*	25% CEO/30% Others				200%		200%
	GHG Reduction Goal (for CEO Only)	10% CEO/0% Others						147%
2018-2020 PSUs	Relative TSR - Custom Peer Group	40%			183%			181%
	Consolidated ROE*	30%			178%
2017-2019 PSUs	Relative TSR - Custom Peer Group	30%		108%
	Cumulative EPS*	20%		129%				134%
	Equity-weighted ROE*	20%		177%
*	In determining EPS and ROE for compensation goal achievement purposes for the performance periods above, the Committee excluded acquisition, disposition and integration impacts, including related impairment charges (2017-2021); earnings from the Wholesale Gas Services business (2017-2021); estimated loss on plants under construction, including charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries) and tax impacts (2017-2021); the 2018 earnings impact of the Toshiba parent guarantee proceeds paid in 2017 (2018); settlement proceeds of Mississippi Power’s claim for lost revenue resulting from the 2010 Deepwater Horizon oil spill in the Gulf of Mexico (2018); additional net tax benefits as a result of implementing federal tax reform legislation (2018); impairment charges associated with a pipeline project, a natural gas storage facility and leveraged leases (2019-2021); and costs associated with the extinguishment of debt at Southern Company (2020-2021).

2019-2021 GHG Reduction Goal PSUs Payout Results for CEO

QUANTITATIVE COMPONENT (113% Payout)

►	The target goal for the 2019-2021 award is a 3,080 MW cumulative change over the three-year performance period. Over the performance period, the Company achieved 3,192 MWs of fleet transition, representing 113% payout results, through:
	►	New solar generation placed into service at various times over the performance period;
	►	The 2019 retirements of Plant Hammond, Plant Gorgas and Plant McIntosh Unit 1; and
	►	Placement of Plant Gadsden Unit 2 on inactive reserve status.

Note: The retirement of Plant Gorgas was not forecasted or included in the original IRP plans on which the goal was based, so the approximately 900 MWs associated with Plant Gorgas added upside to the goal achievement. However, the delay of Vogtle Unit 3’s commercial operation as well as a delay in a third-party owned large solar generator had a partially offsetting negative impact on goal achievement since these MWs were not in commercial operation by the end of 2021.

QUALITATIVE COMPONENT (+30%)

The Committee in partnership with the Board and the Operations, Environmental and Safety Committee has assessed the performance of the CEO with regards to his leadership in advancing the energy portfolio of the future to have exceeded expectations (Modifier = 30%) set forward at the beginning of the performance period. The Committee, in partnership with the Operations, Environmental and Safety Committee, noted a number of 2019-2021 actions that aid our ability to achieve net zero:

►	Leadership and energy policy
	●	Engagements with numerous federal policy makers advocating sound energy and climate policy
	●	Announced goal to convert 50% of Southern Company’s light duty vehicles to electric by 2030
►	R&D investments
	●	Anchor sponsor in the multi-sector, international Low-Carbon Resources Initiative begun by the Electric Power Research Institute and the Gas Technology Institute
	●	Extended agreement with the U.S. Department of Energy (DOE) to operate the National Carbon Capture Center and to expand the scope to include both carbon capture for natural gas-fired generation as well as direct air capture of existing GHG from the atmosphere

72	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

	●	Participating in study to assess feasibility of a commercial-scale, regional GHG geological storage hub
	●	Participating in research to develop cost-effective zero-carbon hydrogen-based energy solutions
	●	Secured DOE award to further develop the TerraPower advanced nuclear reactor concept
►	Investments
	●	Committed $45 million in the Energy Impact Partners Fund II, focused on advancing critical climate solutions and
	●	Additional $10 million commitment to the Energy Impact Partners Frontier Fund, focused on breakthrough deep decarbonization technologies
►	New business development
	●	Southern Power completed, or is in the process of adding, four wind facilities and five utility-scale battery storage projects
	●	Acquired/partnered with companies for 100+ MW of energy storage and Bloom Energy Servers

2019 TO 2024 PLANNED AND ACTUAL TRAJECTORY TOWARD CUMULATIVE MW CHANGE GOAL

ANNUAL PROGRESS TOWARD 50% GHG EMISSION REDUCTION GOAL

*	Note: GHG emissions can fluctuate with electricity demand, fuel prices, and other variables outside Southern Company’s control. Electricity demand in 2020 was reduced by COVID-19 impacts and mild weather. In addition, low natural gas prices in 2020 gave the natural gas generating fleet favorable economics relative to most coal units, displacing additional coal generation and the associated higher coal GHG emissions.

Compensation Discussion and Analysis

Performance Updates: 2020-2022 and 2021-2023 GHG Reduction Goals

QUANTITATIVE COMPONENT

►	The target goal for the 2020-2022 award is a 1,723 cumulative MW change. Through the end of 2021, the Company is trending favorably, with a little more than 60% of the target already accomplished through new solar generation placed into service in 2020 and 2021 and several large generation changes expected to occur in 2022.
►	The target goal for the 2021-2023 award is a 2,291 cumulative MW change. Through the end of 2021, the Company forecasts exceeding the goal based on zero-carbon generation additions made in 2021 and future anticipated coal unit retirements and zero-carbon generation additions.

Looking Ahead: 2022-2024 GHG Reduction Goal

The Committee has continued including the GHG goal as part of the CEO’s long-term equity incentive award for the 2022-2024 performance period. Performance over the period from 2022 to 2024 is aligned with a trajectory to achieve our 50% GHG emission reduction goal as early as five years early. The 150% payout stretch cumulative MW change goal for 2022-2024 has been set at a level about 84% greater than the target cumulative MW change goal for the 2022-2024 performance period.

2022 GHG Reduction Goal Updates

►	Including the GHG reduction goal as part of the long-term equity incentive compensation of additional senior executives
	●	Southern Company Executive Vice President of Operations and
	●	Southern Company CFO
►	Enhancing the qualitative component so that it has the potential to not only provide upside but to also penalize poor performance
	●	The 2022-2024 modifier can range from -25% to +50%, as compared to the prior 0% to +30%
►	Expanding and better differentiating the types of zero-carbon generation that are used to both set the goal and to measure performance against the goal
	●	New wind generation to receive 1.25 MWs credit for each nameplate MW of addition, in recognition of wind’s greater capacity factor and associated greater GHG reduction benefits than solar
	●	Energy storage, either stand-alone or paired with solar, with a full-load storage discharge duration of 4 to 8 hours and available for providing capacity and energy benefits under the control of Southern Company’s fleet operations personnel will receive 0.5 MWs credit for each nameplate MW of addition, in recognition of the importance of energy storage in reliably and cost-effectively integrating an increasing amount of intermittent renewable generation. Energy storage with a full-load discharge duration of greater than 8 hours will receive 0.75 MWs credit for each nameplate MW of addition, in recognition of the importance of long duration energy storage to enable reliance on a high penetration of intermittent renewables.

Consulting Agreement for Mr. Evans

Mr. Evans voluntarily stepped down from his role as CFO of the Company on September 1, 2021 and served as a senior adviser to the CEO before retiring from the Company effective December 31, 2021. Effective January 1, 2022, Mr. Evans was appointed to the board of directors of Georgia Power and receives the standard compensation payable to a non-employee director of that entity which consists of an annual cash retainer of $84,000 and an annual stock retainer of $66,000 payable in common stock.

Mr. Evans entered into a consulting agreement with Southern Company Services, Inc. pursuant to which he will serve as a consultant to facilitate a smooth transition in the chief financial officer role at the Company. The term of the consulting agreement is from January 1, 2022 until December 31, 2023. Under this agreement, Mr. Evans will earn $250,000 in annual compensation and he will not be eligible to receive any equity compensation for his service as a consultant. The consulting agreement also specified that the individual performance goal component of Mr. Evans’ PPP for 2021 was deemed achieved at no less than 100% of target. If Mr. Evans’ consulting services are terminated without cause, or if Mr. Evans dies or becomes disabled, Mr. Evans will receive any unpaid compensation that he would have otherwise received under the consulting agreement for its full term. The consulting agreement contains standard confidentiality and non-solicitation provisions.

74	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

Benefits

Fulsome summaries of our Benefit Plans can be found in Appendix B - Benefit Plan Summary at page 113.

Retirement Benefits

►	Employee Savings Plan: Substantially all employees are eligible to participate in the Employee Savings Plan (ESP), our 401(k) plan. The NEOs are also eligible to participate in the Supplemental Benefit Plan (SBP), which is a nonqualified deferred compensation plan where we can make contributions that are prohibited to be made under the ESP due to limits under the tax code.
►	Pension Benefits: Substantially all employees participate in a funded Pension Plan. Normal retirement benefits become payable when participants attain age 65. The Company also provides unfunded benefits to certain employees, including the NEOs, under two nonqualified plans: the Supplemental Benefit Plan (Pension-Related) (SBP-P) and the Supplemental Executive Retirement Plan (SERP). The SBP-P and the SERP provide additional benefits the Pension Plan cannot pay due to limits applicable to the Pension Plan.
►	Deferred Compensation Benefits: We offer a Deferred Compensation Plan (DCP), which is an unfunded plan that permits participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service.

Change-in-Control Protections

►	We believe that change-in-control protections allow management to focus on potential transactions that are in the best interest of our stockholders.
►	Change-in-control protections include severance pay and, in some situations, vesting or payment of incentive awards.
►	We provide certain severance payments if there is a change in control of the Company and a termination of the executive’s employment (either involuntary termination not for cause or voluntary termination for good reason), often called a “double trigger”.
►	Severance payment for the CEO is three times salary plus target PPP opportunity. For the other NEOs, severance is two times salary plus target PPP opportunity. No excise tax gross-up would be provided.

Perquisites

►	We provide limited perquisites to our executive officers, consistent with the Company’s goal of providing market-based compensation and benefits.
	►	The Committee recognizes that permitting limited personal use of system aircraft for certain executives allows them to continue to perform their duties in a safe, secure environment and promotes safe and effective use of their time. For 2021, the Committee approved personal use of system aircraft for Mr. Fanning and Mr. Kuczynski. Amounts are included in the Summary Compensation Table.
	►	The personal safety and security of employees at home, at work and while traveling is of utmost importance to the Company. Given Mr. Fanning’s profile and high visibility, the Committee believes that the costs of his security program are appropriate and a necessary business expense and that we can benefit from the added security measures for him. Costs reported in the Summary Compensation Table reflect the ongoing security services provided during 2021.
►	No tax assistance is provided on perquisites to executive officers of the Company, except on certain relocation-related benefits that are generally available to all employees.

Compensation Governance Practices, Beliefs and Oversight

Our Commitment to Provide Equitable Compensation for all Employees

Our compensation system is designed to promote pay equity throughout the entirety of each employee’s tenure. To help ensure compensation is fair, competitive and equitable, we have adhered to several key strategies:

►	We pay market-competitive rates. We use highly reliable data sources and rigorous compensation analysis to help ensure alignment to the market.
►	We adhere to the pay for performance philosophy which allows managers to reward employees based on performance within established controls.

Compensation Discussion and Analysis

►	We utilize several additional measures to promote fairness and consistency, including strong market data and job pricing, well-defined salary structures, comprehensive merit and incentive processes — along with clear procedures for employees to voice concerns.
►	When appropriate, pay adjustments may occur in accordance with an employee’s performance or changes in responsibilities. Adjustments may also occur with ad hoc market-based changes or as the result of an equity audit.

We conduct pay equity audits each year. These audits are performed to evaluate potential inequities or inconsistencies in our pay practices. Since 2020, we have collaborated with an independent third party to perform annual pay equity audits plus wage gap and glass ceiling analyses. Detailed results are reported to the Compensation Committee and senior leadership. High-level results were communicated to all employees in 2021. These annual audits help us evaluate our compensation program and consistently confirm strong pay equity across all operating companies.

The Compensation Committee and senior management remain vigilant in our efforts to help ensure all employees are treated fairly and consistently.

►	We have a longstanding commitment to equitable pay at all levels across the Southern Company system. As we navigated through the ongoing unprecedented challenges of 2021, we continued our communication and education programs to inform our employees of our longstanding dedication to paying fair and equitable compensation.
►	Our commitment aligns closely with the concept of Unquestionable Trust that we find in Our Values. It speaks to our commitment to act with honesty, respect, fairness and integrity in all we do. Simply put, discrimination in any form has no place in our business practices, including those that have to do with employee compensation.

Clawback of Compensation

Clawback Provisions in the Omnibus Plans

The 2011 Omnibus Plan and the 2021 Omnibus Plan include clawback provisions that apply to PPP and LTI awards granted under those plans. These clawback provisions are triggered if (1) we are required to prepare an accounting restatement due to material noncompliance as a result of misconduct with any financial reporting requirement under the securities laws (a Restatement Trigger), and (2) a participant knowingly or grossly negligently engaged in the misconduct, or knowingly or grossly negligently failed to prevent the misconduct, or if the participant is one of the individuals subject to automatic forfeiture under the Sarbanes-Oxley Act of 2002.

Clawback Policy

For incentive-based compensation granted after May 26, 2021, our Clawback Policy provides us with an additional basis to recoup incentive-based compensation from certain members of our senior management, including our NEOs. The Clawback Policy applies in the following circumstances:

►	Restatement: The Committee may provide for the recovery or adjustment of excessive incentive-based compensation from a covered employee if (1) there is a Restatement Trigger, and (2) the Committee determines that the covered employee committed misconduct that contributed to the noncompliance that resulted in the Restatement Trigger.
►	Detrimental Activity: The Committee may provide for the reduction, forfeiture or recovery of incentive-based compensation with respect to a covered employee if the covered employee has engaged in certain detrimental activity (such as certain misconduct or a material violation of our Code of Ethics or applicable Company policies) that results in significant financial or operational loss or serious reputational harm to the Company or its subsidiaries (a Detrimental Activity Trigger)

The Clawback Policy generally allows for recovery for at least three years prior to the year in which the Committee determines that a triggering event has occurred. This three-year recovery period represents an enhancement over the clawback period under our Omnibus Plans, which allow for the recovery of award payments that are earned or accrued during the 12-month period following the first public issuance or filing that was restated.

76	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

Peer Groups and Establishing Market-Based Compensation Levels

Peer Group for 2021 Compensation Decisions	Peer Group for Relative TSR Metric for 2021-2023 Performance Period

►  Used to determine the total direct compensation for our executives

►  Approximates the competitive market in which we compete for talent in executive and managerial roles

►  Consists of 19 publicly traded utility companies (subject to changes resulting from mergers and acquisitions)

►  In 2021, Pay Governance, in conjunction with the Compensation Committee, conducted a detailed review of internal considerations and external practices for the determination of the compensation peer group.

►  Adjustments to the peer group and the benchmarking approach were made to focus on large companies (at least $6 billion in revenues) with more similar businesses, including other large diversified utilities that have combined electric and gas operations.

►  We target the total direct compensation for our executives at market median of the peer group.

►  Used to measure our relative TSR performance (used in the PSU award)

►  The peer group against which we measure our relative TSR for the 2021-2023 performance period for the performance shares consists of 22 publicly traded utility companies that we believe are most similar to Southern Company in both their business model and investors.

►  The Compensation Committee considers companies that have at least 70% regulated assets and $7 billion in market capitalization.

►  Several companies in the relative TSR peer group do not meet the revenue size requirement to be included in the compensation peer group, and some companies might not participate in the survey from which the data for the compensation peer group is derived.

Peers used for BOTH: 2021 Compensation Decisions Peer Group and 2021-2023 Relative TSR Peer Group

Ameren Corporation	DTE Energy Company	PPL Corporation
American Electric Power	Duke Energy Corporation	Public Service Enterprise
Company, Inc.	Edison International	Group Incorporated
CenterPoint Energy, Inc.	Entergy Corporation	Sempra Energy
CMS Energy Corporation	Eversource Energy	WEC Energy Group, Inc.
Dominion Energy, Inc.	FirstEnergy Corp.	Xcel Energy Inc.

+	+

2021 Compensation Decisions Peer Group	2021-2023 Relative TSR Peer Group
Exelon Corporation	Alliant Energy Corporation
NextEra Energy, Inc.	Consolidated Edison, Inc.
PG&E Corporation	Evergy, Inc.
Fortis Energy Services
NiSource Inc.
Pinnacle West Capital Corporation

Compensation Discussion and Analysis

Other Compensation and Governance Inputs, Policies and Practices

Role of the Compensation Committee

►	The Compensation Committee is responsible for overseeing the development and administration of our compensation and benefits policies and programs as well as the review and approval of all aspects of our executive compensation programs.
►	The Compensation Committee is supported in its work by the HR Department, the Finance Committee (financial goals), the Operations, Environmental and Safety Committee (operational goals) and the Compensation Committee’s independent compensation consultant.

Role of the CEO

►	The CEO makes recommendations to the Compensation Committee regarding other executive officers with respect to (1) base salary adjustments, (2) PPP targets and individual performance achievement payouts and (3) LTI targets. These recommendations are based upon market data provided by the independent compensation consultant, the CEO’s assessment of each executive officer’s performance, the performance of the individual’s respective business or function and employee retention considerations.
►	The Compensation Committee considers the CEO’s recommendations in approving the compensation for the other executive officers. However, the Compensation Committee makes the final decisions with respect to compensation decisions for the executive officers.
►	The CEO does not play any role with respect to decisions impacting his own compensation.

Role of the Independent Compensation Consultant

►	The Compensation Committee has retained Pay Governance LLC as its independent executive compensation consultant. Pay Governance reports directly to the Compensation Committee. A representative of Pay Governance attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chair between meetings.
►	Pay Governance provides various executive compensation services to the Compensation Committee pursuant to a written consulting agreement with the Compensation Committee. Generally, these services include advising the Compensation Committee on the principal aspects of our executive compensation program and evolving industry practices and providing market information and analysis regarding the competitiveness of our program design and our award values in relation to the executives’ performance.
►	In 2021, Pay Governance provided an annual competitive evaluation of target total compensation for the NEOs. Additionally, the Compensation Committee relies on Pay Governance to provide information and advice on executive compensation and related corporate governance trends throughout the year. Pay Governance provided no services to Company management during 2021.
►	The Compensation Committee retains authority to hire Pay Governance directly, approve its compensation, determine the nature and scope of its services, evaluate its performance and terminate its engagement. The Compensation Committee has assessed the independence of Pay Governance pursuant to the listing standards of the NYSE and SEC rules and concluded that Pay Governance is independent and that no conflict of interest exists that would prevent Pay Governance from serving as an independent consultant to the Compensation Committee.

Prohibition on Hedging and Pledging of Common Stock

Our insider trading policy includes an “anti-hedging” provision that prohibits Directors and employees (including officers) and certain of their related persons (such as certain of their family members and entities they control) from purchasing or selling, or making any offer to purchase or sell, derivative securities relating to securities of the Company or its subsidiaries. The policy specifies examples of covered derivative securities, including exchange-traded options to purchase or sell securities of the Company or its subsidiaries (so-called “puts” and “calls”) or financial instruments, that are designed to hedge or offset any decrease in the market value of securities of the Company or its subsidiaries (including but not limited to prepaid variable forward contracts, equity swaps, collars and exchange funds).

Our insider trading policy also includes a “no pledging” provision that prohibits pledging of our stock for all Southern Company executive officers and Directors.

78	Southern Company 2022 Proxy Statement

Compensation Discussion and Analysis

Stock Ownership Requirements

We believe ownership requirements align the interests of officers and stockholders by promoting a long-term focus and facilitating long-term share ownership.

►	All of our executive officers are subject to stock ownership requirements.
►	All of our executive officers are meeting their applicable ownership requirements.
►	Mr. Fanning exceeds his stock ownership requirements by more than seven times.
►	Ownership arrangements counted toward the requirements include shares held in Company-sponsored plans, phantom stock investments in the DCP and the SBP, and shares beneficially owned by the executive officer outside of Company-sponsored plans.
►	Because Mr. Bowers and Mr. Evans retired during 2021, they are no longer subject to the stock ownership requirements.

CEO STOCK OWNERSHIP AS OF MARCH 1, 2022

Effective January 1, 2021, the Compensation Committee enhanced the stock ownership requirements.

►	Increased ownership requirement for CEO from five times base salary to six times base salary.
►	Reduced timeframe to meet applicable ownership requirement from six years to five years for newly-elected and newly promoted officers.
►	Eliminated reduced requirement at age 60 for our Management Council; these executives must maintain their full ownership requirement.

Tax Deductibility of Compensation

U.S. tax law limits a public company’s deductions to $1 million per year for compensation paid to its CEO, CFO and each of its three other most highly compensated executive officers, as well as to any individual who was subject to the $1 million deduction limitation in 2017 or any later year. There is no exception for qualifying performance-based compensation unless it is pursuant to a written binding contract in effect as of the transition date of November 2, 2017. Certain annual cash incentive awards and equity-based incentive awards made on or before the transition date may satisfy the requirements for deductible compensation and any compensation in excess of $1 million paid to a covered person after 2017 will not be deductible unless it qualifies for transition relief. The Committee continues to retain the discretion to make awards and pay amounts that do not qualify as deductible.

Despite the changes to the tax code, the Compensation Committee continues to believe that a significant portion of our executive officers’ compensation should be performance based and tied to pre-approved performance measures.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is made up of independent Directors of the Company who have never served as executive officers of the Company. During 2021, none of the Company’s executive officers served on the Board of Directors of any entities whose executive officers serve on the Compensation Committee.

Executive Compensation Tables

Summary Compensation Table

Name (a)	Year (b)	Salary ($) (c)	Stock Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Thomas A. Fanning Chairman, President and CEO, Southern Company	2021	1,582,692	14,902,407	2,842,400	1,689,005	227,055	21,243,559
	2020	1,536,539	12,260,206	2,625,000	5,721,710	223,395	22,366,850
	2019	1,389,616	10,836,513	3,496,675	11,927,890	214,491	27,865,185
Daniel S. Tucker Executive Vice President and CFO, Southern Company	2021	494,036	311,160	709,292	1,131,281	31,192	2,676,961
Mark A. Crosswhite Chairman, President and CEO, Alabama Power	2021	878,425	2,584,436	1,261,454	477,695	65,580	5,267,590
	2020	884,421	2,486,042	1,202,768	2,672,719	56,822	7,302,772
	2019	825,158	2,524,432	1,129,045	3,703,350	52,679	8,234,664
Stephen E. Kuczynski Chairman, President and CEO, Southern Nuclear	2021	835,568	2,234,864	1,050,591	387,174	283,929	4,792,126
	2020	841,271	2,149,671	1,044,452	848,625	197,455	5,081,474
	2019	786,431	1,746,370	960,642	809,403	174,109	4,476,955
Christopher C. Womack Chairman, President and CEO, Georgia Power	2021	845,466	2,487,427	1,215,482	1,576,684	54,656	6,179,715
Andrew W. Evans, Former Executive Vice President and CFO, Southern Company	2021	880,351	2,590,133	1,244,045	352,211	63,578	5,130,318
	2020	886,360	2,491,535	1,140,805	916,499	63,394	5,498,593
	2019	825,354	2,530,039	1,104,896	973,986	49,489	5,483,764
W. Paul Bowers Former Chairman, President and CEO, Georgia Power	2021	516,418	3,659,598	832,349	2,142,621	68,050	7,219,036
	2020	980,754	3,520,259	1,507,198	4,690,478	60,206	10,758,895
	2019	904,568	2,761,923	1,319,531	3,816,375	59,846	8,862,243

Column (a)

Mr. Tucker and Mr. Womack were not NEOs in 2019 or 2020.

Column (d)

This column does not reflect the value of stock awards that were actually earned or received in 2021. Rather, as required by applicable rules of the SEC, this column reports the aggregate grant date fair value of PSUs, PRSUs, and RSUs granted in 2021.

The value reported for the PSUs related to relative TSR and consolidated ROE is based on the probable outcome of the performance conditions as of the grant date, using a Monte Carlo simulation model (57% of the PSU grant value) and the closing price of common stock on the grant date (43% of the PSU grant value). No amounts will be earned until the end of the three-year performance period on December 31, 2023. The value then can be earned based on performance ranging from 0% to 200%, as established by the Compensation Committee.

The aggregate grant date fair value of the PSUs (excluding Mr. Fanning’s PSUs related to the GHG reduction goals described below) granted in 2021 assuming that the highest level of performance is achieved is as follows: Fanning — $20,004,838; Tucker - $446,942; Crosswhite $3,712,110; Kuczynski — $3,209,982; Womack - $3,572,786; Evans - $3,720,292; and Bowers — $5,256,400.

The value reported for the PSUs granted to Mr. Fanning related to the GHG reduction goals in 2021 is based on the closing price of common stock on the date of the grant. No amounts will be earned until the end of the three-year performance period on December 31, 2023. The value then can be earned based on performance ranging from 0% to 195%, as established by the Compensation Committee. The aggregate grant date fair value of the PSUs granted to Mr. Fanning in 2021 related to the GHG reduction goals assuming the highest level of performance is achieved is $2,729,977.

80	Southern Company 2022 Proxy Statement

Executive Compensation Tables

The amounts in column (d) also reflect the grant date fair value of PRSUs granted to certain of the NEOs in 2021 as described in the CD&A, using the closing price of common stock on the grant date. The aggregate grant date fair value of the PRSUs granted in 2021 and reported in column (d) is as follows: Fanning — $3,500,000; Tucker - $87,689; Crosswhite — $728,381; Kuczynski — $629,873; Womack - $701,034; Evans - $729,987; and Bowers — $1,031,398.

The amount in column (d) also reflects the grant date fair value of restricted stock units of $87,689 granted to Mr. Tucker on February 3, 2021 as described in the CD&A, based on the closing price of common stock on the grant date.

See Note 12 to the financial statements included in the 2021 annual report for a discussion of the assumptions used in calculating these amounts.

Column (e)

The amounts in this column reflect actual payouts under the annual PPP. The amount reported for 2021 is for the one-year performance period that ended on December 31, 2021.

Column (f)

This column reports the aggregate change in the actuarial present value of each NEO’s accumulated benefit under the applicable Pension Plan and supplemental pension plans (collectively, Pension Benefits) as of December 31 of the applicable year.

The Pension Benefits as of each measurement date are based on the NEO’s age, pay and service accruals and the plan provisions applicable as of the measurement date. The actuarial present values as of each measurement date reflect the assumptions the Company selected for cost purposes as of that measurement date; however, the NEOs were assumed to remain employed at any Company subsidiary until their benefits commence at the pension plans’ stated normal retirement date, generally age 65. For Mr. Tucker, his accumulated benefit includes a portion of his Pension Plan benefits which are the subject of a qualified domestic relations order.

Pension values may fluctuate significantly from year to year depending on a number of factors as described below, including age, years of service, annual earnings and the assumptions used to determine the present value, such as the discount rate.

Understanding the Annual Change in Pension Value

No additional pension benefits

► 2021 annual change in pension value is not due to any modifications to the existing pension program or formulas

► Pension formula considers years of service, which has an impact on the year over year change in pension value

Annual changes primarily driven by macroeconomic and non-performance factor changes

► Traditional pension plans are extremely sensitive to interest rate changes, which are macroeconomic factors out of the Company’s control

► Unlike the short-term and long-term incentive programs which are purely performance based, pension values are driven mostly by non-performance factors

High prevalence of traditional pension plans in utility industry

In industries such as the utility industry, traditional pension plans are highly prevalent as they:

► Are the most economically efficient way to provide financial well-being at retirement to our employees

► Help us retain and protect the significant investment we make in our highly skilled workforce and attract the right talent for the future

► Align with our business model

Compensation Committee is committed to the ongoing sustainability of the pension plan

► Over the years, the Committee has taken actions to promote the sustainability of pension benefits for the future, shift to a more shared responsibility between employer and employee and meet evolving workforce needs to attract and retain employees

► The pension plan formula changed in 2018 for new participants from a final average earning formula to a cash balance formula

► Eligibility was closed to additional participants in the SERP nonqualified pension plan program beginning in 2016

► The Committee will continue to assess the pension program so that it attracts, engages, includes and retains the workforce necessary for today and tomorrow

Executive Compensation Tables

The values reported in this column are calculated pursuant to SEC requirements and are based on assumptions used in preparing the Company’s audited financial statements for the applicable fiscal years, as described further on page 88. The plans utilize a different method of calculating actuarial present value for the purpose of determining a lump sum payment, if any. The change in pension value from year to year as reported in the table is subject to market volatility and may not represent the value that an NEO will actually accrue or receive under the plans during any given year.

None of the NEOs received above-market earnings on deferred compensation under the DCP in the years reported.

The material provisions of the Company’s retirement plans and deferred compensation plans in which NEOs participate are described in the Benefit Plan Summary in Appendix B beginning on page 113.

Column (g)

The amounts reported in this column for 2021 are itemized below.

Name	Perquisites ($)	Tax Reimbursements ($)	Company Contribution to 401(k) Plan ($)	Company Contribution to Supplemental Retirement Plan ($)	Total ($)
Tom Fanning	146,338	–	14,790	65,927	227,055
Dan Tucker	7,690	–	14,332	9,170	31,192
Mark Crosswhite	20,780	–	14,790	30,010	65,580
Steve Kuczynski	234,314	7,001	14,790	27,824	283,929
Chris Womack	11,537	–	14,790	28,329	54,656
Drew Evans	18,680	–	14,790	30,108	63,578
Paul Bowers	42,483	–	14,790	10,777	68,050

Perquisites includes financial planning, personal use of corporate aircraft and other miscellaneous perquisites.

►	Financial planning is provided for most officers of the Company, including all of the NEOs. The Company provides an annual subsidy of up to $20,000 per year for Mr. Fanning and up to $15,000 per year for all other NEOs to be used for financial planning, tax preparation fees and estate planning.
►	The Southern Company system has aircraft that are used to facilitate business travel. All flights on these aircraft must have a business purpose, except limited personal use that is associated with business travel is permitted. The amount reported for such personal use is the incremental cost of providing the benefit, primarily fuel costs and airport costs as well as any incidental costs for the crew. Also, if seating is available, the Company permits a spouse or other family member to accompany an employee on a flight. However, because in such cases the aircraft is being used for a business purpose, there is no incremental cost associated with the family travel, and no amounts are included for such travel. Any additional expenses incurred that are related to family travel are included.
► The Compensation Committee recognizes that permitting limited personal use of system aircraft for certain executives allows the them to continue to perform their duties in a safe, secure environment and promotes safe and effective use of their time. For 2021, the Compensation Committee approved personal use of system aircraft for Mr. Fanning and Mr. Kuczynski. The amount for Mr. Fanning is $129,035 and for Mr. Kuczynski is $139,445.
►	The personal safety and security of employees at home, at work and while traveling is of utmost importance to us. The amount reported for Mr. Fanning includes $7,851 related to personal security expenses. Given Mr. Fanning’s profile and high visibility, we believe that the costs of his security program are appropriate and a necessary business expense and that we can benefit from the added security measures for him. Costs reported reflect the ongoing security services provided during 2021.
►	To facilitate the ability of Mr. Kuczynski to be near the Vogtle construction site, the Company assists in covering living expenses (apartment and furniture rental), a vehicle lease, and relocation expenses for Mr. Kuczynski. The amount for 2021 includes $41,667 for living expenses, $16,590 for the vehicle lease, and $7,214 in relocation expenses. Mr. Kuczynski received a tax gross-up payment of $7,001 with respect to only the relocation expenses.
►	Other miscellaneous perquisites include the full cost to the Company of providing the following items: executive physicals, personal use of Company-provided tickets for sporting and other entertainment events, spousal expenses related to business travel, and gifts distributed to and activities provided to attendees at Company-sponsored events.

82	Southern Company 2022 Proxy Statement

Executive Compensation Tables

Grants of Plan-Based Awards in 2021

This table provides information on short-term and long-term incentive compensation awards made in 2021.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair Value of Stock and Option Awards ($) (i)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Tom Fanning		30,400	3,040,000	6,080,000
	2/3/2021				1,531	153,070	306,140	10,002,419
	2/3/2021				235	23,549	45,921	1,399,988
	2/3/2021					58,873		3,500,000
Dan Tucker		4,035	403,515	807,030
	2/3/2021				34	3,442	6,884	223,471
	2/3/2021					1,475		87,689
Mark Crosswhite		7,063	706,301	1,412,602
	2/3/2021				286	28,588	57,176	1,856,055
	2/3/2021					12,252		728,381
Steve Kuczynski		6,299	629,851	1,259,702
	2/3/2021				247	24,721	49,442	1,604,991
	2/3/2021					10,595		629,873
Chris Womack		6,798	679,800	1,359,600
	2/3/2021				275	27,515	55,030	1,786,393
	2/3/2021					11,792		701,034
Drew Evans		7,078	707,849	1,415,698
	2/3/2021				287	28,651	57,302	1,860,146
	2/3/2021					12,279		729,987
Paul Bowers		9,823	982,291	1,964,582
	2/3/2021				405	40,481	80,962	2,628,200
	2/3/2021					17,349		1,031,398

Columns (c), (d) and (e)

These columns reflect the annual PPP opportunity for the NEOs. The information shown as “Threshold,” “Target” and “Maximum” reflects the range of potential payouts established by the Compensation Committee. The actual amounts earned for 2021 are included in column (e) of the Summary Compensation Table. See the Annual Incentive Compensation (At Risk) discussion beginning on page 60 for additional information.

Columns (f), (g) and (h)

These columns reflect the long-term PSUs, PRSUs, and RSUs granted to the NEOs in 2021. The information shown as “Threshold,” “Target” and “Maximum” reflects the range of potential shares that can be earned as established by the Committee for the PSUs, while the information shown as “Target” for the PRSUs reflects the number of potential shares that can be earned if the performance condition is met. The grant date fair value is included in the Stock Awards column (column (d)) of the 2021 Summary Compensation Table. See the Long-Term Equity Incentive Compensation (At Risk) discussion beginning on page 68 for additional information on the 2021 LTI grants.

Column (i)

This column reflects the aggregate grant date fair value of the PSUs, PRSUs and RSUs granted in 2021.

►	For the PSUs, approximately 57% of the value of the PSUs is based on the probable outcome of the performance conditions as of the grant date using a Monte Carlo simulation model ($69.03), while the other approximately 43% is based on the closing price of common stock on the grant date ($59.45).
►	For the PSUs related to the GHG reduction goal for Mr. Fanning, the value of these shares is based on the closing price of the common stock on the grant date ($59.45).
►	The value of the PRSUs is based on the closing price of common stock on the grant date ($59.45). The assumptions used in calculating these amounts are discussed in Note 12 to the financial statements included in the 2021 annual report.
►	The value of the RSUs is based on the closing price of common stock on the grant date ($59.45). The assumptions used in calculating these amounts are discussed in Note 12 to the financial statements included in the 2021 annual report.

Executive Compensation Tables

Outstanding Equity Awards at 2021 Fiscal Year-End

This table provides information about stock options and stock awards (PSUs, PRSUs and RSUs) as of December 31, 2021.

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Option Exercise Price ($) (c)	Option Expiration Date (d)	Number of Units of Stock That Have Not Vested (#) (e)	Market Value of Units of Stock That Have Not Vested ($) (f)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($) (h)
Tom Fanning						18,818	1,290,561
						30,693	2,104,949
						61,331	4,206,112
						138,122	9,472,407
						183,994	12,618,309
Dan Tucker				593	40,652
				847	58,087
				1,537	105,380
						2,968	203,545
						3,586	245,928
Mark Crosswhite						5,260	360,720
						7,468	512,181
						12,764	875,330
						26,140	1,792,681
						29,782	2,042,450
Steve Kuczynski	145,046	44.06	2/11/2023
				9,529	585,366
						3,639	249,553
						6,458	442,880
						11,037	756,947
						22,603	1,550,114
						25,753	1,766,141
						31,762	2,178,238
Chris Womack						2,699	185,111
						3,897	267,271
						12,284	842,466
						13,642	935,568
						28,664	1,965,777
Drew Evans						5,272	361,577
						7,484	513,252
						12,792	877,259
						26,198	1,796,659
						29,848	2,046,976
Paul Bowers	329,250	41.28	2/10/2024
						5,757	394,799
						10,575	725,226
						18,073	1,239,479
						37,015	2,538,489
						42,171	2,892,087

84	Southern Company 2022 Proxy Statement

Executive Compensation Tables

Columns (b), (c) and (d)

Stock options have not been granted since 2014. Stock options vest one-third per year on the anniversary of the grant date. Options granted from 2012 through 2014 with expiration dates from 2022 through 2024 were fully vested as of December 31, 2017.

Options expire three years following death or total disability or five years following retirement, or on the original expiration date if earlier. Mr. Bowers retired on July 2, 2021 and all of his options will expire on the original expiration dates, which are earlier than July 2, 2026.

Columns (e) and (f)

These columns reflect the number of RSUs held by Mr. Kuczynski and Mr. Tucker as of December 31, 2021, including associated DEUs. Mr. Kuczynski was granted RSUs in 2018, and the outstanding RSUs reflected in the table vest in equal installments over a 4-year period, which started in 2019 and ends in 2022. Vesting will be accelerated if the fuel load authorizations for Plant Vogtle Units 3 and 4 are received from the U.S. Nuclear Regulatory Commission before December 31, 2022.

Mr. Tucker was granted RSUs on February 3, 2021, and the outstanding RSUs reflected in the table vest 1/3 each year for a three-year period and associated DEUs on the RSUs. DEUs only pay out if the underlying shares vest.

Columns (g) and (h)

These columns reflect the remaining 1/3 of the PRSUs, including DEUs, granted to the NEOs in February 2019 and the remaining 2/3 of the PRSUs, including DEUs, granted to the NEOs in February 2020. The achievement of the respective performance goals for these shares were certified by the Compensation Committee on February 11, 2020 for the shares granted in 2019 and February 12, 2021 for the shares granted in 2020. The PRSUs that vested in 2021, including the DEUs, are reflected in the Option Exercises and Stock Vested in 2021 table. The remaining PRSUs granted in 2019 vest on the third anniversary of the grant date, and the remaining PRSUs granted in 2020 will vest on the second and third anniversaries of the grant date.

These columns also reflect the full number and value of PRSUs granted to the NEOs in February 2021 that vest 1/3 each year for a three-year period subject to the achievement of a one-year financial performance goal (Southern Company’s 2021 cash from operations exceeds the amount paid in dividends in 2020) and associated DEUs on the PRSUs. DEUs only pay out if the underlying shares vest. The Compensation Committee certified the achievement of this goal on February 13, 2022, and the first 1/3 vested upon that certification. The remaining 2/3 will vest equally on the second and third anniversaries of the grant date.

Column (g) also reflects the target number of PSUs that can be earned at the end of each three-year performance period (January 1, 2020 through December 31, 2022 and January 1, 2021 through December 31, 2023). The number of shares reflected in column (g) also reflects the DEUs on the target number of PSUs. DEUs are credited over the performance period but are only received at the end of the performance period if the underlying PSUs are earned.

The PSUs granted for the January 1, 2019 through December 31, 2021 performance period vested on December 31, 2021 and are reported in the Option Exercises and Stock Vested in 2021 table.

For Mr. Kuczynski, column (g) also reflects unvested shares from a grant of PSUs in May 2018 as of December 31, 2021. Vesting of the PSUs is contingent upon the receipt of the fuel load authorization from the U.S. Nuclear Regulatory Commission for Plant Vogtle Unit 3 (50%) by December 31, 2021 and Unit 4 (50%) by December 31, 2022. As of January 1, 2022, 50% of these PSUs were forfeited by the failure to meet the Plant Vogtle Unit 3 deadline. Failure to meet the Unit 4 deadline will result in forfeiture of the remainder of the award, and the Compensation Committee must certify receipt of fuel load authorization prior to vesting of the award.

The value in column (h) is derived by multiplying the number of shares in column (g) by the common stock closing price on December 31, 2021 ($68.58). The ultimate number of shares earned, if any, will be based on the actual performance results at the end of each respective performance period.

Executive Compensation Tables

Option Exercises and Stock Vested in 2021

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)
Tom Fanning	–	–	344,326	23,054,403
Dan Tucker	–	–	9,912	664,120
Mark Crosswhite	–	–	88,191	5,906,046
Steve Kuczynski	–	–	71,202	4,779,727
Chris Womack	46,056	1,034,167	45,264	3,031,391
Drew Evans	–	–	88,331	5,916,003
Paul Bowers	433,016	9,333,883	97,707	6,536,107

Columns (d) and (e)

PSU grants made in 2019 were subject to a three-year performance period that ended on December 31, 2021. The award was earned at 200% of target; however, the Compensation Committee exercised discretion to reduce Mr. Fanning’s final payout by 12% as discussed in the CD&A. Column (d) includes the PSUs that were earned and associated DEUs, while column (e) reflects the value of the PSUs and associated DEUs, which is derived by multiplying the number of shares that vested by the market value of the underlying shares on December 31, 2021 ($68.58). The value shown in column (e) differs from the amounts shown in the CD&A, which reflects the market value on the trading date immediately preceding the date that the Compensation Committee made its decisions about PSU payouts (February 16, 2022 for the CEO and February 13, 2022 for the other NEOs).

These columns also reflect the value of the RSUs and PRSUs that vested in 2021, including associated DEUs. The value of the RSUs and PRSUs is derived by multiplying the number of shares that vested by the market value of the underlying shares on the vesting date as follows:

►	$56.72 for the RSUs and PRSUs that were granted in 2018 and vested 1/3 on February 27, 2021
►	$61.29 for the RSUs and PRSUs that were granted in 2019 and vested 1/3 on February 11, 2021
►	$59.45 for the PRSUs that were granted in 2020 and vested 1/3 on February 3, 2021 upon certification of the goal performance by the Compensation Committee
►	$61.29 for the RSUs that were granted in 2020 and vested 1/3 on February 11, 2021
►	$68.58 for the RSUs that were granted to Steve Kuczynski in 2018 and vested 20% on December 31, 2021

86	Southern Company 2022 Proxy Statement

Executive Compensation Tables

Pension Benefits at 2021 Fiscal Year-End

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)
Tom Fanning	Pension Plan	40.00	2,631,645	–
	Supplemental Benefit Plan (Pension-Related)	40.00	32,587,191	–
	Supplemental Executive Retirement Plan	40.00	10,685,526	–
Dan Tucker	Pension Plan	22.67	1,029,218	–
	Supplemental Benefit Plan (Pension-Related)	22.67	1,413,567	–
	Supplemental Executive Retirement Plan	22.67	1,252,999	–
Mark Crosswhite	Pension Plan	16.92	926,745	–
	Supplemental Benefit Plan (Pension-Related)	16.92	4,914,826	–
	Supplemental Executive Retirement Plan	16.92	1,521,809	–
	Supplemental Retirement Agreement	15.00	6,691,522	–
Steve Kuczynski	Pension Plan	9.58	531,182	–
	Supplemental Benefit Plan (Pension-Related)	9.58	2,404,472	–
	Supplemental Executive Retirement Plan	9.58	743,052	–
Chris Womack	Pension Plan	33.00	2,081,268	–
	Supplemental Benefit Plan (Pension-Related)	33.00	8,545,018	–
	Supplemental Executive Retirement Plan	33.00	3,227,044	–
	Supplemental Retirement Agreement	8.00	3,457,553	–
Drew Evans	Pension Plan	20.00	878,957	–
	Supplemental Benefit Plan (Pension-Related)	4.00	1,579,555	–
	AGL Resources Inc. Excess Benefit Plan	16.00	1,815,303	–
Paul Bowers	Pension Plan	41.25	2,718,468	63,592
	Supplemental Benefit Plan (Pension-Related)	41.25	17,029,499	–
	Supplemental Executive Retirement Plan	41.25	5,306,876	–

The Company provides retirement benefits from various plans to its employees, including the NEOs. The Company maintains different plans to address various legal and tax requirements, and different groups of employees.

►	The Pension Plan is a tax-qualified, funded plan providing amounts payable monthly over a participant’s post-retirement lifetime, subject to statutory limitations.
►	Supplemental Plans
	►	The SBP-P provides highly-paid employees any benefits that the Pension Plan cannot pay due to statutory pay or benefit limits. The SBP-P benefits are generally payable in 10 annual installments, but benefits accrued under the Career Average Pay Formula prior to 2018 are payable as a single life annuity.
	►	The SERP, closed to new hires and promotions since January 1, 2016, provides highly-paid employees additional benefits that the Pension Plan and SBP-P would pay if the 1.7% offset formula of the Final Average Pay Formula reflected a portion of annual performance-based pay. The SERP benefits are payable in 10 annual installments.
	►	Supplemental retirement agreements (SRAs) are entered into with certain employees that were initially employed by a Company affiliate in the middle of their careers, and provide credit for years of employment prior to employment with the Company or one of its affiliates. The SRA benefits are payable in 10 annual installments.

In 2021, all NEOs participated in or had a benefit under the Pension Plan and the SBP-P. Each of Messrs. Fanning, Tucker, Crosswhite, Kuczynski, Womack, and Bowers had Pension Plan benefits under the Final Average Pay Formula. Mr. Evans had a Pension Plan benefit under the Career Average Pay Formula. In 2021, Messrs. Fanning, Tucker, Crosswhite, Kuczynski, Womack, and Bowers also participated in or had a benefit under the SERP. The values shown in the Pension Benefits Table for Mr. Evans includes $1,815,303, which is the accumulated value earned prior to January 1, 2018 under the AGL Excess

Executive Compensation Tables

Benefit Plan, which was merged into the SBP-P but maintains certain separate payment features. The Company has entered into an SRA with Mr. Womack providing an additional eight years of benefits. The Company has also entered into an SRA with Mr. Crosswhite providing an additional fifteen years of benefits. Additional details of these plans are described in the Benefit Plan Summary in Appendix B beginning on page 113. The table above reflects the present value of benefits accrued by each of the NEOs from the applicable plans or agreement.

Compensation used for determining pension benefits under the Pension Plan, SBP-P, SERP, and SRA generally includes only salary and annual cash incentives. The amounts reflected for each plan represent the present value of the maximum benefit payable under the applicable plan or agreement. In some cases, the payments may be reduced for early retirement or by benefits paid by other Southern Company-sponsored retirement plans, statutory payments or Social Security. The Company generally does not grant additional years of service, and no NEO has been credited with additional years of benefit service other than the SRAs entered into with Mr. Womack and Mr. Crosswhite.

The figures above reflect an assumption that each NEO continues to live at least until the earliest age at which an unreduced benefit is payable. The discount rate assumption used by the Company in calculating the present value of accumulated benefits was 3.11% for the Pension Plan and 2.67% for the SBP-P, the SERP, and Mr. Womack’s and Mr. Crosswhite’s SRA.

Pension Benefit Assumptions

The following assumptions were used in the present value calculations for all pension benefits:

►	Discount rate — 3.11% Pension Plan and 2.67% supplemental plans (SBP-P, SERP and SRA) as of December 31, 2021
►	Retirement date – Earliest unreduced retirement age (age 62 for Mr. Evans and age 65 for all other NEOs)
►	Mortality after normal retirement — PRIA RP-2012 mortality tables with generational projections (MP-2020)
►	Mortality, withdrawal, disability and retirement rates prior to normal retirement — None
►	Annual performance-based compensation earned but unpaid as of the measurement date 93.5% (Mr. Fanning only) or 150% (all other NEOs) of target opportunity percentages times base rate of pay for year amount is earned

The plans utilize a different method of calculating actuarial present value for the purpose of a determining a lump sum, if any. The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits from various forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. Additional details on these retirement plans are described in the Benefit Plan Summary in Appendix B beginning on page 113.

Nonqualified Deferred Compensation as of 2021 Fiscal Year-End

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Tom Fanning	–	65,927	857,464	–	9,879,292
Dan Tucker	57,994	10,409	71,007	–	454,209
Mark Crosswhite	–	30,010	170,552	–	1,444,907
Steve Kuczynski	–	27,824	55,405	–	408,796
Chris Womack	–	28,329	1,015,335	–	5,536,070
Drew Evans	–	30,108	197,194	–	2,743,896
Paul Bowers	753,599	10,777	1,361,565	423,324	11,887,100

(1)	The amounts shown for Mr. Evans include a December 31, 2021 balance of $2,594,260 under the AGL NSP, described below.

The Company provides:

►	The DCP which allows participants to defer part of their salary and PPP as well as applicable taxes on a voluntary basis,
►	The AGL NSP which is a legacy plan merged into the DCP which allows participants who were previously employed by AGL to defer compensation on a voluntary basis, and
►	The SBP which makes participants whole when the Company matching contribution under the ESP is restricted by statutory limitations.

88	Southern Company 2022 Proxy Statement

Executive Compensation Tables

The amounts reported in this column also were reported in the All Other Compensation column in the Summary Compensation Table.

Column (b)

This column reports the actual amounts of compensation deferred under the DCP by each NEO in 2021. The amount of salary deferred by the NEOs, if any, is included in the Salary column in the Summary Compensation Table. The amounts of performance-based compensation deferred in 2021 were the amounts that were earned as of December 31, 2020 but were not payable until the first quarter of 2021. These amounts are not reflected in the Summary Compensation Table because that table reports performance-based compensation that was earned in 2021 but not payable until early 2022.

Column (c)

This column reflects employer contributions under the SBP and DCP.

Column (d)

This column reports earnings or losses under the SBP and DCP on (1) compensation the NEOs elected to defer, (2) employer contributions, and (3) prior earnings attributable to each accruing during 2021.

Column (f)

This column includes amounts that were deferred under the DCP or the AGL NSP and contributions under the SBP or the AGL NSP in prior years and reported as compensation in the Summary Compensation Table through 2020: (i) Mr. Fanning: $5,946,095, (ii) Mr. Crosswhite: $562,657, (iii) Mr. Kuczynski: $85,417, (iv) Mr. Evans: $682,466, and (v) Mr. Bowers: $4,686,983.

Executive Compensation Tables

Potential Payments Upon Termination or Change in Control

This section describes and estimates payments that could be made to the NEOs serving as of December 31, 2021 under different termination and change-in-control events. The estimated payments would be made under the terms of Southern Company’s compensation and benefit program or the change-in-control severance program.

All of the NEOs are participants in the Company Severance Plan. The amount of potential payments is calculated as if the triggering events occurred as of December 31, 2021 and assumes that the price of common stock is the closing market price on December 31, 2021.

NEO Retirements

Because Mr. Bowers retired prior to the end of the year, he is not included in this section. Mr. Evans retired as an employee of the Company on December 31, 2021, pursuant to the consulting agreement as described above on page 74. As a result, the potential payments and benefits payable to Mr. Evans disclosed below are limited only to those payments and benefits payable upon his retirement, which has already occurred, rather than other potential triggering events which are no longer a possibility.

Description of Termination and Change-in-Control Events

The following charts list different types of termination and change-in-control events that can affect the treatment of payments under the compensation and benefit programs. No payments are made under the Severance Plan unless, within two years of the change in control, the NEO is involuntarily terminated not for cause or voluntarily terminates for good reason.

Traditional Termination Events

►	Retirement or Retirement-Eligible — Termination of NEO who is at least 50 years old and has at least 10 years of credited service (for NEOs under the Final Average Pay Formula) or age 55 with at least 5 years of vesting service (for Mr. Evans, who is under the Career Average Pay Formula).
►	Lay Off — Involuntary termination of NEO who is not retirement-eligible not for cause.
►	Resignation — Voluntary termination of NEO who is not retirement-eligible.
►	Involuntary Termination — Involuntary termination of NEO for cause. Cause includes individual performance below minimum performance standards and misconduct, such as violation of the Company’s Drug and Alcohol Policy.
►	Death or Disability — Termination of NEO due to death or disability.

Change-in-Control-Related Events

At the Company or the subsidiary company level:

►	Company Change in Control I — Acquisition by another entity of 20% or more of common stock or, following consummation of a merger with another entity, the Company’s stockholders own 65% or less of the entity surviving the merger.
►	Company Change in Control II — Acquisition by another entity of 35% or more of common stock or, following consummation of a merger with another entity, the Company’s stockholders own less than 50% of the Company surviving the merger.
►	Company Does not Survive Merger — Merger or other event that would constitute a Company Change in Control I and either the Company is not the surviving company or the common stock is no longer publicly traded.
►	Subsidiary Company Change in Control — Acquisition by an unrelated entity of 50% or more of the stock of one of the Company’s subsidiaries, consummation of a merger with another entity and the Company’s subsidiary is not the surviving company, or the sale of substantially all the assets of one of the Company’s subsidiaries to an unrelated entity.

At the employee level:

►	Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason — Within two years of a change in control, employment is terminated other than for cause or the employee voluntarily terminates for good reason. Good reason for voluntary termination within two years of a change in control is generally satisfied when there is a material reduction in salary, performance-based compensation opportunity or benefits, relocation of over 50 miles or a diminution in duties and responsibilities.

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Executive Compensation Tables

The following chart describes the treatment of different pay and benefit elements in connection with the Traditional Termination Events as described above, except the pension plans. The benefits payable under the Pension Plan and Supplemental Plans in connection with the Traditional Termination Events are described in the Benefit Plan Summary in Appendix B beginning on page 113.

Program	Retirement/ Retirement- Eligible	Lay Off (Involuntary Termination Not For Cause)	Resignation	Death or Disability	Involuntary Termination (For Cause)
PPP	Prorated if before 12/31	Prorated if before 12/31	Forfeit	Prorated if before 12/31	Forfeit
Stock Options	Vest; expire earlier of original expiration date or five years	Vested options expire in 90 days; unvested are forfeited	Vested options expire in 90 days; unvested are forfeited	Vest; expire earlier of original expiration date or three years	Forfeit
PSUs	No proration and paid on regular schedule; amount of payment depends on amount actually earned	Forfeit	Forfeit	Prorated based on number of months employed during performance period; amount of payment depends on amount actually earned	Forfeit unpaid award, even if vested
PRSUs	No proration and paid on regular schedule (pending achievement of performance goal)	Forfeit unvested award	Forfeit unvested award	Vest; full payout of unvested amount; payable within 30 days	Forfeit unpaid award, even if vested
RSUs	Forfeit	Prorated vesting	Forfeit	Prorated vesting	Forfeit
Financial Planning Perquisite	Continues for one year	Terminates	Terminates	Continues for one year	Terminates
DCP	Payable per prior elections (lump sum or up to 10 annual installments)	Payable per prior elections (lump sum or up to 10 annual installments)	Payable per prior elections (lump sum or up to 10 annual installments)	Payable to beneficiary or participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee’s discretion	Payable per prior elections (lump sum or up to 10 annual installments)
AGL NSP	Vest; payable per prior elections (lump sum, up to 10 annual installments, or a lump sum followed by up to 10 annual installments))	Forfeit unvested award	Forfeit unvested award	Vest; payable to beneficiary in a lump sum (death) or to participant per prior elections.	Forfeit unvested award
SBP – non-pension related	Payable per prior elections (lump sum or up to 20 annual installments)	Payable per prior elections (lump sum or up to 20 annual installments)	Payable per prior elections (lump sum or up to 20 annual installments)	Payable to beneficiary or participant per prior elections; amounts deferred prior to 2005 can be paid as a lump sum per the benefit administration committee’s discretion	Payable per prior elections (lump sum or up to 20 annual installments)

Executive Compensation Tables

The following chart describes the treatment of payments under compensation and benefit programs under different change-in-control events, except the pension plans. Payments under the Pension Plan and supplemental plans are not affected by change-in-control events.

Program	Company Change in Control I & II	Company Does Not Survive Merger or Subsidiary Company Change in Control	Involuntary Change-in- Control-Related Termination or Voluntary Change-in-Control- Related Termination for Good Reason
Nonqualified Pension Benefits	Benefits vest for all participants and single sum value of benefits earned to the changein- control date paid following termination or retirement	Benefits vest for all participants and single sum value of benefits earned to the change-in-control date paid following termination or retirement	Based on type of change-incontrol event
Short-Term Incentive Award	If program is terminated, prorated at greater of target or three-year historical average payout at the applicable business unit	Prorated at greater of target or three-year historical average payout at the applicable business unit	If not otherwise eligible for payment, if the program is still in effect, prorated at target performance level
Stock Options	Not affected	Vest and convert to surviving company’s securities; if cannot convert, pay spread in cash	Vest
PSUs	Not affected	Vest at target and convert to surviving company’s securities; if cannot convert, pay value in cash	Vest at target
PRSUs and RSUs	Not affected	Vest and convert to surviving company’s securities; if cannot convert, pay value in cash	Vest
DCP	Not affected	Not affected	Not affected
SBP	Not affected	Not affected	Not affected
Severance Benefits	Not applicable	Not applicable	Two or three times base salary plus target short-term incentive award
Healthcare Benefits	Not applicable	Not applicable	Up to five years participation in group healthcare plan plus payment of two or three years’ premium amounts
Outplacement Services	Not applicable	Not applicable	Six months

Potential Payments

This section describes and estimates payments that would become payable to the NEOs upon a termination or change in control as of December 31, 2021.

Pension Benefits
The amounts that would have become payable to the NEOs if the Traditional Termination Events occurred as of December 31, 2021 under the Pension Plan, the SBP-P, the SERP and, for Mr. Womack and Mr. Crosswhite, the SRAs are itemized in the following chart. The amounts shown under the Retirement and Resignation or Involuntary Termination columns are amounts that would have become payable to the NEOs that were retirement-eligible on December 31, 2021 and are the monthly Pension Plan benefits and the first of 10 annual installments from the SBP-P, the SERP and the SRAs.

The amounts shown that are payable to a beneficiary in the event of the death of the NEO are the monthly amounts payable to a beneficiary under the Pension Plan and the first of 10 annual installments payable to a spouse beneficiary from the SBP-P, the SERP and the SRAs. If an executive designates a non-spouse beneficiary, then the amount payable is 50% of the amount shown.

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Executive Compensation Tables

The SERP benefits vest for participants who are not retirement-eligible upon a change in control. The amounts shown below also reflect the acceleration of benefits earned up to the change-in-control date from 10 annual installments to a single lump sum payment. There are no additional benefits earned due to a change-in-control.

The amounts in this chart differ from the pension values shown in the Summary Compensation Table and the Pension Benefits table. Those tables show the present values of all the benefit amounts anticipated to be paid over the lifetimes of the NEOs and their beneficiaries. Those plans are described in the notes following the Pension Benefits table.

		Amounts below are Monthly (Pension) or Annual Payments (SBP-P, SERP, SRA)			Amounts below are Lump Sum Acceleration (No additional benefits)
	Plan	Retirement ($)	Resignation or Involuntary Termination ($)	Death Benefits ($)	Change in Control ($)
Tom Fanning	Pension Plan	14,786	14,786	6,669	14,786
	SBP-P	3,467,012	3,467,012	3,467,012	34,670,118
	SERP	1,136,853	1,136,853	1,136,853	11,368,530
Dan Tucker	Pension Plan	4,358	4,358	1,965	4,358
	SBP-P	163,559	163,559	163,559	1,635,588
	SERP	144,980	144,980	144,980	1,449,801
Mark Crosswhite	Pension Plan	4,848	4,848	2,186	4,848
	SBP-P	581,527	581,527	581,527	5,815,274
	SERP	180,062	180,062	180,062	1,800,620
	SRA	791,748	791,748	791,748	7,917,479
Steve Kuczynski	Pension Plan	–	3,516	1,625	3,516
	SBP-P**	–	2,745,906	224,169	2,723,413
	SERP	–	–	69,275	841,614
Chris Womack	Pension Plan	11,602	11,602	5,232	11,602
	SBP-P	930,214	930,214	930,214	9,302,141
	SERP	351,297	351,297	351,297	3,512,973
	SRA	376,391	376,391	376,391	3,763,907
Drew Evans	Pension Plan	2,872	–	–	–
	SBP-P	1,194,312	–	–	–
	SERP***	9,299	–	–	–

*	The numbers shown for Mr. Evans reflect only the potential consequences of his retirement, which occurred effective as of December 31, 2021.
**	The SBP-P amount shown for Mr. Kuczynski are the lump sum benefits because they are not early retirement eligible. The values for the others are based on ten annual installments.
***	The amounts shown for Mr. Evans under the SERP are the amounts he earned under the AGL Excess Benefit Plan prior to January 1, 2018.

The pension benefit amounts in the tables above were calculated as of December 31, 2021 assuming payments would begin as soon as possible under the terms of the plans. Accordingly, appropriate early retirement reductions were applied. Any unpaid annual performance-based compensation was assumed to be paid at 93.5% of the target level for Mr. Fanning and 1.50 times the target level for all other NEOs. Pension Plan benefits were calculated assuming each NEO chose a single life annuity form of payment, because that results in the greatest monthly benefit. The single sum values were based on a 1.42% discount rate for the Final Average Pay Formula and Section 417(e) of the tax code required interest rates for the Career Average Pay Formula for accruals for 2021 and beyond.

Executive Compensation Tables

Annual Performance Pay Program
The amount payable in the event of a change in control is the greater of target or the three-year historical average payout at the applicable business unit. Because the three-year historical average payouts for 2019-2021 were above the target level for all of the NEOs, the amount that would have been payable was the three-year historical average payout at the applicable business unit.

Stock Options, PSUs, PRSUs and RSUs (Equity Awards)
Equity Awards would be treated as described in the Termination and Change-in-Control charts above. If Southern Company consummates a merger and is not the surviving company, all Equity Awards vest and PSUs vest at target. However, there is no payment associated with Equity Awards in that situation unless the participants’ Equity Awards cannot be converted into surviving company awards. In that event, the value of outstanding Equity Awards would be paid to the NEOs in cash. In addition, if there is an Involuntary Change-in-Control Termination or Voluntary Change-in-Control Termination for Good Reason, Equity Awards vest and PSUs vest at target.

For stock options, the value is the excess of the exercise price and the closing price of common stock on December 31, 2021.

The value of PSUs, PRSUs, and RSUs is calculated using the closing price of common stock on December 31, 2021.

The chart below shows the number of stock options for which vesting would be accelerated and the amount that would be payable if there were no conversion to the surviving company’s stock options. It also shows the number and value of PSUs, PRSUs and RSUs that would be paid.

	Number of Equity Awards with Accelerated Vesting (#)				Total Number of Equity Awards Following Accelerated Vesting (#)
	Stock Options	PSUs	PRSUs	RSUs	Stock Options	PSUs	PRSUs
Tom Fanning	–	322,116	110,843	–	–	322,116	110,843
Dan Tucker	–	6,554	0	2,977	–	6,554	–
Mark Crosswhite	–	55,922	25,492	–	–	55,922	25,492
Steve Kuczynski	–	80,118	21,134	9,529	145,046	80,118	21,134
Chris Womack	–	42,306	18,881	–	–	42,306	18,881

DCP and SBP
The aggregate balances reported in the Nonqualified Deferred Compensation table would be payable to the NEOs as described in the Traditional Termination and Change-in-Control-Related Events charts above. There is no enhancement or acceleration of payments under these plans associated with termination or change-in-control events, other than the lump-sum payment opportunity described in the above charts.

Healthcare Benefits
All of the NEOs except Mr. Kuczynski were retirement-eligible as of December 31, 2021. Healthcare benefits are provided to retirees, and there is no incremental payment associated with the termination or change-in-control events, except in the case of a change-in-control-related termination, as described in the Change-in-Control-Related Events chart. The estimated cost of providing healthcare insurance premiums for up to a maximum of three years is $39,039 for Mr. Kuczynski.

Financial Planning Perquisite
An additional year of the financial planning perquisite, which is set at a maximum of $20,000 per year for Mr. Fanning and $15,000 per year for all other NEOs, will be provided after retirement for retirement-eligible NEOs.

There are no other perquisites provided to the NEOs under any of the traditional termination or change-in-control-related events.

94	Southern Company 2022 Proxy Statement

Executive Compensation Tables

Severance Benefits
The Severance Plan provides severance benefits, including outplacement services, if within two years of a change in control the NEO is involuntarily terminated not for cause or voluntarily terminates for good reason. The severance benefits are not paid unless the NEO releases any claims the NEO may have against the employing company.

►	The severance payment is three times the base salary and target payout under the annual PPP for Mr. Fanning and two times the base salary and target payout under the annual PPP for the other NEOs.
►	The estimated cost of providing the six months of outplacement services is $6,000 per NEO.
►	If any portion of the severance amount constitutes an “excess parachute payment” under Section 280G of the tax code and is therefore subject to an excise tax, the severance amount will be reduced by an amount sufficient to avoid the application of the excise tax. Excise tax gross-ups will not be provided on change-in-control severance payments.

The table below estimates the severance payments that would be made to the NEOs if they were terminated as of December 31, 2021 in connection with a change in control.

Severance Amount ($)
Tom Fanning	13,920,000
Dan Tucker	2,430,000
Mark Crosswhite	3,178,353
Steve Kuczynski	2,939,304
Chris Womack	3,059,100

Equity Compensation Plan Information

The following table provides information as of December 31, 2021 concerning shares of common stock authorized for issuance under the Company’s equity compensation plans. As of December 31, 2021, other than as described below, no equity securities were authorized for issuance under equity compensation plans not approved by stockholders.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted- average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	7,596,971(1)	$42.95(2)	31,766,095(3)

(1)	Includes 2,691,661 shares issuable pursuant to outstanding options, which were issued under the 2011 Omnibus Plan. Also includes 5,265,310 fullvalue awards outstanding under the 2011 Omnibus Plan, the Outside Directors Stock Plan for The Southern Company, and the 2021 Omnibus Plan, including (a) 3,430,331 shares that may be issued pursuant to outstanding PSUs under the 2011 Omnibus Plan and (b) 10,413 shares that may be issued pursuant to outstanding PSUs under the 2021 Omnibus Plan, in each case, based on achievement of performance goals established by the Committee and assuming 100% of target PSUs will be earned.
(2)	The weighted average exercise price is limited to outstanding options under the 2011 Omnibus Plan. The weighted average remaining contractual term of outstanding and exercisable options was approximately 19 months.
(3)	Includes 31,471,053 shares that may be issued pursuant to future awards under the 2021 Omnibus Plan. Also includes 295,042 shares which may be issued pursuant to future awards under the Outside Directors Stock Plan for The Southern Company; however, the Company Intends to issue future director equity compensation awards under the 2021 Omnibus Plan and does not intend to issue any further awards under this plan after June 2021.

Executive Compensation Tables

Pay Ratio Disclosure

For 2021, we have calculated the CEO pay ratio to be 161 to 1. This ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records as of December 31, 2021 and the methodology described below.

►	The change in pension value as shown in the Summary Compensation Table is not due to any changes or modifications to the existing program or plan formula.
►	Traditional pension plans are extremely sensitive to interest rate changes, and changes to macroeconomic factors such as interest rates are outside of the Company’s control.

We determined our median employee based on an analysis of all employees as of December 31, 2021. We used total cash compensation as reported in Form W-2 for 2021 as our consistently applied compensation measure. We then applied a statistical sampling approach to identify employees who we expected were paid within a +/- 0.1% range above and below our estimated median total cash compensation value. From this group, we selected an employee who was reasonably representative of our median employee based on average employee tenure and age. We did not exclude any employees across the Southern Company system in identifying the median employee nor did we annualize compensation for any of our employees.

After identifying the median employee, as described below, we calculated the median employee’s annual total compensation.

►	The annual total compensation of the median employee, calculated in accordance with the Summary Compensation Table requirements and including amounts paid under nondiscriminatory health and welfare benefit plans, was $132,450. The median employee’s annual total compensation is comprised of approximately $89,200 in salary, $15,200 in annual incentive payout, $4,500 in ESP matching contributions, $9,200 that represents the annual accounting change in pension value, $100 in perquisites and $14,250 in health and welfare equivalent benefits. The median employee is a Security Shift Lieutenant for one of our state-regulated electric utilities.
►	The CEO’s annual total compensation was $21,265,259. This amount includes the total compensation amount included in the Summary Compensation Table and approximately $21,700 in nondiscriminatory health and welfare benefits.

At December 31, 2021, the Southern Company system had over 27,000 employees across 34 states. We have an average tenure of approximately 15 years and a turnover rate of approximately 7.7% (4.3% when excluding retirements). Compensation for the majority of our employees includes variable compensation under programs similar to the annual incentive plan described in the CD&A. Notwithstanding collective bargaining agreements that make certain employees ineligible for the annual incentive program, more than 94% of the total employees are eligible for some type of annual incentive program (including commissions and sales incentive plans). In addition, most employees are eligible to participate in the defined contribution and pension plans described earlier in the executive compensation tables.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

96	Southern Company 2022 Proxy Statement

Audit Committee Matters

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for establishing and maintaining adequate internal controls over financial reporting, including disclosure controls and procedures, and for preparing the Company’s consolidated financial statements.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company and its subsidiaries and management’s report on the Company’s internal control over financial reporting in the 2021 annual report with management. The Audit Committee also reviews the Company’s quarterly and annual reporting on Forms 10-Q and 10-K prior to filing with the SEC. The Audit Committee’s review process includes discussions of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and estimates and the clarity of disclosures in the financial statements.

The independent registered public accounting firm is responsible for expressing opinions on the conformity of the consolidated financial statements with accounting principles generally accepted in the United States and the effectiveness of the Company’s internal control over financial reporting with the criteria established in “Internal Control — Integrated Framework (2013)” issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee has discussed with the independent registered public accounting firm the matters that are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC. In addition, in accordance with the rules of the PCAOB, the Audit Committee has discussed with and has received the written disclosures and letter from the independent registered public accounting firm regarding its independence from management and the Company. The Audit Committee also has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining the firm’s independence.

The Audit Committee discussed their overall audit scopes and plans separately with the Company’s internal auditors and independent registered public accounting firm. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, evaluations by management and the independent registered public accounting firm of the Company’s internal control over financial reporting and the overall quality of the Company’s financial reporting. The Audit Committee also meets privately with the Company’s compliance officer. The Audit Committee held ten meetings during 2021.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and filed with the SEC. The Audit Committee also reappointed Deloitte & Touche as the Company’s independent registered public accounting firm for 2022. Stockholders are being asked to ratify that selection at the 2022 annual meeting.

Audit Committee

William G. Smith, Jr. CHAIR	Juanita Powell Baranco	Henry A. Clark III

Policy on Audit and Non-Audit Services

The Audit Committee adopted a Policy on Engagement of the Independent Auditor for Audit and Non-Audit Services that includes preapproval requirements for the audit and non-audit services provided by Deloitte & Touche. All of the services provided by Deloitte & Touche in fiscal years 2021 and 2020 and related fees were approved in advance by the Audit Committee.

►	Under the policy, Deloitte & Touche delivers an annual engagement letter which provides a description of services anticipated to be rendered to the Company by Deloitte & Touche for the Audit Committee to approve. The Audit Committee’s approval of Deloitte & Touche’s annual engagement letter constitutes pre-approval of all services covered in the letter.

ITEM 3 Ratify the Independent Registered Public Accounting Firm for 2022

►	In addition, under the policy, the Audit Committee has pre-approved the engagement of Deloitte & Touche to provide services related to the issuance of comfort letters and consents required for securities sales by the Company and services related to consultation on routine accounting and tax matters.
►	The Audit Committee has delegated pre-approval authority to the Chair of the Audit Committee with respect to permissible services up to a limit of $50,000 per engagement. The Chair of the Audit Committee is required to report any pre-approval decisions at the next scheduled Audit Committee meeting.
►	Under the policy, prohibited non-audit services are services prohibited by the SEC to be performed by Deloitte & Touche. These services include bookkeeping or other services related to the preparation of accounting records or financial statements of the Company, financial information systems design and implementation, appraisal or valuation services, fairness opinions or contribution-in-kind reports, actuarial services, internal audit outsourcing services, management functions or human resources, broker-dealer, investment advisor or investment banking services, legal services and expert services unrelated to the audit, and any other service that the PCAOB determines, by regulation, is impermissible. In addition, officers of the Company may not engage Deloitte & Touche to perform any personal services, such as personal financial planning or personal income tax services.

Principal Independent Registered Public Accounting Firm Fees

The following represents the fees billed to us for the two most recent fiscal years by Deloitte & Touche.

(in thousands)	2021	2020
Audit Fees(1)	$15,073	$14,948
Audit-Related Fees(2)	2,846	3,253
Tax Fees	—	—
All Other Fees(3)	613	17
Total	$18,532	$18,218

(1)	Includes services performed in connection with financing transactions
(2)	Represents fees for non-statutory audit services in 2021 and 2020 and audit services associated with reviewing internal controls for a system implementation in 2020 (3) Represents registration fees for attendance at Deloitte & Touche-sponsored education seminars in 2021 and 2020 and other advisory services in 2021

ITEM 3	Ratify the Independent Registered Public Accounting Firm for 2022	✔
	► The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2022. This appointment is being submitted to stockholders for ratification.	The Board recommends a vote FOR this proposal

The Audit Committee of the Board of Directors is directly responsible for the appointment, retention and oversight of the independent registered public accounting firm retained to audit our financial statements, including the compensation of such firm and the related audit fee negotiations.

Deloitte & Touche has served as our independent registered public accounting firm since 2002. To ensure continuing independence, the Audit Committee periodically considers whether there should be a change in the independent registered public accounting firm. The Audit Committee and its Chair also participate in the selection of Deloitte & Touche’s lead engagement partner in connection with the mandatory rotation requirements of the SEC.

The Audit Committee has appointed Deloitte & Touche as our independent registered public accounting firm for 2022. This appointment is being submitted to stockholders for ratification, and the Audit Committee and the Board of Directors believe that the continued retention of Deloitte & Touche to serve as our independent registered public accounting firm is in the best interests of the Company and our stockholders.

Representatives of Deloitte & Touche will attend the 2022 annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement if they desire to do so.

98	Southern Company 2022 Proxy Statement

ITEM 4	Stockholder Proposal Regarding Simple Majority Vote	✔

►  Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, holder of at least 100 shares of Southern Company common stock, has notified us that he intends to present the following proposal at the annual meeting.

The Board recommends a vote FOR this proposal

Proposal 4 – Simple Majority Vote

RESOLVED, Shareholders request that our board take the necessary steps so that each voting requirement in our charter and bylaws (that is explicit or implicit due to default to state law) that calls for a greater than simple majority vote be replaced by a requirement for a majority of the votes cast for and against such proposals, or a simple majority in compliance with applicable laws.

If necessary, this means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. This includes any existing supermajority vote requirement that results from default to state law and can be subject to this reform.

The main purpose of this proposal is to motivate management to take the necessary steps to obtain shareholder approval of this proposal topic. This proposal cannot achieve this purpose unless this very proposal appears on the annual meeting ballot and there is the real possibility that SO directors will start piling up big numbers in against votes from shareholders if they support this proposal topic with their typical diffidence.

If management thinks it knows of a better way to motivate management to take the necessary steps to obtain shareholder approval of this proposal topic than publication of this proposal, management is free to respond.

This proposal did not appear as a shareholder proposal on The Southern Company annual meeting ballot in 2019 and 2021 and SO management was clearly not motivated to take the steps necessary for binding approval of this proposal topic.

This proposal topic won greater than 60% support, based on all SO shares outstanding, at both the 2019 and 2021 SO annual meetings. However, both 60+% votes failed because 67% approval was required from all shares outstanding and large numbers of shareholders did not vote.

Currently SO has theoretical 67% approval vote requirements. In practice this works out to a 109%-vote approval from the SO shares that vote at the SO annual meeting. Clearly reform is needed when there is a 109% shareholder approval rule for practical purposes in order to improve the governance of The Southern Company.

Please vote yes:

Simple Majority Vote – Proposal 4

ITEM 4 Stockholder Proposal Regarding Simple Majority Vote

Board’s Recommendation and Statement

The Board has carefully considered this proposal and because the Board agrees with what it believes to be its intended purpose, the Board recommends that you vote FOR the proposal.

Our Certificate of Incorporation (Certificate) contains only one supermajority voting requirement, Article Eleventh of the Certificate. Our By-Laws do not contain any supermajority voting requirements.

The Board cannot unilaterally remove the supermajority voting requirement proposal from our Certificate as Delaware law requires stockholders’ approval. For this reason, at five stockholder meetings in the last decade (2013, 2016, 2017, 2019 and 2021), we submitted a proposal seeking stockholders’ approval to eliminate this last remaining supermajority voting requirement. Each time, the Board approved and recommended that stockholders approve the appropriate amendment to our Certificate. Each time, the proposed amendment received stockholder support of over 90% of votes cast but failed to receive the required vote of two-thirds of our outstanding shares.

We believe the primary reason we have not received the required affirmative vote of two-thirds of outstanding shares is due to our large retail stockholder base, which typically returns a lower proportion of proxies than the Company’s institutional stockholder base. As of December 31, 2021, we believe that over 40% of our outstanding shares were beneficially held by retail, or individual, stockholders who purchase securities for their own personal account rather than for an organization. The costs to the Company to solicit votes from our retail stockholders are significant and, even with these additional expenditures, the Company may still fail to successfully solicit enough votes.

We disagree with some of the opinions and characterizations in the proposal’s supporting statement, and we believe this proposal is less tailored than the Company’s own proposals in prior years. However, the Board agrees with what we believe to be the proposal’s intended purpose.

Subject to stockholders’ approval of this proposal at the meeting, at the 2023 annual meeting of stockholders the Company will propose an amendment to our Certificate to eliminate the only remaining supermajority voting requirement in our governing documents. This will be consistent with the Board’s longstanding commitment to robust and effective corporate governance best practices that create long-term value for our stockholders. Please refer to the Corporate Governance at Southern Company section in this proxy statement for additional detail on our key governance practices.

100	Southern Company 2022 Proxy Statement

Stock Ownership Information

Stock Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned as of February 28, 2022 by Directors, nominees for Director, NEOs and executive officers. Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares identified as beneficially owned. The shares owned by all Directors, nominees, NEOs and executive officers as a group constitute less than one percent of the total number of shares of common stock outstanding.

Directors, Nominees, and Executive Officers	Shares Owned Directly or Indirectly(1)	Deferred Common Stock Units(2)	Shares Individuals Have Rights to Acquire within 60 Days(3)	Total Shares Beneficially Owned(4)
Janaki Akella	—	9,214	—	9,214
Juanita Powell Baranco(5)	906	137,005	—	137,911
W. Paul Bowers	289,563	—	329,250	618,813
Henry A. Clark III	2,000	51,482	—	53,482
Mark A. Crosswhite	210,389	—	—	210,389
Anthony F. Earley, Jr.	24,261	13,240	—	37,501
Andrew W. Evans	47,593	—	—	47,593
Thomas A. Fanning(6)	1,010,847	—	—	1,010,847
David J. Grain	500	57,534	—	58,034
Colette D. Honorable	—	5,034	—	5,034
Donald M. James	—	164,731	—	164,731
John D. Johns	730	66,484	—	67,214
Dale E. Klein	—	40,772	—	40,772
Stephen E. Kuczynski	115,284	—	145,046	260,330
Ernest J. Moniz	3,500	12,401	—	15,901
William G. Smith, Jr.	10,366	122,463	—	132,829
Kristine L. Svinicki	—	1,069	—	1,069
Daniel S. Tucker	37,453	—	—	37,453
E. Jenner Wood III	6,659	51,091	—	57,750
Christopher C. Womack	26,909	—	—	26,909
Directors and Executive Officers as a Group (27 people)(7)	2,373,178	732,520	863,147	3,968,845

(1)	Includes shares held solely by or jointly with family members as follows: Mr. Crosswhite – 100; Mr. Earley – 24,261 shares; Mr. Johns – 670; Mr. Smith – 1,295; Mr. Tucker - 719; and Directors and Executive Officers as a Group – 36,132.
(2)	Represents the number of deferred common stock units held under the Director Deferred Compensation Plan that are payable in common stock or cash upon departure from the Board.
(3)	The shares in this column represent stock options.
(4)	Beneficial ownership means the sole or shared power to vote, or to direct the voting of, a security, or investment power with respect to a security, or any combination thereof.
(5)	In addition to the shares reported for her, Ms. Baranco also owns 16,332 deferred share equivalents.
(6)	Includes 155,377 shares held by a trust for which Mr. Fanning has voting and investment control.
(7)	This item includes the NEOs and all executive officers serving as of February 28, 2022.

Stock Ownership Information

Stock Ownership of Greater than 5% Beneficial Owners

According to a Schedule 13G/A filed with the SEC on February 8, 2022 by BlackRock, Inc. and a Schedule 13G/A filed with the SEC on February 9, 2022 by The Vanguard Group, the following reported beneficial ownership of more than 5% of our outstanding shares of common stock as of December 31, 2021.

Name and Address	Shares Beneficially Owned(1)	Percentage of Class Owned
BlackRock, Inc., 55 East 52nd Street, New York, NY 10055	76,012,798	7.2%
The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355	90,764,249	8.6%

(1)	According to the filings, BlackRock Inc. held all of its shares as a parent holding company or control person in accordance with SEC Rule 13(d)-1(b)(1) (ii)(G) and The Vanguard Group held all of its shares as an investment advisor in accordance with SEC Rule 13(d)-1(b)(1) (ii)(E).
According to the filings:
	—	BlackRock, Inc. has sole voting power with respect to 65,848,888 of its shares and sole dispositive power with respect to all 76,012,798 of its shares.
	—	The Vanguard Group has shared voting power with respect to 2,076,233 of its shares, sole dispositive power with respect to 86,082,133 of its shares and shared dispositive power with respect to 4,682,116 of its shares.

Delinquent Section 16(a) Reports

Based on our review of Forms 3, 4 and 5 and written representations furnished to us, we believe that the reports required to be filed by reporting persons during the fiscal year ended December 31, 2021 pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act), were filed on a timely basis, except for the following reports due to administrative errors: a Form 4 for Christopher Cummiskey to report a transaction in December 2021 involving shares acquired upon the vesting of restricted stock units granted on February 22, 2018 and a Form 4 for Stephen E. Kuczynski to report a transaction in December 2021 involving shares acquired upon the vesting of restricted stock units granted on May 23, 2018.

102	Southern Company 2022 Proxy Statement

FAQs about Voting and the Annual Meeting

The following table summarizes the Board’s voting recommendations for each proposal, the vote required for each proposal to pass and the effect of abstentions and uninstructed shares on each proposal.

Item		Board Recommendation	Voting Standard	Abstentions	Uninstructed Shares
Item 1	Election of 13 Directors	✓ FOR	Majority of votes cast for each Director	No effect	No effect
Item 2	Advisory vote to approve executive compensation (Say on Pay)	✓ FOR	Majority of votes cast	No effect	No effect
Item 3	Ratify the appointment of Deloitte & Touche as the independent registered public accounting firm for 2022	✓ FOR	Majority of votes cast	No effect	Discretionary voting by broker permitted
Item 4	Vote on a shareholder proposal	✓ FOR	Majority of votes cast	No effect	No effect

Information about the Annual Meeting

Q	How will the annual meeting be conducted this year?

A

We are pleased to resume our historical in person annual stockholder meeting format for 2022. The meeting will be held at The Lodge Conference Center at Callaway Gardens, 4500 Southern Pine Drive, Pine Mountain, Georgia 31822, starting at 10:00 am ET.

Q	What do I need to bring to gain admission to the annual meeting? Are there restrictions on what I am permitted to bring into the annual meeting?

A

All stockholders as of the record date for the annual meeting are invited to attend the meeting. Stockholders need to bring photo identification, such as a driver’s license, and proof of stock ownership to gain admission to the annual meeting.

►	If you are a holder of record, the top half of your proxy card is your proof of stock ownership.
►	If you hold your shares in street name, you will need proof of stock ownership to be admitted to the annual meeting. Acceptable methods to demonstrate proof of ownership are a recent brokerage statement, a letter from your bank or broker or the Notice of Internet Availability of Proxy Materials (Notice) you received in the mail.

Large bags, backpacks and weapons may not be brought into the annual meeting. Cameras, sound or video recording equipment, cellular telephones, smartphones or other similar equipment and electronic devices are not permitted to be used during the annual meeting.

Q	What health and safety measures will be in place at the annual meeting?

A

We will follow guidance from the Centers for Disease Control and Prevention regarding masking and social distancing practices, as well as applicable state and local regulations in place at the time of the annual meeting, including any restrictions that limit the number of persons who may gather indoors. While COVID-19 vaccination is not required for attendance, the Company encourages attendees to be vaccinated prior to the meeting to protect the health and wellbeing of the stockholders and employees who attend the meeting. We continue to monitor the situation and guidance from the authorities and local public health officials and will provide notice of any additional protocols prior to the annual meeting on our website at investor.southerncompany.com approximately one week before the date of the meeting.

Q	I am not able to attend the annual meeting in person. Will I be able to watch the annual meeting online?

A

A live webcast of the annual meeting is planned for individuals that are not able to attend in person. The webcast can be viewed on our website at investor.southerncompany.com. A replay of the annual meeting will be posted at investor.southerncompany.com following the meeting.

FAQs about Voting and the Annual Meeting

Q	Are there rules of conduct for the annual meeting?

A

The rules of conduct for the annual meeting will be available for stockholders when they check in for the annual meeting. The rules of conduct will provide information regarding the rules and procedures for participating in the meeting.

Q	Can I ask a question at the annual meeting?

A	We welcome questions from stockholders that are attending the annual meeting in person in accordance with our meeting rules of conduct.

Information about Voting

Q	Who is entitled to vote?

A

All stockholders of record at the close of business on the record date of March 28, 2022 may vote. On that date, there were 1,063,221,621 shares of the Company’s common stock outstanding and entitled to vote.

Q	How do I vote my shares?

A

You may give voting instructions by internet, by phone or, if you received a printed proxy form, by mail. Information for giving voting instructions is on the Notice or form of proxy and trustee voting instruction form (proxy form).

For those investors whose shares are held by a broker, bank or other nominee, you must complete and return the voting instruction form provided by your broker, bank or nominee in order to instruct your broker, bank or nominee on how to vote.

Q	Can I vote at the meeting if I plan to attend in person?

A

If you are a holder of record, you may vote at the annual meeting. We will have ballots available at the meeting. If you hold your shares in street name and you want to give voting instructions at the meeting, you must get a legal proxy in your name from the broker, bank or other nominee that holds your shares and bring the legal proxy with you to the meeting.

Q	What shares are included on the proxy form?

A

If you are a stockholder of record, you will receive only one Notice or proxy form for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.

Please vote proxies for all accounts to ensure that all of your shares are voted. If you wish to consolidate multiple registered accounts, contact EQ Shareowner Services at 1-800-554-7626 or at www.shareowneronline.com.

Q	Will my shares be voted if I do not vote by internet, by telephone or by signing and returning my proxy form?

A

If you are a holder of record and you do not vote, then your shares will not count in deciding the matters presented for stockholder consideration at the annual meeting.

If you are a current or former Southern Company system employee or other individual who holds shares of common stock in the Southern Company ESP and you do not provide the trustee of the ESP (Trustee) with timely voting instructions, the Pension Fund Investment Review Committee may direct the Trustee how to vote these shares.

Procedures are in place to safeguard the confidentiality of your voting instructions.

If you are a beneficial owner, you will receive voting instruction information from the bank, broker or other nominee through which you own your shares of common stock.

If your shares are held through a bank, broker or other nominee, your broker may vote your shares under certain limited circumstances if you do not provide voting instructions before the annual meeting. These circumstances include voting your shares on routine matters under NYSE rules, such as the ratification of the appointment of our independent registered public accounting firm described in Item 3 this proxy statement. With respect to Item 3, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted. The remaining proposals are not considered routine matters under NYSE rules. When a proposal is not a routine matter and the brokerage firm has not received voting instructions, the brokerage firm cannot vote the shares on that proposal.

104	Southern Company 2022 Proxy Statement

FAQs about Voting and the Annual Meeting

We encourage you to provide instructions to your broker or bank by voting your proxy so that your shares will be voted at the annual meeting in accordance with your wishes.

Q	What is notice and access?

A

The SEC’s notice and access rule allows companies to deliver a Notice to stockholders in lieu of a paper copy of the proxy statement and annual report. The Notice provides instructions as to how stockholders can access the proxy statement and the annual report online, contains a listing of matters to be considered at the annual meeting and sets forth instructions as to how shares can be voted. Instructions for requesting a paper copy of the proxy statement and the annual report are set forth on the Notice.

Shares must be voted by internet, by phone or by completing and returning a proxy form. Shares cannot be voted by marking, writing on and/or returning the Notice. Any Notices that are returned will not be counted as votes.

Q	What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy form?

A

Stockholders should specify their choice for each matter on the proxy form. If no specific instructions are given, proxies which are signed and returned will be voted in accordance with the Board’s recommendations.

Q	Can I change my vote?

A

Yes. If you are a holder of record, you may change your vote by submitting a subsequent proxy, by written request received by the Corporate Secretary prior to the annual meeting or by attending the annual meeting and voting your shares in person.

If your shares are held through a broker, bank or other nominee, you must follow the instructions of your broker, bank or other nominee to revoke your voting instructions.

Q	How are votes counted?

A	Each share counts as one vote.

Q	How many votes do you need to hold the annual meeting?

A

A quorum is required to transact business at the annual meeting. Stockholders of record holding shares of stock constituting a majority of the shares entitled to be cast present virtually or represented by proxy constitutes a quorum.

Abstentions that are marked on the proxy form and broker non-votes are included for the purpose of determining a quorum, but shares that otherwise are not voted are not counted toward a quorum.

Q	What are broker non-votes?

A

Broker non-votes occur on a matter up for vote when a broker, bank or other holder of shares you own in “street name” is not permitted to vote on that particular matter without instructions from you, you do not give such instructions and the broker, bank or other nominee indicates on its proxy form, or otherwise notifies us, that it does not have authority to vote its shares on that matter. Whether a broker has authority to vote its shares on uninstructed matters is determined by NYSE rules.

Information about Stockholder Proposals and Nominations

Q	When are stockholder proposals due for inclusion in our proxy materials for the 2023 annual meeting?

A

The deadline for the receipt of stockholder proposals to be considered for inclusion in our proxy materials pursuant to Rule 14a-8 of the Exchange Act for the 2023 annual meeting is December 16, 2022. Such proposals must comply with the requirements of Rule 14a-8 and be submitted in writing to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308. The proxies solicited by the Board of Directors for the 2023 annual meeting will confer discretionary authority on the proxy holders to vote in their discretion on any stockholder proposal or nomination presented at that meeting that is not included in our proxy materials.

FAQs about Voting and the Annual Meeting

Q	How can stockholders include nominees in our 2023 proxy materials under the provisions of our By-Laws (proxy access)?

A

Under our By-Laws, stockholders may nominate a person for election as a director at an annual meeting to be included in our proxy materials if the stockholders satisfy certain requirements. Generally, a stockholder, or group of up to 20 stockholders, must own, continuously for at least three years, at least 3% of our outstanding shares that are entitled to vote generally in the election of directors to be eligible to make a proxy access nomination. Stockholders who meet these requirements may nominate the greater of two directors or directors representing 20% of the directors in office as of the last day a notice may be delivered.

If a stockholder wants to nominate a director to be included in our proxy materials and form of proxy for the 2022 annual meeting of stockholders, the nomination must be submitted in writing to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta Georgia 30308 and received no earlier than November 16, 2022 and no later than December 16, 2022. However, if the annual meeting is more than 30 days before or after the anniversary of the previous year’s annual meeting, the Corporate Secretary must receive the notice no earlier than the 150th day before the annual meeting and not later than the 120th day before the annual meeting or the tenth day following the day on which first public announcement of the annual meeting date is first made by the Company.

If you will be nominating a director for election to be included in our 2023 proxy materials, there are special requirements that apply. These requirements are contained in Section 40 of our By-Laws, which are posted in the Corporate Governance section of our website at investor.southerncompany.com.

In addition to satisfying the requirements under our By-Laws, to comply with the universal proxy rules under the Exchange Act (once effective), stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, no later than March 26, 2023. Notice should be addressed to Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308.

Q	How can stockholders make proposals or nominations at our 2023 annual meeting that will not be included in our proxy materials?

A

Stockholders intending to present a proposal or make a nomination at our 2023 annual meeting that will not be included in our proxy materials must comply with the procedural requirements set forth in our By-Laws.

A stockholder must deliver a written notice of a proposal or nomination and the information required by our By-Laws to our Corporate Secretary at Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta Georgia 30308 not less than 60 nor more than 90 days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is scheduled for a date more than 30 calendar days prior to or more than 70 calendar days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of the 60th calendar day prior to such annual meeting and the 10th calendar day following the day on which public announcement of the date of such meeting is first made.

Assuming the 2023 annual meeting is held on schedule (so that the 2023 annual meeting is not more than 30 calendar days prior to and not more than 70 calendar days after the anniversary date of the 2022 annual meeting), then we must receive the written of a proposal or nomination no earlier than February 24, 2023 and no later than March 26, 2023.

Any notice that is mailed, faxed, emailed or otherwise delivered to anyone other than our Corporate Secretary must still be received by the Corporate Secretary no later than the relevant date specified above.

Our By-Laws require a nominee to deliver signed forms of a questionnaire, representation, and agreement that our Corporate Secretary will provide upon request. A notice of a proposed item of business must include a description of and the reasons for bringing the proposed business to the annual meeting, any material interest of the stockholder in the business and certain other information about the stockholder. This is not a complete description of all information that is required to be provided to the Company. The By-Law requirements are contained in Sections 9, 10 and 11 of our By-Laws, which are posted on the Corporate Governance section of our website at investor.southerncompany.com.

106	Southern Company 2022 Proxy Statement

FAQs about Voting and the Annual Meeting

Q	Could any additional proposals be raised at the annual meeting?

A

As described above, our By-Laws require that a stockholder provide advance notice of any proposal or nomination to be brought at an annual meeting that is not included in our proxy materials. Notices by stockholders to bring proposals and nominations for the 2022 annual meeting of stockholders in accordance with our By-Laws had to be delivered to, or received by, the Company not earlier than February 25, 2022 or later than March 27, 2022.

The Company did not receive any notices from stockholders pursuant to our By-Laws to bring proposals or nominations before the annual meeting. Therefore, we do not know of any items, other than those referred to in the Notice that may properly come before the meeting. If any other business properly comes before the meeting, the proxy holder will vote on those matters in accordance with their best judgment.

Other Information

Q	Can I request a copy of the Company’s 2021 Annual Report on Form 10-K?

A

Yes. A copy of our 2021 Annual Report on Form 10-K including financial statements, as filed with the SEC, may be obtained without charge upon written request to the Corporate Secretary, Southern Company, 30 Ivan Allen Jr. Boulevard NW, Atlanta, Georgia 30308 or by sending a request to shareholderservices@southernco.com. You can also access the document on our website at investor.southerncompany.com.

Q	Does the Company offer electronic delivery of proxy materials?

A

Yes. Most stockholders can elect to receive an email that will provide an electronic link to the proxy statement, annual report and proxy voting site. Opting to receive your proxy materials online saves us the cost of producing and mailing documents.

You may sign up for electronic delivery when you vote your proxy via the internet or by visiting www.icsdelivery.com/so. Once you enroll for electronic delivery, you will receive proxy materials electronically as long as your account remains active or until you cancel your enrollment. If you consent to electronic access, you will be responsible for your usual internet-related charges (e.g., online fees and telephone charges) in connection with electronic viewing and printing of the proxy statement and annual report. We will continue to distribute printed materials to stockholders who do not consent to access these materials electronically.

Q	What is “householding?”

A

Stockholders sharing a single address may receive only one copy of the proxy statement and annual report or the Notice, unless the transfer agent, broker, bank or other nominee has received contrary instructions from any owner at that address. This practice, known as householding, is designed to reduce printing and mailing costs. If a stockholder of record would like to either participate or cancel participation in householding, he or she may contact EQ Shareowner Services at 1-800-554-7626. If you own indirectly through a broker, bank or other nominee, please contact your financial institution.

Q	Who is soliciting my proxy and who pays the expense of such solicitations?

A

Your proxy is being solicited on behalf of the Board.

We pay the cost of soliciting proxies. We have retained D.F. King & Co. to assist with the solicitation of proxies for a fee of $12,500, plus additional fees for telephone and other solicitation of proxies or other services, if needed, and reimbursement of out-of-pocket expenses. Our officers or other employees may solicit proxies to have a larger representation at the meeting. None of these officers or other employees will receive any additional compensation for these services. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation material to the beneficial owners of the common stock.

Reconciliation of Non-GAAP Information

In this proxy statement, we show EPS as calculated in accordance with GAAP and adjusted EPS which excludes certain items. Southern Company management uses this non-GAAP measure to evaluate the performance of Southern Company’s ongoing business activities and its annual performance on a basis consistent with the assumptions used in developing applicable performance targets and to compare certain results to prior periods. Southern Company believes this presentation is useful to investors by providing additional information for purposes of evaluating the performance of its business activities. This presentation is not meant to be considered a substitute for financial measures prepared in accordance with GAAP.

	Year Ended December 31,
(In millions, except earnings per share)	2021	2020	2019
Net Income – GAAP	$2,393	$3,119	$4,739
Average Shares Outstanding	1,061	1,058	1,046
Basic Earnings Per Share	$2.26	$2.95	$4.53

Net Income – GAAP	$2,393	$3,119	$4,739
Less Non-GAAP Excluding Items:
Acquisition and Disposition Impacts(1)	209	60	2,516
Tax Impact	(90)	(22)	(1,081)
Estimated Loss on Plants Under Construction(2)	(1,703)	(328)	(27)
Tax Impact	433	84	—
Wholesale Gas Services(3)	18	17	215
Tax Impact	(3)	(3)	(52)
Asset Impairments(4)	(91)	(206)	(108)
Tax Impact	19	101	26
Loss on Extinguishment of Debt(5)	(23)	(29)	—
Tax Impact	6	7	—
Net Income – Excluding Items	$3,618	$3,438	$3,250
Basic Earnings Per Share – Excluding Items	$3.41	$3.25	$3.11

(1)	Net income for the year ended December 31, 2021 primarily includes: (i) a $93 million pre-tax ($99 million after-tax) gain associated with the termination of a leasehold interest in assets associated with two leveraged lease projects; (ii) $16 million of income tax benefits recognized as the result of another leveraged lease investment disposition; and (iii) a $121 million pre-tax ($92 million after-tax) gain on the sale of Sequent, as well as $85 million of additional tax expense due to the resulting changes in state apportionment rates. Net income for the year ended December 31, 2020 primarily includes: (i) a $39 million pre-tax ($23 million after-tax) gain on the sale of Plant Mankato and (ii) a $22 million pre-tax ($16 million after-tax) gain on the sale of a natural gas storage facility. Net income for the year ended December 31, 2019 includes: (i) a $2.6 billion pre-tax ($1.4 billion after-tax) gain on the sale of Gulf Power; (ii) a $23 million pre-tax ($88 million after-tax) gain on the sale of Plant Nacagdoches; and (iii) $18 million pre tax ($11 million after tax) of other acquisition and disposition impacts, partially offset by: (i) a $58 million pre-tax ($52 million after-tax) net loss, including impairment charges, associated with the sales of PowerSecure’s utility infrastructure services and lighting businesses and (ii) a $24 million pre-tax ($17 million after-tax) impairment charge in contemplation of the sale of Pivotal LNG and Atlantic Coast Pipeline.
(2)	Net income for the years ended December 31, 2021 and 2020 includes aggregate charges of $1.7 billion pre tax ($1.3 billion after tax) and $325 million pre tax ($242 million after tax), respectively, for estimated probable losses on Georgia Power’s construction of Plant Vogtle Units 3 and 4. Net income for all periods presented includes charges (net of salvage proceeds), associated legal expenses (net of insurance recoveries), and tax impacts related to Mississippi Power’s construction and abandonment of the Kemper IGCC. Mississippi Power expects to incur additional pretax period costs to complete dismantlement of the abandoned gasifier-related assets and site restoration activities, including related costs for compliance and safety, asset retirement obligation accretion, and property taxes, net of salvage, totaling $10 million to $20 million annually through 2025. Further charges related to Plant Vogtle Units 3 and 4 may occur; however, the amount and timing of any such charges are uncertain.

(3)	Net income for all periods presented includes the Wholesale Gas Services business, which was sold on July 1, 2021. Presenting net income and earnings per share excluding Wholesale Gas Services provides an additional measure of operating performance that excludes the volatility resulting from mark-to-market and lower of weighted average cost or current market price accounting adjustments.
(4)	Net income for all periods presented includes impairment charges associated with two leveraged leases. Net income for the year ended December 31, 2021 also includes pre-tax impairment charges totaling $84 million ($67 million after tax) related to Southern Company Gas' investment in the PennEast Pipeline project. Net income for the year ended December 31, 2019 also includes impairment charges associated with a natural gas storage facility. Further charges associated with this natural gas storage facility and these leveraged leases are not expected.
(5)	Net income for the years ended December 31, 2021 and 2020 includes costs associated with the extinguishment of debt at Southern Company. Similar transactions may occur in the future; however, the amount and timing of any related costs are uncertain.

108	Southern Company 2022 Proxy Statement

Cautionary Note Regarding
Forward-Looking Statements

Southern Company’s 2021 proxy statement contains forward-looking statements based on current expectations and plans that involve risks and uncertainties. Forward-looking statements include, among other things, statements concerning key financial objectives, expected unit retirements, GHG emission reduction goals and the construction and startup of Plant Vogtle Units 3 and 4. Southern Company cautions that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside the control of Southern Company; accordingly, there can be no assurance that such suggested results will be realized.

The following factors, in addition to those discussed in Southern Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as supplemented, and in subsequent securities filings, could cause actual results to differ materially from management expectations as suggested by such forward-looking information:

►	the impact of recent and future federal and state regulatory changes, including tax, environmental and other laws and regulations to which Southern Company and its subsidiaries are subject, as well as changes in application of existing laws and regulations;
►	the potential effects of the continued COVID-19 pandemic;
►	the extent and timing of costs and legal requirements related to coal combustion residuals;
►	current and future litigation or regulatory investigations, proceedings or inquiries, including litigation and other disputes related to the Kemper County energy facility;
►	the effects, extent and timing of the entry of additional competition in the markets in which Southern Company’s subsidiaries operate, including from the development and deployment of alternative energy sources;
►	variations in demand for electricity and natural gas;
►	available sources and costs of natural gas and other fuels;
►	the ability to complete necessary or desirable pipeline expansion or infrastructure projects, limits on pipeline capacity and operational interruptions to natural gas distribution and transmission activities;
►	transmission constraints;
►	effects of inflation;
►	the ability to control costs and avoid cost and schedule overruns during the development, construction and operation of facilities or other projects, including Plant Vogtle Units 3 and 4 (which includes components based on new technology that only within the last few years began initial operation in the global nuclear industry at this scale) and Plant Barry Unit 8, due to current and/or future challenges which include, but are not limited to, changes in labor costs, availability and productivity; challenges with management of contractors or vendors; subcontractor performance; adverse weather conditions; shortages, delays, increased costs or inconsistent quality of equipment, materials and labor; contractor or supplier delay; delays due to judicial or regulatory action; nonperformance under construction, operating or other agreements; operational readiness, including specialized operator training and required site safety programs; engineering or design problems or any remediation related thereto; design and other licensing-based compliance matters, including, for nuclear units, inspections and the timely submittal by Southern Nuclear Operating Company, Inc. of the Inspections, Tests, Analyses and Acceptance Criteria (standards established by the Nuclear Regulatory Commission (NRC)) documentation for each unit and the related investigations, reviews and approvals by the NRC necessary to support NRC authorization to load fuel; challenges with start-up activities, including major equipment failure or system integration; and/or operational performance; and challenges related to the COVID-19 pandemic;
►	the ability to overcome or mitigate the current challenges at Plant Vogtle Units 3 and 4 that could further impact the cost and schedule for the project;
►	legal proceedings and regulatory approvals and actions related to construction projects, such as Plant Vogtle Units 3 and 4 and Plant Barry Unit 8, including PSC approvals and FERC and NRC actions;
►	under certain specified circumstances, a decision by holders of more than 10% of the ownership interests of Plant Vogtle Units 3 and 4 not to proceed with construction and the ability of other Vogtle owners to tender a portion of their ownership interests to Georgia Power following certain construction cost increases;

Cautionary Note Regarding Forward-Looking Statements

►	in the event Georgia Power becomes obligated to provide funding to Municipal Electric Authority of Georgia (MEAG) with respect to the portion of MEAG’s ownership interest in Plant Vogtle Units 3 and 4 involving Jacksonville Electric Authority, any inability of Georgia Power to receive repayment of such funding;
►	the ability to construct facilities in accordance with the requirements of permits and licenses (including satisfaction of NRC requirements), to satisfy any environmental performance standards and the requirements of tax credits and other incentives and to integrate facilities into the Southern Company system upon completion of construction;
►	investment performance of the employee and retiree benefit plans and nuclear decommissioning trust funds;
►	advances in technology, including the pace and extent of development of low- to no-carbon energy technologies and negative carbon concepts;
►	performance of counterparties under ongoing renewable energy partnerships and development agreements;
►	state and federal rate regulations and the impact of pending and future rate cases and negotiations, including rate actions relating to return on equity, equity ratios, additional generating capacity and fuel and other cost recovery mechanisms;
►	the ability to successfully operate the electric utilities’ generating, transmission and distribution facilities, Southern Power's generation facilities and Southern Company Gas’ natural gas distribution and storage facilities and the successful performance of necessary corporate functions;
►	the inherent risks involved in operating and constructing nuclear generating facilities;
►	the inherent risks involved in transporting and storing natural gas;
►	the performance of projects undertaken by the non-utility businesses and the success of efforts to invest in and develop new opportunities;
►	internal restructuring or other restructuring options that may be pursued;
►	potential business strategies, including acquisitions or dispositions of assets or businesses, which cannot be assured to be completed or beneficial to Southern Company or its subsidiaries;
►	the ability of counterparties of Southern Company and its subsidiaries to make payments as and when due and to perform as required;
►	the ability to obtain new short- and long-term contracts with wholesale customers;
►	the direct or indirect effect on the Southern Company system’s business resulting from cyber intrusion or physical attack and the threat of physical attacks;
►	interest rate fluctuations and financial market conditions and the results of financing efforts;
►	access to capital markets and other financing sources;
►	changes in Southern Company’s and any of its subsidiaries’ credit ratings;
►	the replacement of the London Interbank Offered Rate with an alternative reference rate;
►	the ability of Southern Company’s electric utilities to obtain additional generating capacity (or sell excess generating capacity) at competitive prices;
►	catastrophic events such as fires, earthquakes, explosions, floods, tornadoes, hurricanes and other storms, droughts, pandemic health events, political unrest or other similar occurrences;
►	the direct or indirect effects on the Southern Company system’s business resulting from incidents affecting the U.S. electric grid, natural gas pipeline infrastructure or operation of generating or storage resources;
►	impairments of goodwill or long-lived assets; and
►	the effect of accounting pronouncements issued periodically by standard-setting bodies.

Southern Company expressly disclaims any obligation to update any forward-looking information.

110	Southern Company 2022 Proxy Statement

Appendix A - Definitions of Key Terms

Term	Definition
Alabama Power or APC	Alabama Power Company
Atlanta Gas Light	Atlanta Gas Light Company, a wholly-owned subsidiary of Southern Company Gas
Atlantic Coast Pipeline	Atlantic Coast Pipeline, LLC, a joint venture to construct and operate a natural gas pipeline in which Southern Company Gas held a 5% ownership interest through March 24, 2020
CD&A	Compensation Discussion & Analysis
CEO	Chief Executive Officer
CFO	Chief Financial Officer
Director Deferred Compensation Plan	Deferred Compensation Plan for Outside Directors of The Southern Company, as amended and restated effective January 1, 2008
EPRI	Electric Power Research Institute
EPS	Earnings per share
ESG	Environmental, social and governance
GAAP	Generally accepted accounting principles
Georgia Power or GPC	Georgia Power Company
GHG	Greenhouse gas
Gulf Power	Gulf Power Company, until January 1, 2019 a wholly-owned subsidiary of Southern Company
IGCC	Integrated coal gasification combined cycle, the technology originally approved for Mississippi Power’s Kemper County Energy Facility
IRP	Integrated resource plan
LIBOR	London Interbank Offered Rate
LTI	Long-term incentive program offered under the 2021 Omnibus Plan
Mississippi Power or MPC	Mississippi Power Company
NEOs	Named Executive Officers
Nicor Gas	Northern Illinois Gas Company, a wholly-owned subsidiary of Southern Company Gas
Notice	Notice of internet availability of proxy materials
NYSE	New York Stock Exchange
2011 Omnibus Plan	Southern Company Omnibus Incentive Compensation Plan, approved by stockholders in 2011
2021 Omnibus Plan	The Southern Company 2021 Equity and Incentive Compensation Plan, approved by stockholders in 2021
PennEast Pipeline	PennEast Pipeline Company, LLC, a joint venture in which Southern Company Gas has a 20% ownership interest
Pivotal LNG	Pivotal LNG, Inc., through March 24, 2020, a wholly-owned subsidiary of Southern Company Gas
PowerSecure	PowerSecure, Inc., a wholly-owned subsidiary of Southern Company
R&D	Research and development
SCS	Southern Company Services, Inc., the Southern Company system service company and a wholly-owned subsidiary of Southern Company
SEC	U. S. Securities and Exchange Commission
SEGCO	Southern Electric Generating Company, 50% owned by each of Alabama Power and Georgia Power
Sequent	Sequent Energy Management, L.P., a wholly-owned subsidiary of Southern Company Gas
Severance Plan	Southern Company Senior Executive Change in Control Severance Plan
Southern Company, Southern, the Company, we, us or our	The Southern Company

Appendix A - Definitions of Key Terms

Term	Definition
Southern Company Gas or Gas	Southern Company Gas and its subsidiaries
Southern Company system	Southern Company, the traditional electric operating companies, Southern Power, Southern Company Gas, SEGCO, Southern Nuclear, SCS, Southern Linc, PowerSecure, and other subsidiaries
Southern Linc	Southern Communications Services, Inc., a wholly-owned subsidiary of Southern Company, doing business as Southern Linc
Southern Nuclear	Southern Nuclear Operating Company, Inc., a wholly-owned subsidiary of Southern Company
Southern Power	Southern Power Company and its subsidiaries
Tax code or Code	Internal Revenue Code of 1986, as amended
Tax reform legislation	The Tax Cuts and Jobs Act, which became effective on January 1, 2018
TSR	Total shareholder return

112	Southern Company 2022 Proxy Statement

Appendix B - Benefit Plan Summary

The following section provides information on compensation plans sponsored by the Company or its subsidiaries in which the Named Executives Officers participated during 2021.

Retirement Plans – Pension and Supplemental Pension Plans

Pension Plan. The Southern Company Pension Plan is a broad-based, funded tax-qualified defined benefit in which substantially all employees participate after one year of service. A participant’s benefit formula in the Pension Plan is dependent upon the participant’s date of hire.

Vesting. Normal retirement benefits become payable when participants attain age 65 and complete five years of participation. As of December 31, 2021, all of the NEOs were vested in their Pension Plan benefits. Participants who terminate employment after vesting can elect to have their pension benefits commence prior to age 65 provided they met the applicable early retirement age and service provisions. Early retirement Pension Plan benefits are reduced by actuarially determined factors, other than those benefits accrued under the Cash Balance Formula.

If a participant dies while actively employed and is vested in the Pension Plan as of the date of death, the participant’s beneficiary is entitled to survivor benefits. If participants become totally disabled, periods that Social Security or employer- provided disability income benefits are paid will count as service for benefit calculation purposes. The crediting of this additional service ceases at the point a disabled participant elects to (a) commence retirement payments under the Final Average Pay Formula or (b) qualifies for unreduced benefits under the Career Average Pay Formula. Outside of this extra service crediting, the normal Pension Plan provisions apply to disabled participants.

Benefit Formulas.

Final Average Pay Formula: The description below applies to Messrs. Fanning, Tucker, Crosswhite, Kuczynski, Womack and Bowers, as participants hired by the Company before January 1, 2016.

►	The plan benefit equals the greater of amounts computed using a 1.7% Offset Formula and a 1.25% Formula. The highest three years of pay out of a participant’s last 10 calendar years of service are averaged to derive a final average pay.
•	1.7% Offset Formula: 1.7% of final average pay (base pay only) times years of credited service less an offset related to Social Security benefits.
•	1.25% Formula: 1.25% of final average pay (base play plus annual performance-based compensation earned) times years of credited service.
►	Early retirement benefits become payable once plan participants have, during employment, attained age 50 and completed 10 years of credited service. Participants who retire early receive a 0.3% reduction for each month (3.6% for each year) prior to normal retirement that participants elect to have their benefit payments commence.
►	As of December 31, 2021, all of the NEOs employed on that date and covered under the Final Average Pay Formula were retirement-eligible except Mr. Kuczynski. Mr. Bowers retired effective as of July 2, 2021.
►	For NEOs covered under the Final Average Pay Formula, the number of years of credited service is one year less than the number of years of employment.

Career Average Pay Formula: The description below applies to Mr. Evans as a former participant in the AGL Resources, Inc. Retirement Plan.

►	The plan benefit equals 1% of career average pay (base pay plus annual performance-based compensation earned) plus 0.5% of career average pay (base pay plus annual performance-based compensation earned) in excess of 50% of the Social Security Taxable Wage Base.

►	Early retirement benefits become payable once plan participants have, during employment, attained age 55 and completed five years of vesting service. Participants who retire prior to normal retirement receive an actuarially reduced benefit. Employees who retire after age 62 with at least 25 years of service are eligible for an unreduced early retirement benefit.

►	Mr. Evans retired effective as of December 31, 2021 and was eligible for early retirement, but had less than 25 years of service so he received an actuarially reduced benefit.

Appendix B - Benefit Plan Summary

Cash Balance Formula: Employees hired on or after January 1, 2018 will have a plan benefit computed using a cash balance formula with annual pay credits of 5.5% of eligible pay (base pay plus annual performance-based compensation earned) and interest credits based on the 10-year Treasury rate with a 3% floor. All NEOs were hired prior to the adoption of the cash balance formula and have plan benefits determined under one of the two formulas described above.

Payment of Benefits. The Pension Plan’s benefit formulas produce amounts payable monthly over a participant’s post-retirement lifetime. At retirement, plan participants can choose to receive their benefits from various forms of payment. All forms pay benefits monthly over the lifetime of the retiree or the joint lifetimes of the retiree and a beneficiary. An actuarial reduction applies if a retiring participant chooses a payment form other than a single life annuity. It is assumed that male Pension Plan participants are two years older than their spouses.

Limitations on Benefits. Benefits are limited to a statutory maximum. The statutory limit restricts eligible compensation under the pension plan; the limit for 2021 was $290,000.

Supplemental Benefit Plan (Pension-Related) (SBP-P). The SBP-P is an unfunded retirement plan that is not tax qualified. This plan makes highly-paid employees whole by (i) providing any benefits that the Pension Plan cannot pay due to the Limitations on Benefits described above and (ii) ignoring pay deferrals. When an SBP-P participant separates from service, vested monthly benefits provided by the benefit formulas described below are converted into a single sum value. If the separating participant is a “specified employee” under Section 409A of the tax code, the first installment will be delayed for 6 months after the date of separation. The AGL Excess Benefit Plan was merged into the SBP-P effective January 1, 2018, but benefits earned under the AGL Excess Benefit Plan still have separate payment features.

Vesting. The SBP-P’s vesting and early retirement provisions mirror those of the Pension Plan. Its disability provisions mirror those of the Pension Plan but cease upon a participant’s separation from service.

Benefit Formulas.

Final Average Pay Formula: The discount rate used in the single sum value calculation is based on the 30-year U.S. Treasury yields for the September preceding the calendar year of separation, but not more than 6%.

Career Average Pay Formula: The discount rate used in the single sum value calculation is based on the rate under Section 417(e)(3) of the tax code for the September preceding the calendar year of separation.

Payment of Benefits

Final Average Pay Formula: Vested participants subject to the Final Average Pay Formula terminating prior to becoming retirement eligible will be paid their single sum value as of September 1 following the calendar year of separation. If the terminating participant is retirement-eligible, the single sum value will be paid in 10 annual installments starting shortly after separation. The unpaid balance of a retiree’s single sum will be credited with interest at the prime rate published in The Wall Street Journal.

If an SBP-P participant who is subject to the Final Average Pay Formula dies while active after becoming vested in the Pension Plan, the beneficiary of the deceased participant will receive the single sum value in installments as soon as possible following death. The single sum value is calculated as if the participant had survived to age 50 and discounted back to the payment date (if earlier). Spouse beneficiaries receive 100% and non-spouse beneficiaries receive 50% of the single sum value.

Career Average Pay Formula: Vested monthly benefits earned prior to January 1, 2018 are paid in the same forms of payments available under the Pension Plan and are distributed at the later of separation of service or age 62. Vested participants subject to the Career Average Pay Formula dies while active after becoming vested in the Pension Plan, the beneficiary of the deceased participant is entitled to a survivor benefit. If the terminating participant is retirement-eligible, benefits accrued before January 1, 2018 are payable in a single life annuity and benefits accrued on or after January 1, 2018 will be paid in 10 annual installments starting shortly after separation. The survivor benefit earned on or after January 1, 2018 is equal to 50% of the single sum value and is payable following death.

Former AGL Excess Benefit Plan: The survivor benefit earned prior to January 1, 2018 under the AGL Excess Benefit Plan is equal to the benefit payable under the 50% Joint and Survivor annuity option and distributed at the later of age 62 or date of death.

114	Southern Company 2022 Proxy Statement

Appendix B - Benefit Plan Summary

Supplemental Executive Retirement Plan (SERP). The SERP is an unfunded retirement plan that is not tax qualified. This plan provides highly-paid employees covered under the Final Average Pay Formula additional benefits that the Pension Plan and the SBP-P would pay if the 1.7% offset formula calculations reflected a portion of annual performance-based compensation. The SERP was closed to new hires and future promotions effective January 1, 2016. The SERP’s early retirement, survivor benefit and disability provisions mirror the SBP-P’s provisions.

Vesting. SERP benefits do not vest until participants become eligible to retire, so no benefits are paid if a participant terminates prior to becoming retirement-eligible. The SERP benefits vest for participants who are not retirement-eligible upon a change in control.

Benefit Formula. To derive the SERP benefits, a final average pay is determined reflecting participants’ base rates of pay and their annual performance-based compensation amounts, whether or not deferred, to the extent they exceed 15% of those base rates (ignoring statutory limits). This final average pay is used in the 1.7% offset formula to derive a gross benefit. The Pension Plan and the SBP-P benefits are subtracted from the gross benefit to calculate the SERP benefit.

Retirement Plans – Employee Savings Plan

Employee Savings Plan (ESP). The ESP is a 401(k) defined contribution plan covering substantially all employees.

Supplemental Benefit Plan (SBP). The SBP is a nonqualified deferred compensation plan where the Company can make contributions that are prohibited to be made under the ESP due to limits prescribed under the tax code. Under the tax code, employer-matching contributions are prohibited under the ESP on employee contributions above stated limits and, if applicable, above legal limits set forth in the tax code. The statutory limit for 2021 was $290,000. SBP contributions are treated as if invested in common stock and are payable in cash upon termination of employment in a lump sum or in up to 20 annual installments, at the election of the participant.

Incentive Plans

PPP. The PPP is an annual cash incentive award program that provides the opportunity to receive an annual cash award based on the achievement of predetermined corporate, business unit, and individual performance goals to substantially all employees. The PPP goals may include financial performance, such as EPS, net income, or other financial goals at the business unit or operating company, or operational performance, such as safety, operations, culture, and other goals specific to each business unit or operating company. A threshold, target, and maximum payout is set for each participant. PPP payouts usually occur in March in the year following the applicable performance year. See page 60 for additional information about the PPP, the goals applicable to the NEOs, and the 2021 payouts.

The PPP is a component program of the 2021 Omnibus Plan.

2021 Omnibus Plan. The Company's shareholders approved the 2021 Omnibus Plan in 2021 to provide cash awards and equity-based compensation to employees of the Southern Company system, non-employee directors of the Company and its subsidiaries, and certain other consultants or service providers. The use of shares of common stock as a component of our compensation program ensures that compensation is directly linked with long-term shareholder value creation and reward participants based on their continued service and/or performance. The following types of awards may be granted under the Omnibus Plan, as designated by the Compensation Committee: stock options, stock appreciation rights (SARs), restricted stock, RSUs, PSUs, PSUs, and cash-based awards. The Company currently has outstanding awards of stock options, RSUs, and PSUs, which are described below.

Stock Options. Stock options permit the holder to purchase shares of common stock at a specified price during specified time periods. The exercise price may not be less than the fair market value of common stock on the grant date. Fair market value is the closing price at which a share of Common Stock was trading on the grant date.

RSUs. RSUs provide an employee the opportunity to earn common stock, cash, or a combination thereof upon the achievement of predetermined performance- or time-based metrics. The Company's current compensation programs include PSUs as part of the annual LTI awards to eligible employees.

PSUs. PSUs provide an employee the opportunity to earn common stock if predetermined performance metrics are met for a predetermined performance period. The Company's current compensation programs include PSUs as part of the annual LTI awards to eligible employees.

Appendix B - Benefit Plan Summary

Other Plans

Deferred Compensation Plan (DCP). The DCP is an unfunded plan that permits participants to defer income as well as certain federal, state and local taxes until a specified date or their retirement, disability, death or other separation from service. Up to 50% of base salary and up to 100% of performance-based non-equity compensation may be deferred at the election of eligible employees.

Under the DCP, participants make an annual election to choose how much compensation to defer, when those deferrals will be paid and how distributions will be paid (in one to ten annual installments).

DCP participants have five notional investment options: the stock equivalent account, the prime equivalent account and three equivalent index fund accounts. Under the terms of the DCP, participants are permitted to transfer between investments at any time.

DCP and AGL NSP Notional Investment Account Options	Summary	2021 Rate of Return
Stock Equivalent Account	Treated as invested at a rate of return equivalent to that of an actual investment in common stock, including crediting dividend equivalents as paid by Southern Company	16.35%
Prime Equivalent Account	Treated as invested in prime interest rate compounding monthly, as published in The Wall Street Journal as the base rate on corporate loans posted as of the last business day of each month by at least 75% of the United States’ largest banks	3.30%
Equivalent Index Fund Accounts	Treated as invested in one of the following:
	► Equivalent Vanguard institutional 500 Index Fund	28.70%
	► Equivalent BlackRock Russell 2000 Index Fund	14.88%
	► Equivalent BlackRock EAFE Equity Index Fund	11.51%

As of January 1, 2018, all of the NEOs were eligible to participate in the DCP. Prior to January 1, 2018, Mr. Evans was a participant in the AGL NSP, described below. There is no enhancement or acceleration of payments under the DCP associated with termination or change-in-control events, other amounts deferred prior to 2005 which can be paid as a lump sum per the Benefit Administration Committee’s discretion. The lump sums that would be payable are those that are reported in the Nonqualified Deferred Compensation table.

AGL NSP

The AGL NSP is a separate deferred compensation program under which each participant has an account which represents a bookkeeping entry reflecting contributions and earnings/losses on the actual performance of the participant’s notional investments. The notional investment options under the AGL NSP mirror the investment options offered under the DCP. Participants are 100% vested in their own contributions and vest in employer-matching contributions over a 3-year period. Mr. Evans has met the vesting requirements under the AGL NSP.

Distributions under the AGL NSP occur in the year following the year of termination of employment. Participants have the option of taking distributions, following termination of employment, in the following forms:

►	a single lump sum cash payment;

►	a lump sum cash payment of a portion of the participant’s account with the remainder distributed in up to 10 equal annual installments; or

►	between one to 10 equal annual installments.

116	Southern Company 2022 Proxy Statement

The Southern Company Footprint

Service territories

- Electric
- Gas

Gas pipelines

- Southern Natural Gas
- Southern Company Gas

Southern Power

- CC Combined-cycle facility
- CT Peaking facility
- S Solar facility
- W Wind facility
- E Energy storage

Southern Company Gas

- LNG LNG facilities
- SS SouthStar
- Natural gas storage
- RNG Renewable natural gas

PowerSecure

- # Owned and/or managed sites per state

Our Companies

Electric Utilities

- Alabama Power
- Georgia Power
- Mississippi Power

Southern Company Gas

- Natural gas distribution utilities in Georgia, Illinois, Tennessee and Virginia
- 73,000 miles of state-regulated natural gas distribution pipelines with 2,600 miles of intrastate natural gas transmission infrastructure

Southern Power

- Leading U.S. wholesale energy provider
- About 50 natural gas, wind, solar and biomass projects across U.S.

PowerSecure

- Distributed infrastructure technologies, energy efficiency and utility infrastructure solutions

Prepared by www.argyleteam.com

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE SOUTHERN COMPANY

The Board of Directors recommends a vote FOR each nominee in Item 1.
1.	Elect 13 Directors:		For	Against	Abstain
	1a.	Janaki Akella	☐	☐	☐
	1b.	Henry A. Clark III	☐	☐	☐
	1c.	Anthony F. Earley, Jr.	☐	☐	☐
	1d.	Thomas A. Fanning	☐	☐	☐
	1e.	David J. Grain	☐	☐	☐
	1f.	Colette D. Honorable	☐	☐	☐
	1g.	Donald M. James	☐	☐	☐
	1h.	John D. Johns	☐	☐	☐
	1i.	Dale E. Klein	☐	☐	☐
	1j.	Ernest J. Moniz	☐	☐	☐
	1k.	William G. Smith, Jr.	☐	☐	☐

		For	Against	Abstain

	1l. Kristine L. Svinicki	☐	☐	☐

	1m. E. Jenner Wood III	☐	☐	☐

The Board of Directors recommends a vote FOR Items 2, 3 and 4.		For	Against	Abstain

2.	Advisory vote to approve executive compensation	☐	☐	☐

3.	Ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm for 2022	☐	☐	☐

4.	Stockholder proposal regarding simple majority vote	☐	☐	☐

UNLESS OTHERWISE SPECIFIED ABOVE, THE SHARES WILL BE VOTED “FOR” ALL ITEMS.

NOTE: The last instruction received in either paper or electronic form prior to the deadline will be the instruction included in the final tabulation.

This Form of Proxy will be voted as specified by the undersigned. If no choice is indicated, the shares will be voted as the Board of Directors recommends. On other matters that come before the annual meeting, and any adjournments or postponements thereof, the Proxies are authorized to vote in their discretion.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders dated April 15, 2022.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET
(Not Transferable)

2022 Annual Meeting of Stockholders
10 a.m., ET, May 25, 2022

The Lodge Conference Center
Callaway Gardens
4500 Southern Pine Drive
Pine Mountain, GA 31822

Please present this Admission Ticket, along with photo identification, in order to gain admittance to the meeting.

Ticket admits only the stockholder(s) listed on the reverse side and is not transferable.

Directions to Meeting Site:

From Atlanta, GA - Take I-85 south to I-185 (Exit 21), then take Exit 34, Georgia Highway 18. Take Georgia Highway 18 east to Callaway.

From Birmingham, AL - Take U.S. Highway 280 east to Opelika, AL, then I-85 north to Georgia Highway 18 (Exit 2). Take Georgia Highway 18 east to Callaway.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
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D71435-P69805

FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM	FORM OF PROXY AND TRUSTEE VOTING INSTRUCTION FORM

PROXY SOLICITED ON BEHALF OF BOARD OF DIRECTORS AND PLAN TRUSTEE

If a stockholder of record, the undersigned hereby appoints Thomas A. Fanning, James Y. Kerr II and Daniel S. Tucker, or any of them, Proxies, with full power of substitution in each, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of The Southern Company, to be held on May 25, 2022 at 10:00 a.m., ET, at The Lodge Conference Center, Callaway Gardens, Pine Mountain, Georgia 31822, and any adjournments or postponements thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form.

If a beneficial owner holding shares through The Southern Company Employee Savings Plan (ESP), the undersigned directs the trustee of the ESP (Trustee) to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders, and any adjournments or postponements thereof, on all matters properly coming before the meeting, including, without limitation, the items listed on the reverse side of this form. Procedures are in place to safeguard the confidentiality of your voting instructions. If you do not provide the Trustee with timely voting instructions, the Pension Fund Investment Review Committee may direct the Trustee how to vote these shares.

This Form of Proxy and Trustee Voting Instruction Form (Form of Proxy) is solicited jointly by the Board of Directors of The Southern Company and the Trustee pursuant to a separate Notice of Annual Meeting and Proxy Statement. If not voted electronically, this Form of Proxy should be mailed in the enclosed envelope to the Company’s proxy tabulator at 51 Mercedes Way, Edgewood, NY 11717. The deadline for receipt of the Form of Proxy for the Trustee is 11:00 a.m., ET, on Tuesday, May 24, 2022. The deadline for receipt of shares of record voted through the Form of Proxy is 9:00 a.m., ET, on Wednesday, May 25, 2022. The deadline for receipt of instructions provided electronically is 11:59 p.m., ET, on Tuesday, May 24, 2022.

The proxy tabulator will report separately to the Proxies named above and to the Trustee as to proxies received and voting instructions provided, respectively.

THIS FORM OF PROXY WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED. IF NO CHOICE IS INDICATED, THE SHARES WILL BE VOTED AS THE BOARD OF DIRECTORS RECOMMENDS. ON OTHER MATTERS THAT COME BEFORE THE ANNUAL MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION.

Continued and to be voted and signed on reverse side.